--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                            ASPECT DEVELOPMENT, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7372                                   25-1622857
    (State or other jurisdiction of             (Primary Standard Industrial           (IRS Employer Identification No.)
     incorporation or organization)             Classification Code Number)

                           --------------------------

                              1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-2700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 DAVID S. DURY
                           SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                            ASPECT DEVELOPMENT, INC.
                              1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:
                              JAMES C. KITCH, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                           --------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of ASTA Merger Sub, Inc. with and into Transition Analysis Component Technology, Inc., (TACTech) as described in the Agreement and Plan of Reorganization, dated as of January 17, 2000, as amended April 6, 2000 attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                           --------------------------

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933 (Securities Act), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
                                             AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)          PER SHARE         OFFERING PRICE           FEE(2)
Common Stock, $(.001 par value).........        450,848             $.0127142           $21,712,839           $5,732.19

(1) The amount of Aspect Development, Inc. ("Aspect") common stock to be registered has been determined by multiplying the exchange ratio (0.6647302 of a share of Aspect common stock) by the maximum aggregate number of shares of TACTech (678,242).

(2) The registration fee was calculated pursuant to 457(f) as 0.000264 multiplied by $48.16 (the average of the high and low prices of Aspect common stock on the Nasdaq National Market on April 4, 2000), multiplied by 450,848.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                22687 Old Canal Road
                       Yorba Linda, California 92887-4608
                                 (714) 974-7676

     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [APRIL 20,] 2000

                                     [date]

To the Stockholders of
Transition Analysis Component Technology, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Transition Analysis Component Technology, Inc., a Delaware corporation (TACTech), will be held at [8:00] a.m., local time, on [April 20,] 2000 at the [Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591] for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of TACTech with Asta Merger Sub, Inc. (Asta Merger Sub), a wholly-owned subsidiary of Aspect Development, Inc. (Aspect), following which, TACTech will become a wholly-owned subsidiary of Aspect, and the stockholders of TACTech will receive their proportionate interest in 450,848 shares of Aspect common stock in exchange for their shares of common stock of TACTech; and

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    This proxy statement/prospectus also constitutes notice to TACTech stockholders of appraisal rights with respect to the merger pursuant to
Section 262 of the Delaware General Corporation Law (DGCL).

    TACTECH'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER.

    Each of the foregoing items of business is more fully described in this proxy statement/prospectus, which we urge you to read carefully.

    Stockholders of record at the close of business on March 20 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger will require the affirmative vote of the holders of TACTech capital stock representing two-thirds of the votes of the outstanding shares of TACTech common stock entitled to vote.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

    THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS SUBJECT TO COMPLETION AND MAY BE CHANGED. ASPECT MAY NOT ISSUE THE ASPECT COMMON STOCK IN THE MERGER UNTIL THE REGISTRATION STATEMENT IT HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SUCH SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SUCH SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

    WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 12.

    THE COMMON STOCK OF ASPECT IS LISTED FOR QUOTATION ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL "ASDV."

                                      By Order of the Board of Directors,
                                      Deborah J. Schrader,
                                      Secretary

Yorba Linda, California
            , 2000

    This proxy statement/prospectus is dated       , 2000, and was first mailed
to stockholders on or about       , 2000.

Dated: [date]

                                   PROSPECTUS

    Aspect Development, Inc. (Aspect) and Transition Analysis Component Technology, Inc. (TACTech) have entered into a merger agreement. As a result of the merger contemplated by the merger agreement, TACTech would become a wholly-owned subsidiary of Aspect. In the merger, TACTech stockholders would receive 0.6647302 of a share of Aspect common stock for each share of TACTech common stock cancelled as a result of the merger.

    The merger cannot be completed unless the holders of TACTech common stock adopt the merger agreement that is described in this proxy statement/prospectus and is attached as Annex A to this proxy statement/prospectus.

    TACTech's board of directors unanimously recommends that TACTech stockholders vote for adoption of the merger agreement. In addition, Robert M. Schrader, Robert E. Schrader, Stacy J. Schrader, Deborah J. Schrader, Martin Fawer, Malcolm Baca, Bruce Blackford and Jeffrey Hanser, the holders of approximately 66% of the outstanding TACTech common stock, have agreed to vote for adoption of the merger agreement.

    All share and share price information concerning Aspect has been adjusted to reflect the two-for-one stock split effected in August 1998 and the two-for-one stock split effected in March 2000.

    This proxy statement/prospectus provides you with detailed information about the merger agreement and the proposed merger. Please see "Where You Can Find More Information" on page 66 for additional information on Aspect and TACTech.

                             AVAILABLE INFORMATION

    Aspect has filed with the commission a registration statement on Form S-4 under the Securities Act of 1933 (Securities Act), of which this proxy statement/prospectus is a part. This proxy statement/prospectus does not contain all of the information in the full registration statement and its exhibits. This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. Statements made in this proxy statement/prospectus about any contract, agreement or other document filed as an exhibit to the registration statement or annexed to this proxy statement/prospectus are not necessarily complete. In each instance for a more complete description you should read such contract, agreement or other document. The registration statement shall be deemed qualified in its entirety by this reference and the exhibits.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information. Aspect is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this proxy statement/prospectus.

                               TABLE OF CONTENTS

SUMMARY.....................................................       1

RISK FACTORS................................................      12

BUSINESS OF TACTECH.........................................      15

BUSINESS OF ASPECT..........................................      19

THE SPECIAL MEETING OF THE STOCKHOLDERS OF TRANSITION
  ANALYSIS
  COMPONENT TECHNOLOGY, INC.: DATE, TIME AND PLACE OF THE
  SPECIAL MEETING...........................................      28

  Matters To Be Considered At The Special Meeting...........      28

  Voting at the Special Meeting; Record Date; Quorum........      28

  Proxies...................................................      28

THE MERGER..................................................      29

  Background Of The Merger..................................      29

  TACTech's Reasons For The Merger..........................      31

  Aspect's Reasons For The Merger...........................      32

  Federal Income Tax Considerations.........................      33

  Accounting Treatment......................................      35

  Regulatory Approvals......................................      35

  Appraisal Rights..........................................      35

  Restriction on Resales of Aspect Common Stock.............      36

THE MERGER AGREEMENT........................................      37

  Closing and Effective Time of the Merger..................      37

  Exchange of Stock Certificates............................      37

  Representations and Warranties............................      38

  Covenants; Conduct of the Businesses Prior to the
    Merger..................................................      38

  No Solicitation of Acquisition Proposals..................      40

  Conditions to the Merger..................................      41

  Conduct of the Business of the Combined Companies
    Following the Merger....................................      43

  Termination...............................................      44

VOTING AGREEMENT............................................      45

INTERESTS OF CERTAIN PERSONS IN THE MERGER..................      46

COMPARISON OF RIGHTS OF HOLDERS OF SECURITIES OF ASPECT AND
  OF TACTECH................................................      46

DESCRIPTION OF TACTECH AND ASPECT CAPITAL STOCK.............      48

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS;
  VOTE REQUIRED.............................................      50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF TACTECH.....................................      51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF ASPECT......................................      52

SELECTED TACTECH HISTORICAL FINANCIAL DATA..................      54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF TACTECH FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      55

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................      61

PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF
  DECEMBER 31, 1999.........................................      62

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF
  OPERATIONS YEAR ENDED DECEMBER 31, 1999...................      63

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL INFORMATION.....................................      64

LEGAL MATTERS...............................................      65

ACCOUNTANTS.................................................      65

EXPERTS.....................................................      65

STOCKHOLDER PROPOSALS AT THE COMPANY'S NEXT ANNUAL MEETING
  OF STOCKHOLDERS...........................................      65

WHERE YOU CAN FIND MORE INFORMATION.........................      66

OTHER MATTERS...............................................      67

TACTECH FINANCIAL STATEMENTS................................     F-1

                                LIST OF ANNEXES

        ANNEX
       NUMBER           DESCRIPTION
---------------------   -----------
                        Merger Agreement and First Amendment (without schedules and
Annex A..............   exhibits)

Annex B..............   Section 262 of the Delaware General Corporation Law

                                    SUMMARY

    THIS SECTION HIGHLIGHTS SELECTED INFORMATION RELATED TO THE MERGER. HOWEVER, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE DOCUMENT, INCLUDING THE EXHIBITS AND ANNEXES, AND THE DOCUMENTS INCORPORATED BY REFERENCE.

THE COMPANIES

ASPECT (See Page 19)

    Aspect develops, markets and supports enterprise solutions combining client/server software and content databases that enable manufacturers to improve product development and business processes through component and supplier management.

    On March 13, 2000, Aspect announced that it had entered into an agreement to merge with i2 Technologies, Inc. (i2 Technologies), pursuant to which each share of Aspect common stock, including the shares to be issued to the TACTech stockholders as described herein, will be exchanged for 0.55 shares of common stock of i2 Technologies.

    Aspect was originally incorporated in Pennsylvania in February 1990 and reincorporated in Delaware in March 1993. Aspect's principle executive offices are located at 1395 Charleston Road, Mountain View, California, and its telephone number is (650) 428-2700.

TACTECH (See Page 15)

    TACTech was organized in 1987 as a 90%-owned subsidiary of Zing Technologies, Inc. (Zing). It became an independently owned, stand-alone company in 1997 as a result of a spinoff to Zing's stockholders. TACTech is a semiconductor information service company which licenses proprietary software tools combined with electronic semiconductor availability libraries and data bases that are utilized by customers largely engaged in the defense and aerospace industries, and by other industrial users of semiconductors, located in the United States and elsewhere in the world.

    TACTech's data bases and libraries contain information covering more than 133,000 individual military semiconductor devices and more than 326,000 commercial and industrial devices. The data bases are continually updated and are available for delivery to customers on a real-time on-line basis.

    TACTech has developed proprietary analysis procedures which produce a production and available life cycle estimate for each device type contained in its library. Customers can access TACTech's information either through a library inquiry subscription service or through a service which applies TACTech's life cycle and compatibility analytical tools to the customer's complete product bill of materials.

    TACTech will become a wholly-owned subsidiary of Aspect after the merger.

    The mailing address of the principal executive office of TACTech is 22687 Old Canal Road, Yorba Linda, California, 92887-4608, and its telephone number is
(714) 974-7676.

ASTA MERGER SUB

    Asta Merger Sub is a wholly-owned subsidiary of Aspect formed in Delaware for the sole purpose of the merger. Asta Merger Sub's principal executive offices are located at 1395 Charleston Road, Mountain View, California, and its telephone number is (650) 428-2700.

THE ASPECT MERGER (See Page 29)

    TACTech stockholders are being asked to approve the merger of TACTech and Asta Merger Sub. After the merger, all of the shares of TACTech common stock will be cancelled, and the current TACTech stockholders will receive a total of up to 450,848 shares of Aspect common stock in exchange. TACTech will become a wholly-owned subsidiary of Aspect.

THE SPECIAL MEETING (See Page 28)

    The special meeting of TACTech stockholders will be held at [8:00] A.M. on [April 20,] 2000. Stockholders will be asked to approve the merger with Aspect. Approval by two-thirds of the outstanding shares of TACTech common stock is required to approve the merger. On the record date, TACTech directors, executive officers and their affiliates owned and had the right to vote 176,831 shares of TACTech common stock (approximately 29.4% of the TACTech common stock then outstanding).

REGULATORY APPROVALS (See Page 35)

    Aspect and TACTech are not required to notify the Federal Trade Commission
(FTC) or the Antitrust Division of the United States Department of Justice (Antitrust Division) before completing the merger. However, either the FTC or the Antitrust Division has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

FEDERAL INCOME TAX CONSEQUENCES (See Page 33)

    It is a condition to the completion of the merger that Aspect and TACTech receive legal opinions from their outside counsel to the effect that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a tax-free reorganization, TACTech stockholders will not recognize any gain or loss for United States federal income tax purposes when they exchange their shares of TACTech common stock for Aspect common stock. However, TACTech stockholders may recognize gain or loss if they receive cash instead of a fractional share of Aspect common stock.

    Tax matters are very complicated and the tax consequences of the merger for TACTech stockholders will depend on the facts of their situations. Each TACTech stockholder should consult his tax advisor for a full understanding of the tax consequences of the merger to him.

APPRAISAL RIGHTS (See Page 35)

    Under the Delaware General Corporation Law, the holders of TACTech common stock have the right to seek an appraisal of, and to be paid the fair value of, their shares. Section 262 of the Delaware General Corporation Law, which governs the rights of stockholders who wish to seek appraisal of their shares, is summarized under the heading "Appraisal Rights" on pages 35 and 36, and is attached as Annex B.

THE I2 TECHNOLOGIES/ASPECT MERGER

    Pursuant to a merger agreement announced on March 13, 2000, Aspect has agreed to be acquired by i2 Technologies in a merger transaction in which, if completed, Aspect would become a subsidiary of i2 Technologies and the outstanding common stock of Aspect would be converted into i2 Technologies common stock at the rate of 0.55 shares of i2 Technologies common stock for each share of Aspect common stock. Options held by Aspect employees, including options held by TACTech employees that are assumed by Aspect in connection with the acquisition of TACTech by Aspect, will be assumed by i2 Technologies on an equivalent basis. The i2 Technologies merger is expected to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and will be accounted for as a purchase. As of April 3, 2000, the closing price of the i2 Technologies common stock on the Nasdaq National Market was $92.75.

    The merger agreement is subject to a number of conditions, including approval by the stockholders of both Aspect and i2 Technologies and applicable regulatory approvals. Stockholders of Aspect holding approximately 27% of the outstanding common stock of Aspect have agreed to vote in favor of the i2 Technologies merger. The meeting of stockholders of Aspect to vote on the i2 Technologies merger has not yet been scheduled. If the record date for determining the stockholders of Aspect entitled to vote on the i2 Technologies merger is earlier than the closing date of the merger of TACTech and Aspect, the shareholders of TACTech will not be given an opportunity to be informed about or to vote on the i2 Technologies transaction.

    i2 Technologies is the leading global provider of intelligent eBusiness solutions. Founded in 1988, i2 Technologies's vision is to add $50 billion of value for its customers by the year 2005. i2 Technologies is headquartered in Dallas, Texas, has approximately 3,000 employees and maintains offices worldwide.

    Additional information concerning the i2 Technologies merger can be found in Aspect's Form 8-K Report filed on March 17, 2000 and the Schedule 13D Report filed by i2 Technologies on March 22, 2000 and is not included in this proxy statement/prospectus.

MARKET FOR COMMON STOCK (See Pages 9 and 10)

    TACTech common stock is traded in the over-the-counter ("bulletin board") market for securities that do not meet the Nasdaq SmallCap market listing requirements under the symbol "TRZA". Aspect's common stock has been traded on the NASDAQ National Market under the symbol "ASDV" since Aspect's initial public offering in May 1996. According to Aspect's transfer agent, Aspect had approximately 199 stockholders of record as of January 14, 2000. Because many of Aspect's shares are held by brokers and other institutions on behalf of stockholders, Aspect is unable to estimate the total number of stockholders represented by these recordholders. On January 14, 2000, the last trading date prior to the announcement of the merger, the last reported sale price per share for Aspect common stock on the Nasdaq National Market and the last reported sale price per share for TACTech common stock on the bulletin board market were as follows:

                                                                  ASPECT            TACTECH
                                                               COMMON STOCK      COMMON STOCK
                                                              PER SHARE PRICE   PER SHARE PRICE
                                                              ---------------   ---------------
January 14, 2000............................................      $35.56            $19.875

               SELECTED HISTORICAL SUMMARY FINANCIAL INFORMATION

    The selected historical summary financial information of Aspect set forth below should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements incorporated by reference in this proxy statement/prospectus. The Aspect consolidated statement of operations data for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998, are derived from, and are qualified by reference to, the audited consolidated financial statements of Aspect incorporated by reference in this proxy statement/ prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1995, and the consolidated balance sheet data as of December 31, 1997, 1996 and 1995, are derived from audited consolidated financial statements of Aspect not included, or incorporated by reference, in this proxy statement/prospectus.

    The selected historical summary financial information of TACTech set forth below should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements included in this proxy statement/prospectus. The consolidated statement of operations data for the years ended June 30, 1999 and 1998, and the consolidated balance sheet data as of June 30, 1999 and 1998, are derived from the consolidated financial statements of TACTech as included in its June 30, 1999 Form 10-KSB (as amended) and included in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended December 31, 1999 and 1998, and the consolidated balance sheet data as of December 31, 1999, are derived from the condensed consolidated financial statements of TACTech as included in its December 31, 1999 Form 10-QSB and included in this proxy statement/ prospectus, which have been prepared by TACTech on a basis consistent with the consolidated financial statements included in this proxy statement/prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the data. The results of operations for these interim periods are not necessarily indicative of results to be expected for any subsequent period.

             ASPECT SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   1999       1998       1997       1996       1995
                                                 --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues.................................  $95,145    $86,365    $49,929    $30,458    $15,563
Total cost of revenues.........................   15,550     11,556      8,049      4,507      2,731
Gross profit...................................   79,595     74,809     41,880     25,951     12,832
Operating income (loss)........................    3,773     17,772     (5,679)      (381)    (2,580)
Net income (loss)..............................  $ 7,779    $16,025    $(4,871)   $   885    $(2,545)
                                                 -------    -------    -------    -------    -------
Net income (loss) per share--basic.............  $  0.13    $  0.27    $ (0.09)   $  0.02    $ (0.07)
                                                 -------    -------    -------    -------    -------
Net income (loss) per share--diluted...........  $  0.12    $  0.24    $ (0.09)   $  0.02    $ (0.07)
                                                 -------    -------    -------    -------    -------
Number of shares used in computing per share
  amounts--basic...............................   58,726     59,862     55,268     48,020     36,100
                                                 -------    -------    -------    -------    -------
Number of shares used in computing per share
  amounts--diluted.............................   66,180     66,300     55,268     55,020     36,100
                                                 -------    -------    -------    -------    -------

                                                                      DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1999       1998       1997       1996       1995
                                                  --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments...................................  $76,204    $81,473    $55,056    $57,831     $6,095
Working capital.................................   83,672     79,438     48,521     56,440      3,927
Total assets....................................  135,904    114,782     81,720     73,273     14,159
Long-term obligations, less current portion            --         --         11      2,365      2,620
Stockholders' equity............................   98,779     88,840     58,574     58,746      3,855

                     TACTECH SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  SIX MONTHS ENDED
                                                           YEAR ENDED JUNE 30,      DECEMBER 31,
                                                           -------------------   -------------------
                                                             1999       1998       1999       1998
                                                           --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues...........................................   $4,512     $3,483     $2,509     $2,127
Operating income (loss)..................................      214       (693)       129         57
Net income (loss)........................................   $  150     $ (735)    $    5     $   22
                                                            ------     ------     ------     ------
Net income (loss) per share--basic.......................   $ 0.25     $(1.25)    $ 0.01     $ 0.04
                                                            ------     ------     ------     ------
Net income (loss) per share--diluted.....................   $ 0.24     $(1.25)    $ 0.01     $ 0.04
                                                            ------     ------     ------     ------
Number of shares used in computing per share
  amounts--basic.........................................      599        586        599        599
                                                            ------     ------     ------     ------
Number of shares used in computing per share amounts--
  diluted................................................      621        586        639        617
                                                            ------     ------     ------     ------

                                                                   JUNE 30,         DECEMBER 31,
                                                              -------------------   ------------
                                                                1999       1998         1999
                                                              --------   --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........   $ 212      $ 120         $ 420
Working capital (deficit)...................................    (558)      (106)         (501)
Total assets................................................   1,768      1,394         1,876
Long-term obligations, less current portion.................      --        620            --
Stockholders' equity (deficit)..............................    (120)      (271)         (115)

                      SUMMARY PRO FORMA UNAUDITED COMBINED
                        CONDENSED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The unaudited summary pro forma combined condensed financial information of Aspect and TACTech is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus. In preparing the pro forma combined condensed statement of operations data, the TACTech operations have been included as if the merger had occurred at the beginning of 1999. The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the beginning of 1999, nor is it necessarily indicative of future operating results or financial position of the combined companies.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
STATEMENT OF OPERATIONS DATA:
Total revenues..............................................      $100,039
Total cost of revenues......................................        15,550
Gross profit................................................        84,489
Income from operations......................................         1,278
Net income..................................................         5,154
Net income per share--basic.................................      $   0.09
Net income per share--diluted...............................      $   0.08
Number of shares used in computing per share
  amounts--basic............................................        59,122
Number of shares used in computing per share
  amount--diluted...........................................        66,616

                                                              DECEMBER 31, 1999
                                                              -----------------
BALANCE SHEET DATA AT PERIOD END:
Cash and cash equivalents and short-term investments........      $ 76,624
Working capital.............................................        82,971
Total assets................................................       151,665
Total stockholders' equity..................................       112,349

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Aspect and TACTech and combined per share data on an unaudited pro forma basis after giving effect to the merger and assuming that 0.6647302 of a share of Aspect common stock is issued in exchange for each outstanding share of TACTech common stock and stock underlying options and warrants. This data should be read in conjunction with the selected historical financial information, the pro forma unaudited combined condensed financial information and the separate historical consolidated financial statements of Aspect and notes thereto and historical consolidated financial statements of TACTech and notes thereto, incorporated by reference or included elsewhere in this proxy statement/prospectus. The pro forma unaudited combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operating results.

    The equivalent TACTech pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated exchange ratio of
0.6647302 of a share of Aspect common stock for each share of TACTech common stock.

    Pro forma combined earnings per share reflects Aspect's net income for the year ended December 31, 1999, and TACTech's net income for the six months ended June 30, 1999 combined with the six months ended December 31, 1999, and is based upon Aspect's weighted average common shares outstanding for fiscal 1999, and approximately 396,000 shares of Aspect's common stock assumed to be issued in the merger, which excludes options and warrants to purchase approximately 54,000 shares of common stock which will be assumed in the merger.

                                                              YEAR ENDED OR AS OF
                                                               DECEMBER 31, 1999
                                                              -------------------
Historical--Aspect
  Net income per share
    Net income per share--basic.............................         $0.13
    Net income per share--diluted...........................         $0.12
Book value per share........................................         $1.67

                                                          YEAR ENDED OR AS OF   6 MONTHS ENDED OR AS OF
                                                             JUNE 30, 1999         DECEMBER 31, 1999
                                                          -------------------   -----------------------
Historical--TACTech
  Net income per share
    Net income per share--basic.........................        $ 0.25                  $ 0.01
    Net income per share--diluted.......................        $ 0.24                  $ 0.01
Book value per share....................................        $(0.20)                 $(0.19)

                                                              YEAR ENDED OR AS OF
                                                               DECEMBER 31, 1999
                                                              -------------------
Pro Forma combined net income per share
  Pro forma combined net income per Aspect share--basic.....         $0.09
  Pro forma combined net income per Aspect share--diluted...         $0.08
  Equivalent pro forma net income per TACTech
    share--basic............................................         $0.06
  Equivalent pro forma net income per TACTech
    share--diluted..........................................         $0.05

Pro Forma combined book value per share
  Pro forma combined book value per Aspect share............         $1.90
  Equivalent pro forma book value per TACTech share.........         $1.26

                      MARKET PRICES OF TACTECH SECURITIES

    The common stock of TACTech is traded in the over-the-counter ("bulletin board") market for securities that do not meet the Nasdaq Small Cap Market listing requirements under the symbol "TRZA." The following table sets forth the high and low closing prices of TACTech's common stock for the periods presented. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ending June 30, 1998
  First Quarter.............................................   $ 8.50     $ 0.93
  Second Quarter............................................     8.50       4.00
  Third Quarter.............................................     8.00       4.62
  Fourth Quarter............................................     8.00       4.50

Fiscal Year Ending June 30, 1999
  First Quarter.............................................   $ 7.50     $ 5.50
  Second Quarter............................................     9.50       4.50
  Third Quarter.............................................    12.00       6.50
  Fourth Quarter............................................    11.00       5.00

Fiscal Year Ending June 30, 2000
  First Quarter.............................................   $19.56     $ 8.00
  Second Quarter............................................    13.25       6.50
  Third Quarter to March 28, 2000...........................    45.13      14.25

    As of March 28, 2000, the price of TACTech's common stock was $42.00. As of March 28, 2000, there were 598,734 shares of common stock outstanding owned by 44 holders of record.

    No cash dividends have been paid on TACTech's common stock for the fiscal years ended June 30, 1999 and 1998. The present policy of TACTech is to retain earnings to provide funds for the operations and expansion of its business. Under an existing bank credit facility, TACTech may not pay dividends without the consent of the bank.

                       MARKET PRICES OF ASPECT SECURITIES

    Aspect's common stock has been traded on the Nasdaq National Market under the symbol "ASDV" since Aspect's initial public offering in May 1996. According to Aspect's transfer agent, Aspect had approximately 179 stockholders of record as of April 3, 2000. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Aspect is unable to estimate the total number of stockholders represented by these recordholders. The following table sets forth the high and low closing prices of Aspect's common stock for the periods presented.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................   $13.72     $10.57
  Second Quarter............................................    19.03      13.28
  Third Quarter.............................................    21.28      14.28
  Fourth Quarter............................................    22.16       8.88

FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   $20.50     $11.35
  Second Quarter............................................    11.21       3.28
  Third Quarter.............................................    13.00       7.50
  Fourth Quarter............................................    34.25      12.63

FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter to April 3, 2000............................   $96.81     $33.13

    Aspect's policy has been to reinvest earnings to fund future growth. Accordingly, Aspect has not paid dividends and does not anticipate declaring dividends on its common stock in the foreseeable future.

                           COMPARATIVE PER SHARE DATA

    MARKET PRICE DATA

    The table below presents the closing prices per share of Aspect common stock on the Nasdaq National Market and of TACTech common stock on the over-the-counter market for securities that do not meet the Nasdaq Small Cap Market listing requirements on January 14, 2000, the last full trading day immediately preceding the public announcement of the proposed merger, and on March 28, 2000, the last practicable day for which closing prices were available at the time of the mailing of this proxy statement/ prospectus, as well as the "equivalent stock price" of shares of TACTech common stock on such dates. The "equivalent stock price" of shares of TACTech common stock represents the per share closing price for Aspect common stock on the Nasdaq National Market at such specified date, multiplied by the exchange ratio of 0.6647302, which is the number of shares of Aspect common stock that a TACTech stockholder would receive for each share of TACTech common stock. TACTech stockholders should obtain current market quotations for the shares of Aspect common stock and TACTech common stock prior to making any decision which respect to the merger.

                                                 ASPECT                TACTECH                TACTECH
                                              COMMON STOCK          COMMON STOCK       EQUIVALENT STOCK PRICE
                                           (DOLLARS PER SHARE)   (DOLLARS PER SHARE)    (DOLLARS PER SHARE)
                                           -------------------   -------------------   ----------------------
January 14, 2000.........................         35.56                19.875                  23.638
March 28, 2000...........................        84.188                 42.00                  55.962

                                  RISK FACTORS

    THE FOLLOWING FACTORS RELATING TO THE BUSINESS OF ASPECT AND THE RISKS OF HOLDING ASPECT COMMON STOCK SHOULD BE CONSIDERED CAREFULLY BY THE STOCKHOLDERS OF TACTECH IN DETERMINING WHETHER TO VOTE IN FAVOR OF THE MERGER. IN THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS, "WE," "US" OR "OUR" REFERS TO ASPECT.

DUE TO OUR PENDING MERGER WITH I2 TECHNOLOGIES, WE ARE SUBJECT TO RISKS AFFECTING I2'S STOCK PRICE AND THE RISK THAT THAT MERGER MAY NOT BE COMPLETED.

    We announced on March 13, 2000 that we have entered into a merger agreement with i2 Technologies pursuant to which our stockholders will receive 0.55 shares of i2 Technologies common stock for each outstanding share of our common stock. Since we may terminate the agreement only in very limited circumstances and the exchange ratio is not subject to adjustment, our stock price will be affected by changes in the i2 stock price. Accordingly, our stockholders are subject to the risk of downward movement in our stock price as a result of adverse developments in i2's business. Moreover, if for any reason we are unable to complete the merger with i2, the price of our common stock may be adversely affected. These risk factors do not reflect any risks related to the prospective merger of Aspect into i2 Technologies or the possible failure of such merger to be approved or consummated.

OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE AND CAUSE OUR STOCK PRICE TO DECLINE.

    Our revenues and operating results have fluctuated in the past and may continue to do so in the future. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the market price of our common stock could decline significantly. Our revenues and operating results could be materially adversely affected by many factors, some of which are outside our control, including, among others:

    - the relatively long sales and implementation cycles for our products;

    - the size and timing of individual license transactions;

    - seasonality of revenues;

    - changes in our operating expenses;

    - changes in the mix of products and services sold;

    - timing of introduction or enhancement of products by us or our competitors;

    - market acceptance of new products;

    - technological changes in software or database technology;

    - personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel;

    - changes in customers' budgeting cycles;

    - foreign currency exchange rates;

    - quality control of products sold; and

    - economic conditions generally and in specific industry segments.

OUR BUSINESS DEPENDS ON SEASONAL SALES, WHICH MAY SUBJECT US TO FINANCIAL RISKS.

    Our business has experienced and is expected to continue to experience seasonality, in part due to customer buying patterns and our expense patterns. In recent years, we have generally had stronger demand for our products during the quarter ending December 31 and have incurred higher personnel costs in the quarter ending June 30. We believe that these patterns will continue for the foreseeable future.

BECAUSE OUR BUSINESS DEPENDS ON SHORT-TERM LICENSE REVENUES, OUR INABILITY TO COMPENSATE FOR ANY UNEXPECTED SHORTFALL COULD HURT OUR BUSINESS.

    Licenses of our decision support software and reference data products have historically accounted for the substantial majority of our revenues, and we anticipate that this trend will continue for the foreseeable future. We generally ship products within a short period of time after execution of a license agreement. As a result, we typically do not have a material backlog of unfilled license orders, and revenues in any quarter are substantially dependent on license revenues recognized in that quarter. Our expense levels are based, in part, on our expectations as to future revenues and to a large extent are fixed in the short term. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues, and any significant shortfall of demand in relation to our expectations or any material delay of customer orders would have an almost immediate material adverse effect on our business, financial condition or results of operations. As a result, it is likely that in some future period our results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to our business, the price of our common stock would likely drop significantly.

OUR SALES TO CUSTOMERS MAY BE DELAYED.

    The licensing of our decision support software and reference data products generally requires us to engage in a sales cycle lasting six to twelve months or longer, during which we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. In addition, the implementation of our standard products typically involves a significant commitment of resources by our customers over an extended period of time and is commonly associated with reengineering of product development and business processes. For these reasons, sales and customer implementation cycles are subject to delays over which we may have little or no control. Any delay in the sale or customer implementation of a larger license or a number of smaller licenses would have a material adverse effect on our business, financial condition or results of operations and cause our operating results to vary significantly from quarter to quarter.

WE DEPEND ON A LIMITED NUMBER OF PRODUCTS.

    We currently derive substantially all of our revenues from the licensing of our decision support software and family of reference content databases and fees from related services. These products and services are expected to continue to account for substantially all of our revenues for the foreseeable future. While we believe that to date our customers have not experienced significant problems with such products, if our customers were to do so in the future or if they were dissatisfied with product functionality or performance, our business, financial condition or results of operations could be materially adversely affected.

COMPETITION OR TECHNOLOGICAL CHANGE MAY HURT OUR BUSINESS.

    The market for business to business electronic commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. There can be no assurance that our products will achieve broader market acceptance or that we will be successful in marketing our products or enhancements thereto. In the event that our current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than our products, demand for our products would decline. A decline in demand for, or market acceptance of, the Explore software or reference content databases as a result of competition, technological change, evolution of the Internet or other factors would have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO SUPPORT OUR GROWTH EFFECTIVELY.

    We have experienced significant growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations, which has placed a significant strain on our management. Our future results of operations will depend in part on the ability of our officers and other key employees to continue to implement and expand our operational, customer support and financial control systems and to expand, train and manage our employee base. In addition, we believe that our future success will also depend to a significant extent upon our ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and we expect that such competition will continue for the foreseeable future. We have from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on our business, financial condition or results of operations.

OUR FAILURE TO BE YEAR 2000 COMPLIANT COULD HURT OUR BUSINESS.

    Although we believe that all of our current products record, store, process, calculate and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, Y2K compliance issues may arise with respect to customers, internal management systems or third-party suppliers that may result in unforeseen costs or delays and therefore may have a material adverse effect on us.

WE MAY MAKE FUTURE ACQUISITIONS.

    To implement our business plans, we may make further acquisitions in the future, which will require significant financial and management resources both at the time of the transaction and during the process of integrating the newly-acquired business into our operations. Our operating results could be adversely affected if we are unable to successfully integrate such new companies into its operations. There can be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to our sales or earnings, or that sales and earnings from combined businesses will not be adversely affected by the integration process. Certain acquisitions or strategic transactions may be subject to approval by the other party's board of directors or stockholders, domestic or foreign governmental agencies or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by us could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, contingent liabilities, amortization expenses related to goodwill and other intangible assets and expenses incurred to align the accounting policies and practices of the acquired companies with our accounting policies and practices. These factors could adversely affect our future operating results, financial position and cash flows as some of our competitors have pursued a strategy of growth through acquisition, and there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.

OUR SUCCESS DEPENDS ON SALES TO LIMITED CUSTOMERS.

    Historically, a relatively small number of customers have accounted for a significant percentage of our total revenues, and we expect that we will continue to experience significant customer concentration for the foreseeable future. There can be no assurance that such customers or any other customers will in the future continue to license or purchase products or services from us at levels that equal or exceed those of prior periods, or at all.

OUR SUCCESS DEPENDS ON CERTAIN STRATEGIC RELATIONSHIPS.

    We believe that, in order to provide competitive Inbound Supply Chain Management solutions, it will be necessary to develop, maintain and enhance close associations with other enterprise data management vendors such as eProcurement, database, hardware, data, Enterprise Resource Planning (ERP), Product Data Management (PDM), Advanced Planning & Scheduling, Computer Aided Design (CAD) and professional service companies. We have established marketing, selling and consulting relationships with many such vendors, but there can be no assurance that we will be able to maintain its existing relationships or enter into new relationships with such vendors.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO RISKS.

    We have operations in Bangalore, India with 422 employees as of February 1, 2000. We are dependent to a significant extent upon the ability of our Indian operations to successfully maintain and upgrade our reference data products. We believe that the success of our Indian operations will depend in large part upon our ability to attract, train and retain highly skilled technical and management personnel in India. Competition for such personnel in India is intense, and there can be no assurance that we will be successful in attracting a sufficient number of qualified personnel. We are directly affected by the political and economic conditions to which India is subject. In addition, many of our expenses in India are paid in Indian currency, thereby subjecting us to the risk of foreign currency fluctuations. Any difficulties in coordinating or managing the Indian operations due to cultural, geographic, communication or other reasons could have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.

    As part of our business strategy, we intend, directly and through relationships with our strategic partners, to support marketplaces which conduct business to business electronic commerce. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results, and financial condition could be materially impacted. This strategy is unproven and we have limited experience in this area. We cannot assure you that we will generate significant revenues from these areas.

                              BUSINESS OF TACTECH

INTRODUCTION

    TACTech was incorporated in Delaware in 1987 and was owned 90% by Zing until June 30, 1997, when the common stock of TACTech was distributed by Zing to its stockholders. TACTech is a semiconductor information service company which licenses proprietary computer software tools combined with electronic semiconductor availability libraries and data bases that are utilized by various segments of the Department of Defense, the defense/aerospace industry, and industrial users of semiconductors and manufacturers and distributors of semiconductors. When accessed by customers, the libraries and data bases provide subscribers with valuable tools for determining the availability of semiconductors showing those manufacturers actively producing the subject semiconductor and the projected life cycle (obsolescence) of such semiconductors. The system identifies functionally interchangeable devices, when available, from various manufacturers. At present, TACTech's libraries and data bases are utilized by its customers primarily in connection with designing, engineering, manufacturing and maintaining electronic systems applications. As of December 31, 1999, TACTech services were subscribed to by eighty six
(86) customers located in the United States, one (1) customer located in Canada and fourteen (14) customers located outside the continental United States. Approximately 85% of TACTech's revenues are derived from military projects, primarily through government contractors and subcontractors. U.S. government agencies themselves account for approximately 16% of TACTech's revenues in the aggregate.

    The TACTech data bases and libraries contain the nomenclature and general description for over 133,000 individual military semiconductor devices and over 326,000 commercial/ industrial devices.

TACTech's military library generally includes all standard microcircuits and discrete devices with catalog specifications. The data bases are instantly updated at TACTech's headquarters and delivered to customers on a real-time, on-line basis. TACTech software provides a description and the general specifications of each microcircuit and discrete device in the TACTech library, thereby allowing the user to identify functionally interchangeable devices from various manufacturers and to upgrade and rank devices according to packaging, quality levels, projected production life cycle and availability based on changes in technology and sources of supply. All semiconductors listed in TACTech's library are ranked by reference to such factors.

    TACTech has developed proprietary analysis procedures and software to provide a production life cycle projection assessment rating for each device type (microcircuit, diode and transistor) contained in its library. TACTech's production life cycle projections are determined by tracking specific device-type attribute values such as speed, density, packaging, manufacturing process, design-in acceptance and available sources of supply.

    TACTech's proprietary software allows its customers to receive information from TACTech's library in useable formats through a personal computer with modem access or through the Internet. The system allows for device type information searches to be conducted on a form, fit and function equivalent basis and/or alternate technology basis. Updates to TACTech's information library are available to TACTech's customers on a real-time, on-line basis. Information searches can be conducted by the customer on a base number search, through parametric product description and by generic part number identification. TACTech provides an automatic electronic discontinuance notification service through its built-in software, which automatically notifies the subscriber of changes in semiconductor availability with reference to the specific subscriber's bill(s) of materials. In addition, the TACTech systems allow contractors and designers to screen out obsolete semiconductors and provide for the more predictable manufacturing and better maintenance of equipment, thus helping to ensure a longer operational life of equipment.

    TACTech provides an information service that allows the user to convert most military specification semiconductors to their closest industrial equivalent. The conversion is based on electrical functionality as well as packaging availability.

    TACTech generates revenues primarily through license agreements for its data base services pursuant to which it receives subscription fees. These agreements are generally for terms of 12 months, but may be canceled by either party upon 30 days notice.

    On September 22, 1997 TACTech issued 44,904 shares of its common stock for all the issued shares of Research Analysis Corporation (RAC). In addition, each of the two RAC selling stockholders received three-year employment agreements with TACTech and stock options. Each employment agreement provides for an annual base salary and certain employee benefits up to an aggregate of $200,000 and an incentive bonus of up to $100,000 annually, measured by TACTech achieving certain targeted sales goals. Options for up to 44,904 shares of TACTech's common stock in the aggregate were also granted to the RAC selling stockholders at an exercise price of $3.00 per share, which vest over a three-year period at the rate of up to 14,968 shares per year. The right to exercise these options is subject to incremental vesting as (and if) TACTech achieves certain targeted sales goals. These options were not granted pursuant to TACTech's 1997 Option Plan.

COMPETITION

    TACTech competes with many data service companies which possess greater financial and human resources and which offer a greater variety of services than does TACTech, including the prospective acquiror, Aspect. However, TACTech believes that it offers its customers a unique set of information services that have been specially developed to assist the military/aerospace and industrial market in solving problems relating to the management of diminishing sources of supply and technological obsolescence, as they pertain to semiconductor devices.

    TACTech believes that its TACTRAC bill-of-materials analysis product is one of the few information tools available that combines specific configuration design identity with system level bill of material indenturing breakdown from which the information generated allows customers to make pro-active decisions regarding potential problems concerning obsolete components.

SALES, LICENSING AND CUSTOMER SUPPORT

    TACTech maintains marketing, customer service and customer training representatives in its Yorba Linda, California headquarters and marketing representatives located in San Diego, New Orleans and Valhalla, New York. TACTech markets its data services through highly trained and highly specialized marketing personnel who contact prospective customers directly. TACTech also promotes its services and identifies prospective customers through participation in conferences and conventions dedicated predominantly or exclusively to the issue of shrinking availability of semiconductor products due to a diminishing number of manufacturing sources for specified products, or due to technological obsolescence. Video sales aids and literature describing TACTech's data services are also utilized in its marketing programs.

    TACTech generates revenue primarily through subscription service agreements. TACTech's subscription services fall into two broad categories: (1) a basic semiconductor information service which provides subscribers with a real-time electronic semiconductor database library; and (2) the TACTRAC bill of materials indenturing service, which consists of the basic TACTech library service combined with proprietary software tools to process the configuration and indenturing of customers' bills of materials and to enable the customer to view solutions, analyses and reports.

    In the fiscal year ended June 30, 1999, sales to one customer of TACTech exceeded 10% of TACTech's revenue. Sales to TACTech's five largest customers in fiscal 1999 and 1998 accounted for approximately 33 percent and 17 percent, respectively, of TACTech's revenues. Arrow Electronics, pursuant to an agreement with TACTech, is the sole electronic component distributor that is permitted to use TACTech's services. TACTech's management believes that if TACTech were to lose Arrow Electronics as a customer, TACTech would be able to replace the business lost from Arrow Electronics with business from other electronic component distributors.

    TACTech's sales outside the United States are as follows:

                                                              FISCAL 1999   FISCAL 1998
                                                              -----------   -----------
Canada......................................................   $ 62,300      $ 33,900
Europe......................................................    459,600       187,300
Mid East....................................................     86,300        37,800
Far East....................................................     48,000        19,600
                                                               --------      --------
Total.......................................................   $656,200      $278,600
                                                               ========      ========

    The basic TACTech service subscription price provides for free on-site training for two representatives of the customer. The TACTRAC standard form of licensing agreement provides for an optional one-time up-front fee to provide training for customer database configuration loading and for users of the analysis and report generation software.

    The training program covers two areas: operational and conceptual understanding of the software program's capability and application training for integrating the licensed software into the subscribers' system.

    Once on-line, a subscriber may call TACTech for technical assistance, at the subscriber's cost, or use e-mail to obtain assistance. TACTech's standard form of license agreement expressly disclaims any warranty, express or implied, for the accuracy of its databases.

SECURITY MEASURES

    TACTech has adopted a series of layered and acquisitional security measures and techniques to minimize risks from natural disasters and unauthorized access, including redundant file storage, access control procedures and strong encryption of data and data transmission. TACTech also controls system access and allows its clients to apply a second level of security codes that protect their private files.

SOURCE OF DATA BASES

    Information for TACTech's data bases and libraries is acquired from the private and governmental sectors, including semiconductor manufacturers, defense contractors and the unclassified records of the U.S. Government and its agencies. Approximately two-thirds of TACTech's information for its data bases comes from numerous companies in the private sector which generally make such information available to persons having a recognized need for such information. The remaining information is obtained from governmental sources which can be accessed pursuant to the Freedom of Information Act.

COPYRIGHTS, TRADEMARKS AND LICENSES

    TACTech maintains copyright protection for its computer software and related data base service and claims proprietary trade secret protection for its data analysis techniques through customer licensing agreements. "TACTech" is a registered trademark of TACTech. TACTech does not hold any patents to any of the technology incorporated in its software or data services.

SOFTWARE DEVELOPMENT AND ENHANCEMENTS

    TACTech's development efforts principally focus on augmenting TACTech's existing customer interface design, particularly to enhance ease of Internet use, new information products, the further development of the commercial component library, system security and the programming and maintaining of TACTech's hardware and software.

EMPLOYEES

    As at June 30, 1999, TACTech employed forty (40) persons--seventeen
(17) persons in software development, data base maintenance and computer maintenance; three (3) persons in data processing; eleven (11) persons in sales, marketing and customer support; and nine (9) persons in administrative roles. None of TACTech's employees is covered by a collective bargaining agreement.

PROPERTIES

    TACTech leases an 11,500 square feet facility in Yorba Linda, California at a current cost of $6,660 per month. The lease expires in 2002. In addition, TACTech bears its allocable portion of the property's common area maintenance which cannot exceed 106% of the previous year's common area maintenance charge. All of the facility is in productive use. TACTech also leases 1,366 square feet of office space in San Diego, California at an average annual rental of approximately $27,000. The lease will expire in 2001. Rental expense in 2000 will aggregate $113,000 and in 2001 it will aggregate $118,000. In 2002, after the San Diego lease expires, rental expense will be $96,000 and for the three months of the 2003 fiscal year until the Yorba Linda lease is due to expire, rental expense will be $24,000.

LEGAL PROCEEDINGS

    TACTech is not party to any material pending legal proceedings nor, to TACTech's knowledge, is any material legal proceeding threatened.

                               BUSINESS OF ASPECT

INTRODUCTION

    Aspect is the leading global provider of collaborative solutions for business-to-business (B2B) eCommerce and inbound supply management. Aspect solutions for the enterprise and for eMarkets and trade exchanges provide decision support and content for procurement, product development, operations, and eCommerce between trading partners. The Aspect solutions enable aggregation and collaboration among design, procurement and operations functions across multiple divisions within an enterprise, as well as solutions for establishing a collaborative Internet Exchange, or portal. Aspect believes its B2B eCommerce solutions can enable customers to reduce direct and indirect Maintenance, Repair and Operations (MRO) spending and to accelerate new product introductions. Over 180 of the world's 200 largest companies are customers of Aspect.

    Aspect's decision support software, content, and data and consulting services can reduce the cost of purchased parts and supplies, mission-critical MRO and plant equipment; speed time to market through multi-division design collaboration; and improve innovation and product quality through effective supplier collaboration.

RECENT DEVELOPMENTS

    In January 2000, Aspect announced that it had signed a definitive agreement to acquire TACTech. Under the terms of the agreement, TACTech shareholders will receive approximately 450,000 shares of Aspect common stock in exchange for all the outstanding stock of TACTech. The signed definitive agreement, which is subject to the approval of TACTech's stockholders and certain other conditions, will be accounted for by Aspect as a purchase.

    On March 13, 2000, i2 Technologies and Aspect announced a definitive agreement to merge in a stock-for-stock transaction pursuant to which the stockholders of Aspect will receive 0.55 shares of i2Technologies common stock for each share of Aspect common stock. The merger has been unanimously approved by the boards of directors of both companies and is subject to approval by stockholders of both companies and other regulatory approvals. The meeting of stockholders of Aspect to vote on the i2 Technologies merger has not yet been scheduled. If the record date for determining the stockholders of Aspect entitled to vote on the i2 Technologies merger is earlier than the closing date of the merger of TACTech and Aspect, the shareholders of TACTech will not have an opportunity to be informed about or to vote on the i2 Technologies transaction.

CUSTOMERS

    Aspect's customers include more than 180 of the world's largest companies spanning multiple industries such as electronics/high technology, aerospace and defense, automotive, industrial equipment, energy, utilities, chemical/pharmaceutical and consumer packaged goods (CPG). Aspect's revenues in any period are substantially dependent upon a relatively small number of large sales, ranging from $1 million to $20 million. Aspect expects that this trend will continue for the foreseeable future. During the year ended December 31, 1999, Motorola and Cooper Industries accounted for 13.6% and 12.4% of total revenues, respectively.

ASPECT SOLUTIONS

    Aspect offers three complementary and integrated solutions. Aspect's Enterprise solutions enable multiple organizations and divisions within a single business enterprise to collaborate on product development, sourcing and procurement and operations decisions. Aspect's eXchange solutions enable companies to quickly create or participate in B2B eCommerce exchanges with their strategic suppliers and trading partners. Aspect's content solutions support both Aspect's Enterprise and eXchange solutions.

ASPECT'S ENTERPRISE SOLUTIONS

    Large companies today typically have multiple autonomous divisions or subsidiaries engaged in designing, manufacturing and selling products to customers. Many have undergone significant mergers and acquisitions, further compounding organizational complexity. Invariably, a proliferation of suppliers, parts, components and materials occurs that is impossible to control without enterprise-wide decision support processes and standardized content on parts, components, materials and suppliers.

    Aspect's enterprise solutions for Component and Supplier Management (CSM) are designed to give companies the decision support software and content needed to streamline inbound supply and support collaboration among even the most independent divisions and subsidiaries, as well as the extended supplier base.

    By collaborating on design, procurement and operations decisions, and sharing standardized component and supplier content, Aspect's Enterprise solutions enable companies to:

    - Reduce the cost of production parts and supplies by leveraging purchases on fewer items from a smaller supplier base

    - Reduce the cost of mission-critical MRO and office supplies

    - Accelerate product innovation and time-to-market by increasing component and design re-use across the enterprise

    - Increase product quality by increasing usage of "preferred" components and suppliers

    The Aspect Enterprise solution suite includes:

    - eSource: Decision support for strategic sourcing across multiple divisions

    - eDesign: Decision support for strategic product development through the use of preferred parts, designs and suppliers

    - eOperate: Decision support for the management of mission-critical MRO

ASPECT'S EXCHANGE SOLUTIONS

    The Internet has changed how companies do business with their suppliers and customers, and has opened up new ways to increase profits by collaborating with trading partners.

    Aggregation and collaboration deliver whole new types of benefits for trade exchange participants, where:

    - Multiple buyers aggregate their spend to lower prices

    - Buyers and sellers expand the size of their collaboration community for the design of new products

    - Sellers reduce their cost of sales while attracting new business

    - Exchange operators secure additional participants by delivering new forms of value

ASPECT EXCHANGE SOLUTIONS INCLUDE:

    - eMarket: a tactical decision support application for trading exchanges, portals and online marketplaces. eMarket automates online business-to-business trading decisions; enables multiple-company purchases of a broad range of commodities; and extends enterprise design solutions to incorporate larger numbers of design collaboration participants via Internet connectivity.

    - Aspect Content eXchange: a B2B content publishing, discovery, and distribution platform which manages the digital catalog content required to enable transactions and decision support for B2B eCommerce. Aspect Content eXchange integrates with leading B2B eCommerce platforms including those provided by Ariba ORMS, Commerce One, i2 TradeMatrix, Oracle and SAP. Also Aspect Content eXchange integrates with Aspect Development and Sourcing Enterprise solutions to increase the value delivered to Aspect's current customer base and leverage the exchange.

ASPECT CONTENT

    Aspect's Enterprise and eXchange solutions enable companies to make better choices about what parts, components and materials to use in production, what MRO and office supplies to use in daily operations, and which suppliers to buy from. However, to optimize these choices, companies must have comprehensive and comparable content data on products and suppliers.

    The Aspect Content eXchange platform allows sellers to publish their content once and make it available to multiple buyers on multiple trade exchanges. Aspect's custom content services enable buying organizations to create catalogs of "preferred" products and suppliers for use across their company. Finally, Aspect's eContent reference databases provide information on over 17 million items from thousands of suppliers worldwide.

    Aspect's family of reference databases provides regularly updated information for components and supplies, component life cycle data, commodity suppliers, and indirect goods such as mission-critical MRO, plant equipment, office supplies and computer equipment. Aspect currently maintains information on more than 17 million products used by businesses today, and is aggressively expanding those databases through a variety of means, including direct sourcing from suppliers, searching from supplier sites, content acquisition, and the latest addition, Aspect's Content Network that enables suppliers to update information directly.

    ELECTRONIC PARTS REFERENCE DATABASES. Aspect's VIP (Very Important Parts) database contains over 9 million electronic, electro-mechanical and mechanical components available from more than 1000 manufacturers. The VIP reference databases include an index of search and select parameters that enables rapid component search, comparison and selection based on form, fit and function and other technical characteristics, as well as electronic versions of databooks and datasheets. VIP component reference databases provide broad, industry-wide coverage of component manufacturers, enabling users to rapidly access standardized component information at their desktops instead of searching manually through many different and often inconsistent paper databooks or web sites, or receiving information from one manufacturer at a time. The VIP component reference databases are organized by major device group, including integrated circuits and discrete semiconductors, passive components, and electromechanical components. Aspect updates its VIP component reference databases daily and maintains the data on its content web site, AspectWeb-TM-.

    The VIP family of VIP component reference databases includes the following individual databases:

    - VIP IC AND DISCRETE SEMICONDUCTORS REFERENCE DATABASE: includes memory, programmable logic, digital logic, microprocessor, analog, interface, telecom/datacom, consumer, transistor, diode, transformer and trigger devices, as well as opto-electronic devices and accessories and RF/ Microwave components and modules.

    - VIP PASSIVES REFERENCE DATABASE: includes capacitor, resistor, inductor and transformer components.

    - VIP ELECTRO-MECHANICAL REFERENCE DATABASE: includes connectors, relays, and switches.

    - VIP MILITARY SPECIFICATIONS DATABASE: includes military characteristics and specifications for military-rated integrated circuit and discrete semiconductor components, as well as electronic specification drawings for passives, electromechanical and mechanical devices.

    LCM DATABASES. Aspect's Life Cycle Management (LCM) product is a reference database that provides a repository of component life cycle information identifying existing obsolete and active components as well as daily notification and alerts for recently obsoleted components. The database also includes prediction information on components by estimating the number of years to end of life. The database can be established to track customer-specific components with alerts for pending obsolescence of affected parts.

    VIS DATABASES. Aspect's Very Important Supplier (VIS) databases include supplier information on millions of suppliers. The database is built using multiple data sources. The Supplier Reference databases provide such information as contact information, company lineage (headquarter, domestic ultimate, global ultimate), demographics, supplier risk information and commodity identification for products and services each supplier provides.

    MRO REFERENCE DATABASES.  Aspect has two Maintenance and Repair Operations
(MRO) Reference databases, including MRO-Operations, and MRO-Business Essentials. Aspect's MRO-Operations Reference database contains information on products from over 5,000 suppliers of operational management items, such as pipes, valves, fittings, solvents, cleansers, repair items and hardware. Aspect is sourcing data for MRO-Operations from a variety of suppliers and publishers. MRO-Business Essentials contains standardized, organized information on over 95% of all commercially available office products. Manufacturer part numbers are cross-referenced to the part numbers used by the major suppliers of office products. MRO-Business Essentials provides standardized information on major commercial computer and office products and supplies, and is cross-referenced to part numbers used by the major suppliers. Information on office products in MRO-Business Essentials spans all standard office products and major office products distributors. MRO-Business Essentials also contains information on computer equipment, peripherals, and related supplies.

    PREFERRED CATALOGS. Tailored reference databases for commercial off-the-shelf parts can be implemented in the form of a preferred catalog for customers, where a unique catalog is created reflecting the parts, commodities and suppliers that are preferred by each customer. The resulting catalogs are used by engineering for product development, by procurement for commodity management, and by manufacturing/ operations to support such functions as requisitioning and plant maintenance. In cases where customers have unique or proprietary parts or specific suppliers to be cataloged, Aspect uses its powerful expertise in collecting, cleansing, migrating, enriching and publishing a variation of Preferred Catalogs called a Design Encyclopedia to contain the required custom parts, designs, assemblies or equipment spares information. This same preference management is used by Aspect's eXchange solution to enable Internet exchanges to offer customized views of content on the portal site.

    ASPECT STANDARD CLASSIFICATION SCHEME. All of Aspect's reference databases utilize Aspect's Standard Classification Scheme (analogous to a table of contents for products used by an industry), which defines the classification structure in which the part classes reside and the standard definitions of the search parameters, including names, descriptions, units of measure, allowable values and other criteria. Usage of this standard enables rapid search for needed products across disparate suppliers, automated RFP (request for proposal) and RFQ (request for quote) management, and spend aggregation.

ASPECT SERVICES

    Aspect provides professional consulting and content services for its customers. Aspect is a leader in e-commerce content services, which typically include such tasks as legacy data migration, cleansing, and standardization and enrichment of existing customer and supplier data, as well the development of electronic catalogs. Aspect's business process services often partner with other professional consulting firms to assist the customer in implementing best practices for enterprise collaboration, inbound supply chain consolidation, design re-use and strategic sourcing, strategic product development and strategic plant management.

CUSTOMER SERVICE AND SUPPORT

    Aspect's customer service and support organization provides customers with technical support, training, consulting and implementation services. All of Aspect's current customers have software maintenance agreements with Aspect provide for one or more of the following services:

    CUSTOMER EDUCATION AND TRAINING. Aspect offers training courses designed to meet the needs of end users, data modeling, knowledge, and integration experts and system administrators. Aspect also trains customer personnel who in turn train end users in large global enterprise deployments. Training classes are provided at Aspect's offices in Mountain View, California; Boston, Massachusetts; London, England; Tokyo, Japan; and Bangalore, India. Aspect provides on-site training services upon request by customers at a higher cost. Fees for education and training services are in addition to and separate from the fees for software and content products and are typically charged either per student per class, or on a per diem basis.

    SOFTWARE MAINTENANCE AND SUPPORT. Aspect offers telephone, e-mail and facsimile customer support through its central technical support staff at Aspect's headquarters and regional support centers in North America, Europe, and Asia. Aspect also provides customers with product documentation, release notes, and on-line help that describe features in new products, known problems and workarounds, and application notes. Software product license fees do not cover maintenance. Each customer is entitled to receive certain software updates, maintenance releases and technical support for an annual fee based on a percentage of the price of the products under license to such customers. The annual subscription service fee for Aspect's content products covers all data updates and maintenance on an ongoing basis for the term of the subscription.

INFINITE SUPPLY

    Infinite Supply (IS) is a startup company launched by Aspect in the third quarter of 1999. IS's mission is to be a leading global commerce services provider, providing content and application software services for B2B portals, marketplaces and exchanges. By acting as a content and commerce infrastructure conduit between buyers and suppliers, IS becomes a "portal behind the portal"--showcasing the world's largest e-catalog with 10 million of the most purchased components from the top 6,500 manufacturers, in addition to direct material and custom e-catalogs.

    The IS infrastructure provides B2B connectivity between buyers and suppliers, via a host of B2B and data content management services, for any front-end customer facing vertical market portal.

    One of the key components of this functionality is Aspect's search engine EXplore.net. It not only allows buyers to search in all industry-accepted ways (part name, part number, by distributor, etc.), but it also breaks down the search results into categories (by product, by distributor, etc.). This allows buyers to pinpoint the exact products they want more easily and efficiently.

SALES AND MARKETING

    Aspect markets and sells its products and services primarily through a direct sales force based in Mountain View, California and in field sales offices in the North American metropolitan areas of Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Detroit, Houston, Indianapolis, Los Angeles, Minneapolis, Montreal, Naples, Nashua, Philadelphia, Toronto, and Washington D.C., and abroad in Zurich, London, Paris, Munich, Tokyo and Bangalore, India. As of
December 31, 1999 Aspect's sales and marketing organization consisted of 304 employees. To support its sales force, Aspect conducts a number of marketing programs, which include public relations, advertising, senior executive industry conference events, telemarketing, seminars, direct mail, trade shows and customer advisory board meetings. Aspect's sales team includes persons performing strategic account management, applications, and consulting and business development roles. Aspect also has worldwide strategic reselling agreements with i2 Technologies,

SAP, and Commerce One, a joint marketing and systems integrator agreement with Nihon Unisys, Ltd. (NUL) in Japan, and a sales representative agreement in South Korea with Advanced Technology of Engineering Systems Co., Ltd. (ATE).

    Aspect's near-term strategy is to continue its rapid expansion into the Internet Exchange market, leveraging its knowledge and expertise in collaborative commerce solutions for the enterprise. Aspect has organized its sales force to target companies in the leading vertical markets including the leading companies in the high tech, industrial, aerospace & defense, energy, chemical, pharmaceutical, consumer packaged goods and related industries, and to explore additional sales opportunities among its current customer base. The direct sales force is responsible for joint sales efforts and management of multiple channels. The 1999 geographic sales breakdown was (in thousands): North America $84,324 or 88.6%, Europe $8,477 or 8.9% and Asia $2,344 or 2.5% for a
total of $95,145.

    International sales accounted for 11.4%, 12.9%, and 17.0% of total revenues in 1999, 1998, and 1997 respectively. In addition, although Aspect records revenues based on the billing location, certain domestic billings include licenses that may be deployed by customers or resold through indirect channels into international locations. Aspect has invested over the last year in increasing its presence in the European and Asian markets, and intends to continue to expand its direct sales and marketing activities worldwide, which will require significant management attention and financial resources.

    Aspect has committed, and continues to commit, significant time and financial resources to developing international sales and support channels. There are a number of risks inherent in Aspect's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, currency fluctuations, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, revenues of Aspect earned in various countries where Aspect does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting Aspect's earnings. There can be no assurance that such factors will not have an adverse effect on the revenues from Aspect's future international sales and, consequently, Aspect's business, financial condition or results of operations.

    Aspect generally ships its products within a short period of time after execution of a license. As a result, Aspect typically does not have a material backlog of unfilled license orders at any given time, and Aspect does not consider backlog to be a meaningful indicator of future performance.

STRATEGIC ALLIANCE PARTNERS

    Aspect believes that in order to provide comprehensive B2B e-commerce solutions, it will be necessary to develop, maintain and enhance close alliances with vendors of software, and professional services. In addition to the strategic reselling agreements with i2 Technologies, Ariba and Commerce One, Aspect has established marketing, integration and strategic alliances with a number of major vendors, including IBM, HP, EDTN, Arrow Electronics, Dun & Bradstreet, SDRC/Metaphase Technology, Inc., Oracle, as well as relationships with a number of the leading consulting groups.

RESEARCH AND DEVELOPMENT

    Aspect has committed, and expects to continue to commit in the future, substantial resources to product development. Research and development efforts are directed at increasing product functionality and solution modules, improving product performance and expanding the capabilities of the products to interoperate with third-party software. Aspect originally introduced its CIS software in 1992 and introduced commercial availability of the next generation Explore client/server software and its VIP content databases in 1995. Aspect has regularly released new products and enhancements to existing products. Although Aspect expects that certain of its new products will be developed internally, Aspect may, based on timing and cost considerations, acquire technology and products from third parties.

    Aspect supplements its product development efforts by reviewing customer feedback on existing products and working with customers and potential customers to anticipate future functionality requirements. To assist this effort, Aspect hosts a customer advisory board made up of representatives from many of its key customers, which meets periodically to provide feedback to Aspect's current and future product plans.

    Aspect's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely basis that keeps pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its customers. There can be no assurance that Aspect will be successful in developing or marketing product enhancements or new products that respond to technological change or evolving industry standards, that Aspect will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If Aspect is unable, for technological or other reasons, to develop and introduce new products or enhancements, Aspect's business, financial condition and results of operations could be materially adversely affected.

    In addition, applications software and content products as complex as those offered by Aspect frequently contain undetected errors or failures when first introduced or when new versions are released. Aspect has in the past discovered software and data errors in certain of its products and enhancements, both before and after initial shipments, and has experienced delays or lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by Aspect and by current and potential customers, errors will not occur in products, data or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon Aspect's business, financial condition and results of operations.

    As of December 31, 1999, Aspect's research and development organization consisted of 457 full time employees, 329 of whom are employed by Aspect's facility at Bangalore, India. During 1999, 1998 and 1997, research and development expenses were approximately $20.1 million, $15.9 million, and $11.2 million, respectively.

COMPETITION

    The market for Aspect's products is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Aspect's products are targeted at the emerging market for open, client/server software, content databases and services solutions, and many of Aspect's competitors offer software or content to address this market. Among Aspect's principal competitors is Parametric Technology Corporation (PTC), which has expanded its product vision to include Component and Supplier Management (CSM). Further, Aspect currently faces indirect competition from third-party professional service organizations and internal information systems and computer-aided design departments of potential customers that develop custom internal software.

    In the future, because there are relatively low barriers to entry in the software industry, Aspect could experience additional competition from other established or emerging companies as the Internet application software market continues to develop and expand. In particular, ERP vendors, PDM vendors, Supply Chain Management vendors or professional service providers may enter Aspect's market with competitive products. As Aspect expands into Internet-based or other forms of product delivery, it may encounter additional competition from its existing competitors and other established or emerging companies. While Aspect believes that it has a significant market advantage with its combination of software, content and services, with the compilation of content and a significant barrier to entry, there can be no guarantee of future success. Many of these potential competitors have well-established relationships with Aspect's current and potential customers, have extensive knowledge of Internet technology, better name recognition and significantly greater financial, technical, sales, marketing and other resources and are capable of offering single vendor solutions which span multiple industries. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Aspect also expects that competition will increase as a result of software industry consolidations. Aspect's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products.

    Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect Aspect's business, financial condition or results of operations. There can be no assurance that Aspect will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect its business, financial condition or results of operations.

    Aspect believes that, to compete effectively, it must continue to provide comprehensive software and integrated content products, openness, scalability, ability to integrate with third-party products, functionality, adaptability, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although Aspect believes that it currently competes favorably with respect to such factors, there can be no assurance that Aspect can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than Aspect.

PROPRIETARY RIGHTS AND LICENSING

    Aspect's success is heavily dependent upon proprietary technology. Aspect relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners and in its license agreements to protect its proprietary rights. Aspect currently owns three patents for object technology use for parametric searching, concurrency and internationalization in an object data model. Aspect seeks to protect its software, published data, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite Aspect's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Aspect's product or to obtain and use information that Aspect regards as proprietary. While Aspect is not aware that any of its products infringes the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by Aspect with respect to current or future products.

    In addition, Aspect relies on certain software and data that it licenses from third parties, including software and data that are used in Aspect's products to perform certain functions. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to Aspect on commercially reasonable terms. Aspect believes that substantially all of the software it licenses is available from vendors other than Aspect's current vendors and could be replaced with equivalent software in a timely manner. However, it is possible that the loss of or inability to maintain any of these software licenses could result in delays or cancellations in product shipments until equivalent software can be identified and licensed or developed and integrated with Aspect's products. Any such delay or cancellation could materially adversely affect Aspect's business, financial condition or results of operations.

    Aspect's products are generally provided to customers in object code format only. From time to time, in limited circumstances, Aspect has licensed source code format subject to customary protections such as use restrictions and confidentiality agreements. In addition, certain customers have entered into source code escrow arrangements with Aspect, pursuant to which Aspect's source code could be released to the customer upon the occurrence of certain events, such as certain material breaches of the agreement. In the event of any such release of source code from escrow, the customer's license is generally limited to use of the source code to maintain, support and configure Aspect's software products.

EMPLOYEES

    As of December 31, 1999, Aspect employed 837 persons, of whom 382 were based in the United States and 455 were based in India and other foreign countries. Of the total, 304 were engaged in sales and marketing, 457 in product development and technical support, and 71 in finance and administration. None of Aspect's employees is represented by a labor union with respect to his or her employment by Aspect. Aspect has experienced no organized work stoppages and believes its relationships with its employees are good. Aspect believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the computer software industry in both the United States and India is intense. Aspect has, from time to time, experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that Aspect will be successful in attracting or retaining such personnel and the failure to attract or retain such personnel could have a material adverse effect on Aspect's business or results of operations.

PROPERTIES

    Aspect's principal administrative, sales, marketing, support and software research and development facility is located in approximately 64,000 square feet of space in Mountain View, California. This facility is leased to Aspect through May 2004. Aspect also leases facilities of approximately 25,000 square feet of space in Nashua, New Hampshire and approximately 53,000 square feet of space in three locations in Bangalore, India. The Nashua facility is leased to Aspect through August 2002. The Bangalore facilities are occupied under leases, which expire in 2000 through 2007. In addition, Aspect maintains sales and support offices in the metropolitan areas of Atlanta, Boston, Boulder, Chicago, Cleveland, Dallas, Detroit, Houston, Indianapolis, Los Angeles, Minneapolis, Montreal, Naples, Philadelphia, Toronto, Washington D.C., London, Munich, Paris, and Tokyo. Aspect believes that its current facilities are adequate for its needs through the end of 2000, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    In the ordinary course of business, Aspect may be involved in legal proceedings. As of the date hereof, to Aspect's knowledge there are no material proceedings in which Aspect is involved or litigation pending against Aspect.

                   THE SPECIAL MEETING OF THE STOCKHOLDERS OF
                TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.:
                  DATE, TIME AND PLACE OF THE SPECIAL MEETING

    TACTech will hold the special meeting at [8:00] a.m., local time, on [APRIL 20], 2000, at the [Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.] You are being furnished with a copy of this proxy statement/prospectus and a proxy card so that you can vote your shares even if you do not attend the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, TACTech stockholders will:

    1.  Vote on the approval of the merger agreement; and

    2. Transact such other business as may properly come before the meeting or any adjournment thereof.

VOTING AT THE SPECIAL MEETING; RECORD DATE; QUORUM

    The TACTech board of directors has fixed the close of business on [MARCH 20], 2000 as the record date for the determination of stockholders of TACTech entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only holders of record on the record date will be entitled to vote at the special meeting. As of March 28, 2000, TACTech had 598,734 shares of common stock outstanding. In connection with the special meeting please note the following:

    - each stockholder of record of common stock on [MARCH 20], 2000 is entitled to cast one vote per common share;

    - stockholders may vote their shares at the special meeting either in person or by proxy; a proxy may be revoked at any time prior to its use at the meeting by filing with the Secretary of TACTech an instrument revoking it, by a duly elected proxy bearing a later date or by attending the special meeting and voting in person;

    - the presence, in person or by proxy, of the holders of one-third of the common stock of TACTech entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. The holders of more than a majority of the common stock of TACTech have, pursuant to the merger agreement, already granted their proxy to Aspect, and consequently, a quorum will be present at the special meeting. Under Delaware state law and the Certificate of Incorporation and By-laws of TACTech, for purposes of determining whether a quorum is present, abstentions will be counted and broker non-votes will not be counted; and

    - the merger agreement must be adopted by the affirmative vote of the holders of two-thirds of the shares of TACTech common stock entitled to vote.

PROXIES

    WHO IS SOLICITING PROXIES? TACTech is furnishing you with this proxy statement/prospectus in connection with the solicitation of proxies by and on behalf of the TACTech board of directors for use at the special meeting.

    HOW WILL THE PROXIES BE VOTED? Proxies in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted at the special meeting. These proxies will be voted in accordance with the directions specified on the proxies. If no directions are indicated on a properly executed proxy, such proxy will be voted for approval of the merger agreement.

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
    If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed forms of proxy will have discretion to vote on such matters in accordance with their best judgment.

    HOW DO I REVOKE MY PROXY? The grant of a proxy on the enclosed form does not preclude you from attending the special meeting and voting in person. You may revoke a proxy at any time before it is voted by:

    - delivering, as indicated below, a written notice of revocation bearing a later date than the proxy before the vote is taken at the special meeting

    - duly executing a later-dated proxy relating to the same shares of TACTech common stock and delivering it as indicated below before the vote is taken at the special meeting

    - attending the special meeting and voting in person

    Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be delivered to TACTech, ATTN: Deborah J. Schrader, Secretary, before the vote is taken at the special meeting.

    WHO IS PAYING FOR THE SOLICITATION? TACTech will bear all expenses of the solicitation of proxies for the special meeting. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by TACTech directors, officers and employees. Solicitation may take place in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

    HOW ARE ABSTENTIONS TREATED? Abstentions will be tabulated separately and will be counted as present at the meeting for purposes of determining whether a quorum is present at the special meeting. Because the merger agreement requires the approval of the holders of at least two-thirds of the outstanding shares of TACTech common stock, abstentions will have the effect of votes against approval of the merger agreement.

                                   THE MERGER

    At the special meeting, you will be asked to approve the merger agreement, in which a wholly-owned subsidiary of Aspect will merge with and into TACTech. As a result of the merger, TACTech will become a wholly-owned subsidiary of Aspect. TACTech's and Aspect's board of directors have each unanimously approved the merger agreement. The merger agreement is attached as Annex A to this proxy statement/ prospectus and incorporated herein by reference.

BACKGROUND OF THE MERGER

    At various times near the end of the 1999 fiscal year and for a few months thereafter, TACTech and Aspect had been engaged in substantive discussions concerning a possible merger. As then contemplated, the stockholders of TACTech would have received a combination of cash and shares of common stock of Aspect having an aggregate value of approximately $21 per TACTech share. Late in the summer of 1999, negotiations relating to the possible merger were terminated after:

    - TACTech's controlling stockholders advised the TACTech board of directors that they would not agree to the contemplated transaction; and

    - the TACTech board of directors determined that:

       - volatility in the market price of Aspect's shares since the inception of the negotiations could jeopardize the value the board of directors had originally hoped the TACTech stockholders would receive; and

       - greater stockholder values could be generated if TACTech remained independent and proceeded to develop its long-term strategic plan, particularly in light of what were then new market opportunities presented by TACTech's expanded focus and a potential relationship with SAP A.G. (SAP), and its other World Wide Web portal development partners. SAP is a large international enterprise resource planning firm.

    Following termination of merger discussions with Aspect, TACTech's management explored available options to raise the capital it concluded was necessary to implement its long-term strategic plan, which included the development of new functionality to enable World Wide Web-based customer inquiry and reporting. TACTech also evaluated its personnel and senior management needs in light of the expansion of its anticipated products and services and the desire to market its services on an enterprise-wide basis, rather than at the smaller, project-team level.

    During the summer of 1999, TACTech engaged the services of a financial and strategic consultant to assist in exploring financing alternatives and market opportunities. It also, at this time, committed financial and personnel resources to SAP's incipient business-to-business World Wide Web initiative, called mySAP.com, and explored the strategic value of expanding that relationship.

    In order to raise the capital it thought it would need to complete necessary product development, train sales personnel in new techniques to reach the enterprise market and to procure necessary senior management, the board of directors of TACTech determined to offer to its existing stockholders the right to subscribe to purchase additional shares of common stock having an aggregate price of approximately $2.5 million. A registration statement on Form S-3 was filed with the commission for this purpose on October 26, 1999.

    Before the registration statement was declared effective and before an offering was made to TACTech's stockholders, discussions resumed between Aspect and TACTech which, on January 17, 2000, resulted in execution of the merger agreement and withdrawal of the registration statement.

    On January 16, 2000, the TACTech board of directors considered the principal terms of the merger agreement and related documentation. The TACTech board of directors concluded that the merger presented a significant opportunity for TACTech's stockholders. It unanimously approved the merger and merger agreement and voted to recommend unanimously that the TACTech stockholders vote in favor of the merger. In reaching its decision, the TACTech board of directors considered that, under the terms of the merger agreement, the consideration to be received by the stockholders of TACTech would consist solely of common stock of Aspect, rather than a combination of stock and cash, that such a structure would have tax advantages for stockholders and that the aggregate price to be paid by Aspect would be approximately $3 per TACTech share (based on an Aspect per share price of approximately $35 at the time) higher than under the transaction which had been contemplated at the time the negotiations were terminated during the summer of 1999. The TACTech board of directors also considered that the market price of Aspect's common stock had increased markedly since that time, a factor it considered to be both favorable and unfavorable.

FOR THE REASONS SET FORTH ABOVE AND ELSEWHERE IN THIS PROXY STATEMENT / PROSPECTUS, THE TACTECH BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

TACTECH'S REASONS FOR THE MERGER

    TACTech's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, TACTech and its stockholders. Accordingly, TACTech's board of directors has unanimously approved the merger agreement and the consummation of the merger and recommends that you vote for approval of the merger agreement and the merger.

    TACTech's board of directors consulted with its senior management, legal counsel, and financial advisers in reaching its decision to approve the merger. Among the factors considered by TACTech's board of directors in its deliberations were the following:

    - historical information concerning Aspect's financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position. This information included public reports of Aspect covering the most recent fiscal year and fiscal quarter;

    - management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Aspect and TACTech after giving effect to the merger;

    - current market conditions and historical trading information with respect to Aspect common stock;

    - the board of director's and management's evaluations of TACTech's short and long term capital needs to develop its product and service offerings, and to expand into new markets in the absence of the merger, including the availability, or lack thereof, of cost-effective sources of such capital;

    - the board of director's and management's evaluations of TACTech's personnel and senior management needs to implement its anticipated business development and growth requirements in the absence of the merger, including the cost to secure and retain such personnel and management;

    - the board of director's and management's review of industry and securities analysts' projections of the short and long term market for data analysis and delivery services of the type provided by TACTech;

    - the board of director's and management's review of industry and securities analysts' evaluations of the business prospects of Aspect;

    - management's evaluation of the competitive environment TACTech is currently facing and would likely face as it attempted to broaden its products and services and penetrate new market opportunities;

    - the valuation attributed to TACTech in the merger agreement, in combination with all of the terms and conditions of the merger agreement considered as a whole;

    - the stock market liquidity available to TACTech stockholders upon their receipt of Aspect common stock;

    - management's analysis of the trading history of TACTech's common stock since it became an independent company in 1997; and

    - TACTech's president's analysis of the possible synergies between TACTech's and Aspect's products and services, the opportunities for growth which TACTech's products and services provide to Aspect and the opportunities to develop new markets which Aspect's enterprise-based market approach provides for TACTech's products and services.

    TACTech's board of directors also considered the risks associated with the potential merger, including that:

    - under the terms of the merger agreement, circumstances, including those which are beyond TACTech's control, could permit Aspect not to consummate the transaction. If the transaction is not consummated, TACTech could suffer serious harm in terms of its relationships with customers, suppliers and employees. Such circumstances include, among other things:

       - if TACTech experiences a specified decline in expected renewals of subscription agreements by its customers;

       - if TACTech suffers a loss in the fiscal quarter ended March 31, 2000, excluding certain costs and expenses; or

       - if TACTech suffers a reduction in net worth of more than $500,000 from its net worth at December 31, 1999, calculated without taking into account its operating results (including but not limited to normal amortization and depreciation) after such date;

    - whereas the share conversion ratio was fixed at the time of execution of the merger agreement based on the market price of Aspect's common stock at that time, a decline in the market price of Aspect's common stock prior to the consummation of the merger could reduce the value of the consideration which TACTech stockholders would receive; and

    - by receiving securities as the sole form of consideration, the value of the transaction to TACTech's stockholders would be subject to the fluctuations of the stock markets.

    After due consideration, the TACTech board of directors concluded that the potential benefits of the proposed merger outweighed the possible risks and after fully discussing these matters the TACTech board of directors determined that Aspect's offer was justified and proceeded to approve the merger.

    The foregoing discussion of the information and factors considered by the TACTech board of directors is not intended to be exhaustive but is believed to include all material factors considered by the TACTech board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the TACTech board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. The TACTech board of directors also did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the TACTech board of directors conducted an overall analysis of the factors described above, including thorough discussions with its management and legal and accounting advisors. In considering the factors described above, individual members of the TACTech board of directors may have weighed factors differently. The TACTech board of directors considered all these factors as a whole and believes the factors support its determination to approve the merger. Accordingly, the TACTech board of directors believes the merger is fair to, and in the best interests of, TACTech and its stockholders and that TACTech should proceed with the merger.

ASPECT'S REASONS FOR THE MERGER

    In reaching a unanimous decision to acquire TACTech, Aspect's board of directors considered and reviewed with Aspect's management a number of factors, including:

    - TACTech is the leading content provider for component life cycle data to over 100 military and industrial customers worldwide;

    - TACTech's content enables companies to optimize their product life cycles for maximum profitability and minimum risk;

    - Aspect is capable of continuing the development of TACTech content products and decision support tools under the direction of the Aspect content organization;

    - The combined workforces may provide seamless product and customer service integration for Aspect and TACTech customers;

    - Acquiring TACTech may broaden Aspect's product and technology offerings, and expand its sales organization and customer base;

    - Aspect and TACTech share a number of mutual customers in the high tech and aerospace and defense industries;

    - Aspect and TACTech products can be integrated as a joint offering for both overlapping and new customers;

    - The Aspect board of directors believes that the Aspect stock to be exchanged in the merger is a fair price in consideration of 100% of TACTech's outstanding shares; and

    - The Aspect board of directors believes that TACTech's stock is valued attractively relative to comparable companies in the industry, given the growth prospects in TACTech's underlying business.

    The Aspect board of directors also considered a number of potential negative factors with respect to the merger, including, but not limited to:

    - The risk that the benefits sought to be achieved in the merger will not be achieved; and

    - Risks associated with the business of TACTech.

    The Aspect board of directors discussed with Aspect's management and outside advisors the prospects for combinations with companies other than TACTech, the possibility that the benefits described above or other benefits could be achieved through any other combination, and the risks and benefits of continuing to remain independent.

    This discussion of information and factors considered by the Aspect board of directors is not intended to be exhaustive, but is believed to include certain material factors considered by the Aspect board of directors. The Aspect board of directors did not quantify or otherwise assign relative weight to the factors considered.

FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of TACTech common stock that exchange such stock for Aspect common stock in the merger. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus. These laws could change at any time, possibly with retroactive effectiveness. Neither TACTech nor Aspect has requested or will request a ruling from the Internal Revenue Service (IRS) with regard to any of the tax consequences of the merger.

    It is the opinion of Cooley Godward LLP (Cooley Godward), counsel to Aspect, and Morrison Cohen Singer & Weinstein, LLP (Morrison Cohen), counsel to TACTech, that the merger will constitute a reorganization pursuant to Section 368(a) of the Code. In addition, Aspect's obligation to consummate the merger is conditioned on the receipt by Aspect of an opinion from Cooley Godward, and TACTech's obligation to consummate the merger is conditioned on the receipt by TACTech of an opinion from Morrison Cohen, in each case, confirming that the merger will constitute a reorganization. Cooley Godward and Morrison Cohen have advised Aspect and TACTech, respectively, that they currently expect to be able to deliver such closing opinions. The tax opinions and closing opinions
(i) will not be binding on the IRS nor preclude the IRS from adopting a contrary position, (ii) will be based on the assumptions discussed below, as well as representations received from Aspect, Asta Merger Sub and TACTech, (iii) will also be based on the assumption that the merger will be consummated in accordance with the terms of the merger agreement and (iv) will be subject to the limitations discussed below. The tax opinions and closing opinions assume and are conditioned upon (i) the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the representations received from

Aspect, Asta Merger Sub and TACTech to support the tax opinions and closing opinions and in all other instruments and documents related to the formation, organization and operation of Aspect, Asta Merger Sub and TACTech examined by and relied upon by Cooley Godward and Morrison Cohen in connection with the merger; (ii) that original documents submitted to such counsel are authentic, documents submitted to such counsel as copies conform to the original documents, and that all such documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (iii) that all covenants contained in the merger agreement and in the tax representations are performed without waiver or breach of any material provision thereof; and (iv) that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

    This discussion does not deal with all income tax considerations that may be relevant to a particular TACTech stockholder in light of his personal investment circumstances, and to certain types of stockholders subject to special treatment under the federal income tax laws, such as stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities; stockholders who acquired their shares in connection with a previous merger involving TACTech or an affiliate; stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction; or stockholders who acquired their shares in connection with stock option plans, stock purchase plans or other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger). Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/ prospectus.

    There can be no assurance that the IRS will not take a contrary view to those statements and conclusions expressed herein. Moreover, legislative, judicial and administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to TACTech stockholders.

    Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the merger. This includes the applicable federal, state, local and foreign tax consequences to you from the merger and applicable tax return reporting requirements.

    Subject to the limitations and qualifications referred to herein and in the tax opinions and closing opinions, it is the opinion of Cooley Godward and Morrison Cohen that as a result of the merger's qualifying as a reorganization, the following federal income tax consequences will result:

    1. Both TACTech and Aspect will be parties to a reorganization within the meaning of Section 368(b) of the Code.

    2. No gain or loss will be recognized by TACTech or Aspect solely by reason of such merger.

    3. No gain or loss will be recognized by holders of TACTech common stock solely as a result of the exchange of such stock, pursuant to the merger agreement, for Aspect common stock, except that: a TACTech stockholder who receives cash in lieu of fractional shares will be treated as if such cash had been received in redemption for such fractional shares, such redemption being treated either as a sale or exchange resulting in capital gain or loss treatment, or, alternatively, as a dividend, depending upon each TACTech stockholder's particular facts and circumstances.

    4. The aggregate tax basis of the Aspect common stock received in the merger (including any fractional shares of Aspect common stock not actually received) will be the same as the aggregate tax basis of the TACTech common stock surrendered in exchange therefor.

    5. The holding period for the Aspect common stock received in the merger will include the period during which TACTech common stock surrendered in exchange therefor was held.

    If the merger were not to constitute a reorganization under
Section 368(a)(1) of the Code, then the TACTech stockholders would be treated as if they had effected a taxable sale of their TACTech stock and, in general, each would recognize taxable gain or loss equal to the difference between (i) the fair market value of the Aspect common stock received in the merger, and
(ii) his basis in his TACTech common stock surrendered in the merger. The basis in the Aspect common stock received in such case would be equal to its fair market value on the date of the merger.

    Each TACTech stockholder will be required to retain records and file with such holder's U.S. Federal income tax return a statement setting forth certain facts pertaining to the merger.

ACCOUNTING TREATMENT

    The business combination will be accounted for as a purchase in accordance with Generally Accepted Accounting Principles.

REGULATORY APPROVALS

    Aspect and TACTech are not required to notify the Federal Trade Commission
(FTC) or the Antitrust Division of the United States Department of Justice (Antitrust Division) before completing the merger. However, the FTC or the Antitrust Division has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

APPRAISAL RIGHTS

    Under the Delaware General Corporation Law (DGCL), notwithstanding the approval of the merger by the holders of the requisite number of shares of TACTech common stock, you are entitled to refuse the merger consideration to which you would otherwise be entitled under the merger agreement and exercise appraisal rights and obtain payment of the "fair value" for your shares under the terms of the DGCL. In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

    - You must hold shares in TACTech as of the date you make your demand for appraisal rights and continue to hold shares in TACTech through the effective date of the merger

    - You must deliver to TACTech a written notice of your demand of payment of the fair value for your shares within 20 days of the mailing date of this proxy statement/prospectus

    - You must not have consented to the merger and the merger agreement

    If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. Additionally, and regardless of whether you will ultimately have an opportunity to vote upon the prospective Aspect merger with i2 Technologies, you will not have an opportunity to exercise appraisal rights in connection with the i2 transaction.

    The determination of fair value takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and allocated among the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon your application for appraisal, the Delaware Court of Chancery may order all or a portion of the expenses incurred by you in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, you will bear your own expenses.

    All written notices should be addressed to: Transition Analysis Component Technology, Inc., 22687 Old Canal Road, Yorba Linda, California 92887-4608,
ATTN: Deborah J. Schrader, Secretary. All written

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
notices must be executed by, or with the consent of, the holder of record. The notice must identify you and indicate your intention to demand payment of the fair value for your shares. In the notice, your name should be stated as it appears on your stock certificate(s). If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, your demand must be executed by or for the fiduciary. If you own the shares with another person, such as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal. However, the agent must identify you and any other owners of the shares and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for you and any other owners.

    IF YOU ARE CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE MERGER, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL COUNSEL. THE DESCRIPTION OF SECTION 262 CONTAINED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AND THE DGCL. FAILURE TO FOLLOW PRECISELY ALL OF THE STEPS REQUIRED BY SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. ANY DEMANDS, NOTICES, CERTIFICATES OR OTHER DOCUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH YOUR EXERCISE OF APPRAISAL RIGHTS SHOULD BE SENT TO TACTECH AT THE ADDRESS INDICATED ABOVE.

RESTRICTION ON RESALES OF ASPECT COMMON STOCK

    The Aspect common stock to be issued in the merger will have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by all former holders of TACTech common stock who are not "affiliates" of TACTech at the time of the special meeting and who do not become "affiliates" of Aspect after the merger. Persons who may be deemed to be affiliates of Aspect or TACTech generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Aspect and TACTech, as well as significant stockholders.

    Shares of Aspect common stock received by those stockholders of TACTech who are deemed to be affiliates of TACTech may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

    This proxy statement/prospectus does not cover resales of Aspect common stock received by any person who may be deemed to be an affiliate of Aspect or TACTech.

                                       36
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                              THE MERGER AGREEMENT

    The merger agreement contemplates the merger of Asta Merger Sub, a wholly-owned subsidiary of Aspect, into TACTech, with TACTech thereby becoming a wholly-owned subsidiary of Aspect. This section of the proxy statement/prospectus describes the material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this proxy statement/prospectus before you decide how to vote.

CLOSING AND EFFECTIVE TIME OF THE MERGER

CLOSING

    The closing of the merger will take place no later than the 5th business day after the date on which all closing conditions in sections 6 and 7 of the merger agreement have been satisfied or waived. The closing is expected to take place shortly after the approval of the merger by the TACTech stockholders.

EFFECTIVE TIME

    The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Aspect and TACTech anticipate that such filing will be made simultaneously with, or as soon as practicable after, the closing of the merger.

EXCHANGE OF STOCK CERTIFICATES

FRACTIONAL SHARES

    No fractional shares of Aspect common stock will be issued to any TACTech stockholder in connection with the merger. Each TACTech stockholder who would otherwise have been entitled to receive a fraction of a share of Aspect common stock will receive cash, without interest, in an amount equal to the fractional shares of Aspect common stock that such stockholders otherwise would be entitled to receive.

EXCHANGE PROCEDURES

    As soon as reasonably practicable after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of record of TACTech common stock to be used to surrender and exchange certificates formerly evidencing shares of TACTech common stock for certificates evidencing the shares of Aspect common stock and any other distributions and cash in lieu of fractional shares to which such holder has become entitled. After receiving such transmittal forms, each holder of certificates formerly representing TACTech common stock will be able to surrender such certificates to the exchange agent, such certificates shall be cancelled, and each such holder will receive in exchange therefor certificates evidencing ninety-five percent (95%) of the number of whole shares of Aspect common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Aspect common stock and any dividends or other distributions with respect to Aspect common stock with a record date at or after the effective time of the merger. The remaining five percent (5%) of the number of whole shares of Aspect common stock to which such holder is entitled will be placed in a holdback fund to satisfy the indemnity obligations of the holders of TACTech common stock under the merger agreement.

DIVIDENDS AND DISTRIBUTIONS

    No dividends or other distributions in respect of the Aspect common stock shall be paid to any holder of any unsurrendered certificate formerly representing TACTech common stock until the certificate is surrendered for exchange.

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
EXCHANGE OF TACTECH OPTIONS

    At the effective time, each outstanding TACTech stock option shall be converted into and become rights with respect to Aspect common stock and Aspect shall assume each such TACTech option in accordance with the terms of the TACTech option and any relevant stock option agreement or plan. Each TACTech option assumed by Aspect may be exercised solely for shares of Aspect common stock. The number of shares of Aspect common stock subject to each such TACTech option shall be equal to the number of shares of TACTech common stock subject to such TACTech option immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole share. The per share exercise price under each such TACTech option shall be adjusted by dividing the per share exercise price under such TACTech option by the exchange ratio and rounding up to the nearest cent. And any restriction on the exercise of any such TACTech option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such TACTech option shall otherwise remain unchanged.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties of TACTech and Aspect relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties of TACTech expire on the first anniversary of the closing date.

COVENANTS; CONDUCT OF THE BUSINESSES PRIOR TO THE MERGER

COVENANTS OF TACTECH

    Pursuant to the merger agreement, TACTech has agreed that prior to the effective time of the merger it will:

    - subject to certain exceptions, provide Aspect with reasonable access to its books, records, tax returns and other documents;

    - carry out its business in the ordinary and usual course, and will use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, and other business relationships;

    - promptly notify Aspect in writing of the discovery of any event, condition, fact or circumstance that constitutes a material inaccuracy in any representation or warranty made by TACTech;

    - not sell, issue, grant or authorize the issuance or grant of any capital stock or other security, except that (1) it may issue shares of common stock upon the exercise of options outstanding as of the date of the merger agreement or pursuant to certain existing contractual obligations and (2) it may, in the ordinary course and with the approval of Aspect, grant options under its stock option plans to its employees;

    - not amend or waive any of its rights under, or accelerate the vesting under, any provision of any of its stock option plans, stock option agreements or restricted stock purchase agreements, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

    - not amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

    - not form any subsidiary or acquire any equity interest or other interest in any other entity;

    - not make any capital expenditure in excess of $125,000 in the aggregate;

    - not enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, other than in the ordinary course of business consistent with past practices;

    - not acquire, lease or license any right or other asset from any other person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

    - not lend money to any person, or incur or guarantee any indebtedness (except that it may make routine borrowings in the ordinary course of business and consistent with past practices);

    - not establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that it may make routine, reasonable salary increases in connection with its customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with certain existing bonus plans or contractual obligations);

    - not hire any employee at the level of vice-president or above, or with an annual base salary in excess of $75,000;

    - not change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

    - not make any tax election;

    - not commence or settle any legal proceeding;

    - not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; and

    - not agree or commit to take any of the actions listed above;

    - use all reasonable efforts to call, give notice of, hold and convene a meeting of its stockholders for the approval of the merger;

    - cause its board of directors to unanimously recommend that TACTech's stockholders approve the merger, subject to a limited right to withdraw its recommendation;

    - use all reasonable efforts to cause Ernst & Young to deliver to Aspect a letter, dated no more than 2 business days before the effective date of the registration statement on Form S-4, of the type that is customarily given in connection with registration statements on Form S-4; and

    - use all reasonable efforts to obtain and deliver resignations of its directors and officers prior to the closing of the merger.

COVENANTS OF TACTECH AND ASPECT

    Pursuant to the merger agreement, TACTech and Aspect have agreed that they will:

    - use their best efforts to register under the Securities Act the issuance of the shares of Aspect common stock to be issued in the merger;

    - use reasonable efforts to file all notices, reports, and other documents required to be filed by either such party with any governmental body with respect to the merger;

    - use all their respective best efforts to take all actions necessary to effectuate the merger;

    - consult with each other before issuing any press release or other public statement with respect to the merger;

    - execute and deliver customary tax representation letters to their respective counsel before the filing of the registration statement on Form S-4; and

    - use all reasonable efforts to cause such counsel to deliver tax opinions satisfying the requirements related thereto under the Securities Act.

COVENANTS OF ASPECT

    Pursuant to the merger agreement, Aspect has agreed that it will:

    - use its best efforts to obtain all regulatory approvals to ensure that the common stock issued in connection with the merger will be registered or qualified under the securities laws of each state where a TACTech stockholder resides;

    - assume each TACTech option in accordance with the merger agreement;

    - comply with all legal requirements with respect to terms of employment, benefits and otherwise for all employees of TACTech on the closing date;

    - use its best efforts to cause the shares it will issue in connection with the merger to be listed on the Nasdaq National Market;

    - cause Zing, as guarantor under a certain credit agreement of TACTech, to be released by the lender from all guaranty and indemnity obligations arising under such credit agreement; and

    - not purchase any securities of TACTech prior to the effective date of the merger.

NO SOLICITATION OF ACQUISITION PROPOSALS

    The merger agreement provides that TACTech shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries directly or indirectly to:

    - solicit, initiate, encourage or induce the making or submission of any acquisition proposal;

    - furnish any information regarding any of its subsidiaries to any third person in connection with or in response to an acquisition proposal;

    - engage in discussions or negotiations with any person with respect to any acquisition proposal;

    - approve, endorse or recommend any acquisition proposal; or

    - enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

    However, the forgoing restrictions will not prohibit TACTech from furnishing nonpublic information or entering into discussions with any third person in response to a superior offer that is submitted by such person (and not withdrawn) if:

    - neither TACTech nor any of its representatives shall have solicited, initiated, encouraged or induced the submission of the offer;

    - the board of directors of TACTech concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order to comply with its fiduciary obligations;

    - prior to furnishing any such nonpublic information to, or entering into discussions with, a third party, TACTech gives Aspect written notice of its intention to furnish nonpublic information and the information is furnished under an appropriate confidentiality agreement; and

    - prior to furnishing any such nonpublic information TACTech furnishes such nonpublic information to Aspect.

    The merger agreement requires that TACTech:

    - promptly advise Aspect orally and in writing of any acquisition proposal made or submitted by any third person during the pre-closing period and to thereafter keep Aspect informed of the status and terms of such proposal; and

    - hold in confidence all discussions and negotiations with Aspect relating to the merger with certain limited exceptions.

    The merger agreement requires that:

    - if the merger is not consummated, Aspect is not to use in competition with TACTech or disclose to any third person: any information regarding the business, financial condition, assets or operations of TACTech obtained in connection with the merger agreement.

    An "acquisition proposal" is any offer or proposal relating to any transaction involving any merger, consolidation, acquisition, or exchange or other similar transaction in which any third person directly or indirectly acquires TACTech or more than 20% of its business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of TACTech, or any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of TACTech.

CONDITIONS TO THE MERGER

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ASPECT

    The obligations of Aspect to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of each of the following conditions:

    - ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by TACTech in the merger agreement and in each of the other agreements and instruments delivered to Aspect in connection with the merger is accurate in all material respects on the closing date except for such inaccuracies as would not result in a material adverse change; and there has been no material failure by TACTech to perform any covenant or obligation required to be performed at or prior to closing.

    - EFFECTIVENESS OF REGISTRATION STATEMENT. The registration statement on Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the registration statement on Form S-4, provided that any such failure of effectiveness shall not be the result of any breach by Aspect of any of its covenants under the merger agreement.

    - STOCKHOLDER APPROVAL. The merger agreement shall have been duly adopted and approved, and the merger shall have been duly approved, by TACTech's stockholders. At the closing date, persons who are dissenters will be the holders of no more than 10% of the issued and outstanding common stock of TACTech.

    - CONSENTS. All material consents required to be obtained by TACTech in connection with the merger shall have been obtained and shall be in full force and effect.

    - AGREEMENTS AND DOCUMENTS. Aspect shall have received the following agreements and documents, each of which shall be in full force and effect:

           (a) employment agreements executed by Malcolm Baca, Jeffrey Hanser, and Bruce Blackford, respectively;

           (b) affiliate agreements executed by the affiliates of TACTech, within the meaning of Rule 144(a)(1) promulgated under the Securities Act;

           (c) a legal opinion of Cooley Godward dated as of the closing date and addressed to Aspect, to the effect that the merger will constitute a reorganization;

           (d) a certificate executed on behalf of TACTech by its chief executive officer confirming that certain conditions set forth in the merger agreement have been duly satisfied; and

           (e) the written resignations of all officers and directors of TACTech.

    - EMPLOYEES. None of Bruce Blackford, Jeffrey Hanser and Malcolm Baca shall have ceased to be employed by TACTech, or shall have expressed an intention to terminate his employment with TACTech or to decline to accept employment with Aspect.

    - NO MATERIAL ADVERSE CHANGE. There shall not have occurred (a) a reduction in the net worth of TACTech of more than $500,000 from its net worth at December 31, 1999, excluding subsequent operating results, (b) a net loss for TACTech's quarter ending March 31, 2000, excluding certain costs and expenses, or (c) cancellation of more than 4 of the 11 subscribers of TACTech's AIM/ MAX service, other than certain listed entities, more than 3 of the 14 subscribers to TACTech's TACTRAC service, other than certain listed entities whose subscriptions expire before March 31, 2000, or, if the closing occurs after March 31, 2000, for the period from January 1, 2000 to the day prior to the closing, of no more than 35% of those AIM/MAX subscribers, other than certain listed entities, and no more than 25% of those TACTRAC subscribers, other than certain listed entities whose subscriptions expire before such date.

    - HART-SCOTT-RODINO ACT. If applicable, the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

    - NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal.

    - NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved, and neither Aspect nor TACTech shall have received any communication from any governmental body indicating the possibility of commencing a legal proceeding relating to the merger.

    - NO OTHER LITIGATION. There shall not be pending any legal proceeding in which there is a reasonable possibility of an outcome that could have a material adverse effect on Aspect or TACTech.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TACTECH

    The obligations of TACTech to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of the following conditions:

    - ACCURACY OF REPRESENTATIONS. The representations and warranties made by Aspect in the merger agreement shall have been accurate in all material respects as of the date of the merger agreement and shall be accurate in all material respects as of the closing date.

    - PERFORMANCE OF COVENANTS. All of the covenants and obligations that Aspect is required to comply with or to perform at or prior to the closing shall have been complied with and performed in all material respects.

    - EFFECTIVENESS OF REGISTRATION STATEMENT. The registration statement on Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the registration statement on Form S-4.

    - STOCKHOLDER APPROVAL. The merger agreement shall have been duly adopted and approved, and the merger shall have been duly approved, by the stockholders of TACTech.

    - DOCUMENTS. TACTech shall have received the following documents:

           (a) a legal opinion of Morrison Cohen, dated as of the closing date, to the effect that the merger will constitute a reorganization; and

           (b) a certificate executed on behalf of Aspect by an executive officer of Aspect, confirming that certain conditions have been duly satisfied.

    - HART-SCOTT-RODINO ACT. If applicable, the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

    - LISTING. The shares of Aspect common stock to be issued in the merger shall have been approved for listing on the Nasdaq National Market.

    - NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger by TACTech shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger by TACTech illegal.

    - NO ASPECT MATERIAL ADVERSE EFFECT. Since the date of the merger agreement, Aspect shall not have sustained a material adverse effect and no events have occurred as a result of which it is reasonably foreseeable that aspect is likely to sustain a material adverse effect.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

    Unless otherwise determined by Aspect prior to the effective time, following the merger, TACTech will be a wholly-owned subsidiary of Aspect. Pursuant to the merger agreement, the bylaws and certificate of incorporation of Asta Merger Sub shall be the bylaws and certificate of incorporation of TACTech, and thereafter may be amended in accordance with their respective terms as provided in the DGCL and the directors and officers of TACTech shall be the individuals who are directors and officers of Asta Merger Sub immediately prior to the effective time.

TERMINATION

TERMINATION OF MERGER AGREEMENT

    The merger agreement may be terminated prior to the effective time of the merger:

    - by mutual written consent of Aspect and TACTech;

    - by either Aspect or TACTech if the merger shall not have been consummated by August 15, 2000 (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time);

    - by either Aspect or TACTech if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

    - by Aspect if (i) the TACTech stockholders' meeting shall have been held and the merger agreement and the merger shall not have been approved at such meeting by the required stockholder vote or (ii) if holders of more than 10% of the TACTech common stock shall have timely elected and perfected dissenter's rights;

    - by TACTech if the TACTech stockholders' meeting shall have been held and the merger agreement and the merger shall not have been approved at such meeting by the required stockholder vote, provided that the failure to obtain this vote did not result from a breach of any of the voting agreements.

    - by Aspect if (i) the conditions of Aspect's obligation to close shall not have been satisfied, (ii) any of TACTech's covenants contained in the merger agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that Aspect may not terminate the merger agreement on account of an inaccuracy in TACTech's representations and warranties that is curable or on account of a breach of a covenant by TACTech that is curable unless TACTech fails to cure such inaccuracy or breach within 30 days after receiving written notice from Aspect; or

    - by TACTech if: (i) certain conditions to TACTech's obligation to close shall not have been satisfied; (ii) any of Aspect's covenants contained in the merger agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that TACTech may not terminate the merger agreement on account of an inaccuracy in Aspect's representations and warranties that is curable or on account of a breach of a covenant by Aspect that is curable unless Aspect fails to cure such inaccuracy or breach within 30 days after receiving written notice from TACTech; or (iii) the registration statement on Form S-4 has not become effective in accordance with the provisions of the Securities Act within 90 days after such registration statement was filed with the SEC, provided that the failure of such effectiveness did not result from a breach by TACTech of any of its covenants under the merger agreement.

TERMINATION FEE

    Aspect has agreed to pay to TACTech a termination fee equal to $500,000 if the merger agreement is terminated as a result of the occurrence of any of the following events:

    - TACTech terminates after certain conditions to TACTech's obligation to close were not satisfied;

    - TACTech terminates after any of Aspect's covenants contained in the merger agreement was breached in a material respect; or

    - TACTech terminates after the registration statement on Form S-4 failed to become effective in accordance with the provisions of the Securities Act within 90 days after such registration statement was filed with the SEC.

    TACTech has agreed to pay to Aspect a termination fee equal to $255,000 if the merger agreement is terminated as a result of the occurrence of both the following events:

    - Aspect or TACTech terminates after a stockholder meeting of TACTech where the merger agreement and the merger were not approved by the required stockholder vote; and

    - at the time of the termination of the merger agreement an acquisition proposal was disclosed, announced, commenced, submitted or made.

EXPENSE REIMBURSEMENT

    All fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated; PROVIDED, HOWEVER, that Aspect and TACTech shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 and this proxy statement/ prospectus.

    However, TACTech shall pay to Aspect in cash a nonrefundable payment in an amount equal to the aggregate amount of all fees and expenses incurred by or on behalf of Aspect in connection with the merger if:

    - the merger agreement is terminated by Aspect or TACTech following a stockholder meeting of TACTech where the merger agreement and the merger were not approved by the required stockholder vote, or

    - holders of more than 10% of the TACTech common stock timely elect and perfect dissenter's rights; or

    - any party to a voting agreement has breached such agreement.

                                VOTING AGREEMENT

    Contemporaneously with the execution and delivery of the merger agreement, Robert M. Schrader, Robert E. Schrader, Stacy J. Schrader, Deborah J. Schrader, Martin Fawer, Malcolm Baca, Bruce Blackford and Jeffrey Hanser, the holders of approximately 66% of the outstanding TACTech common stock, have agreed to vote for adoption of the merger agreement, pursuant to a voting agreement under which such stockholders have agreed:

    - to vote FOR adoption of the merger agreement at any meeting of TACTech stockholders at which such matter is considered and to execute written consents solicited in favor of adopting the merger agreement;

    - not to enter into any voting trust or voting agreement or grant any proxies with respect to such stockholders' shares of TACTech common stock; and

    - not to solicit, initiate, encourage or induce the making of acquisition proposals.

The voting agreement will terminate on the earliest to occur of:

    - the termination of the merger agreement; or

    - the effective time of the merger.

    The foregoing is a summary description of the voting agreement. The voting agreement is an exhibit to the registration statement that Aspect has filed with the SEC in connection with the merger.

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                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Malcolm Baca, TACTech's Executive Vice President and Chief Operating Officer, and other members of TACTech's management have various conflicts of interests arising out of their ownership of TACTech common stock and their expected employment by Aspect following the merger. The TACTech board of directors was aware of these interests when it approved the merger agreement and the merger.

    As of March 28, 2000 all directors and executive officers of TACTech as a group beneficially owned a total of 205,571 shares of TACTech common stock, of which 176,831 shares are presently issued and outstanding. As discussed further below on page 48, TACTech granted options to purchase up to 44,904 shares of TACTech common stock in the aggregate to two of TACTech's executive officers, Bruce L. Blackford and Jeff Hanser, in connection with TACTech's acquisition of RAC, and a certain portion of the presently unvested portion of such options will accelerate upon consummation of the merger. Additionally, TACTech granted options to purchase 3,000 shares of TACTech common stock to a director, Martin Fawer, at an exercise price of $5.75 per share pursuant to TACTech's 1997 Option Plan, as amended November 3, 1997, the vesting of which will accelerate upon consummation of the merger. Additionally, a $150,000 bonus will be paid to Malcolm Baca upon consummation of the merger.

    Three TACTech executive officers (Malcolm Baca, Bruce Blackford and Jeffrey Hanser) have entered into employment agreements with Aspect. Under Mr. Baca's employment agreement, Mr. Baca will receive an annual base salary of $140,000, an annual incentive bonus in the amount of $100,000 and an option for 25,000 shares of Aspect common stock. Under Mr. Hanser's and Mr. Blackford's employment agreement, each will receive an annual base salary of $150,000, an annual incentive bonus in the amount of $80,000 and an option for 20,000 shares of Aspect common stock. Each such employment agreement provides for an at-will employment relationship with Aspect and contains nonsolicitation and noncompetition provisions covering a period of 12 months. The arrangements set forth in the employment agreements are generally consistent with Aspect's practices with respect to comparable Aspect employees.

     COMPARISON OF RIGHTS OF HOLDERS OF SECURITIES OF ASPECT AND OF TACTECH

    The following discussion compares the principal rights and privileges with respect to the existing securities of TACTech with the securities of Aspect now existing and which will be existing following consummation of the merger. Both Aspect and TACTech are Delaware corporations, and therefore the merger will not affect the law applicable to the stockholders of either corporation.

POWER TO CALL SPECIAL MEETINGS OF THE STOCKHOLDERS

    Special meetings of the stockholders of Aspect may be called by the board of directors, the chairman of the board, the president, or holders of shares entitled to cast not less than 10% of the votes at such meeting. Special meetings of the stockholders of TACTech may be called by the chairman of the board of directors, the vice chairman of the board of directors, the president, or by resolution of the board of directors. In addition, TACTech's president or secretary must call a special meeting at the request of holders of 66 2/3% of the of the entire capital stock of TACTech issued and outstanding and entitled to vote.

QUORUM OF STOCKHOLDERS

    At any meeting of the stockholders of Aspect, the holders of a majority of all the shares entitled to vote constitute a quorum. At any meeting of the stockholders of TACTech, the holders of a third of all the shares entitled to vote constitute a quorum.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

    An action may be taken without a meeting by the stockholders of Aspect if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize such action at a meeting at which all shares were present. An action may be taken without a meeting by the stockholders of TACTech if a consent in writing is signed by all stockholders entitled to vote upon the action.

BOARD OF DIRECTORS

    There are currently 4 directors of Aspect. The number of directors of Aspect shall be fixed exclusively by a vote of the outstanding shares entitled to vote and the Aspect directors shall have a term of one year. Vacancies may be filled only by the majority vote of the outstanding Aspect shares. Directors of Aspect may be removed by a majority vote of the outstanding shares. Vacancies arising from such removal may be filled only by a majority of the Aspect board of directors or a plurality of the Aspect stockholders entitled to vote.

    There are currently 4 directors of TACTech. The board of directors of TACTech shall consist of at least 3 and not more than 10 directors, classified into three classes if there shall be 7 or more directors, or 2 classes if there shall be fewer than 7 and more than 3 directors, in either case with each class being as nearly as possible equal in size to the others. The majority of the board of directors or stockholders of TACTech may determine the number of directors of TACTech. The TACTech directors have a term of 2 years. Vacancies may be filled by a majority of the board of directors of TACTech.

AMENDMENT OF CHARTER AND BYLAWS

    The certificate of incorporation of Aspect may be amended by the board of directors and the stockholders, provided that any amendment that would increase or decrease the authorized number of directors of Aspect shall be approved by the number of then authorized number of directors minus one. The bylaws of Aspect may be amended by a majority of the total authorized number of directors or by the stockholders of Aspect.

    The certificate of incorporation of TACTech may be amended by the board of directors, provided that the amendment of the following provisions require the vote of holders of at least 66 2/3% of the total voting power of all outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class, and a majority of such shares other than such shares held by interested stockholders:

    - Article 5 (relating to TACTech's perpetual existence);

    - Article 6 (relating to the private property of stockholders);

    - Article 7 (relating to bylaw amendments);

    - Article 8 (relating to directors);

    - Article 9 (relating to business combinations);

    - Article 10 (relating to indemnification of officers and directors);

    - Article 12 (relating to special meetings of stockholders); and

    - Article 13 (relating to amendments to the certificate of incorporation).

    The bylaws of TACTech may be amended by a majority of the board of directors or by the stockholders of TACTech, provided that any bylaw adopted by the board of directors may be amended or repealed by the stockholders and provided that the amendment of the following bylaw provisions require the vote of the holders of at least 66 2/3% of the outstanding stock of TACTech entitled to vote for election of directors and a majority of such shares other than shares held by interested stockholders:

    - Section 3.1 (related to the number, qualification, election and term of directors);

    - Section 3.2 (related to quorum and manner of acting);

    - Section 3.7 (related to resignation and removal of directors);

    - Section 3.8 (related to vacancies); and

    - Section 7.6 (related to amendments).

                DESCRIPTION OF TACTECH AND ASPECT CAPITAL STOCK

TACTECH COMMON STOCK

    Each share of TACTech common stock entitles the holder to one vote for each share held of record on all matters submitted to a vote of TACTech's stockholders. The holder of each share of TACTech common stock is not entitled to any cumulative voting rights. Each holder is entitled to receive dividends, if any, declared by the board of directors. If TACTech is liquidated, dissolved or wound up, each holder is entitled to share ratably with the other stockholders in the distribution of all assets that TACTech has left after it pays all of its liabilities. Each holder has no preemptive rights to subscribe for additional shares of common stock and no right to convert his common stock into any other securities. In addition, each holder does not have the benefit of a sinking fund for his shares of common stock. Each holder's common stock is not redeemable by TACTech.

TACTECH 1997 STOCK OPTION PLAN OPTIONS

    35,800 options granted pursuant to TACTech's 1997 Option Plan (1997 Options) are currently outstanding. Each 1997 Option entitles the holder to purchase one share of TACTech common stock.

    On September 3, 1997, TACTech granted 26,200 1997 Options at an exercise price of $4.00 per share. 8,800 of these options vested immediately; 1,800 vested on the first anniversary of their grant; and 15,600 vest ratably over a three-year period as measured from the date of grant. However, TACTech's Stock Option Committee may accelerate the vesting of any unvested portion of these 1997 Options, at its sole discretion, upon the occurrence of a Change of Control, as defined in the 1997 Option Plan. All 26,200 of these options expire at 5:00 p.m., California time, on November 3, 2007, and, except as provided under the 1997 Option Plan, if a holder of any of these 1997 Options fails to exercise any such option by the date of expiration, such option will expire and the holder will have no further rights thereto.

    On April 28, 1999, TACTech granted 9,600 1997 Options at an exercise price of $5.75 per share. These options vest ratably over a three-year period, as measured from the date of grant. However, all unvested portions of these 1997 Options will vest upon the occurrence of a Change of Control, as defined in the 1997 Option Plan. All 9,600 of these options expire at 5:00 p.m., California time, on April 27, 2009, and, except as provided under the 1997 Option Plan, if a holder of these 1997 Options fails to exercise any such option by the date of expiration, such option will expire and the holder will have no further rights thereto.

    The holders of the 1997 Options do not have any rights, privileges or liabilities as stockholders of TACTech prior to their exercise of such options. As provided in the 1997 Option Plan, 1997 Options are subject to certain adjustments upon Changes of Capitalization and Changes of Control, both as defined in such plan.

RAC SELLING STOCKHOLDERS OPTIONS

    In connection with TACTech's acquisition of RAC, the two RAC selling stockholders were granted options for up to 44,904 shares of TACTech common stock, in the aggregate, at an exercise price of $3.00 per share. These options were not granted pursuant to TACTech's 1997 Option Plan. These options vest over a three-year period at a rate of up to 14,968 shares per year. The right to exercise these options is subject to incremental vesting as (and if) TACTech achieves certain targeted sales goals. However, upon the occurrence of certain events, as described pursuant to the terms of these options, unvested portions of these options will vest as of the time immediately preceding such events, provided that in no event will any portion of these options that did not vest as a result of TACTech failing to meet certain targeted sales goals vest upon the occurrence of such events. As of March 28, 2000, 28,740 of these options had vested. Except as otherwise provided pursuant to the terms of these options, all of these options expire at 5:00 p.m., New York time, on September 30, 2002, and if a holder fails to exercise any of these options by the date of expiration, any such option will expire and such holder will have no further rights thereto. The holders of these options do not have any rights, privileges or liabilities as stockholders of TACTech prior to the exercise of such options. As provided pursuant to the terms of these options, these options are subject to certain adjustments.

TACTECH OPTIONS UNDER THE MERGER AGREEMENT

    Pursuant to the merger agreement, all TACTech options, other than those that terminate at or before the consummation of the merger, shall be converted into options to purchase, on identical terms and conditions, those number of shares of Aspect common stock equal to the number of shares of TACTech common stock for which such option may be exercised multiplied by the exchange ratio set forth in the merger agreement.

DESCRIPTION OF ASPECT CAPITAL STOCK

    The authorized capital stock of Aspect consists of 100,000,000 shares of common stock and 2,000,000 shares of preferred stock, par value $0.001 per share. Six Hundred Thousand (600,000) shares of preferred stock are designated Series A Junior Participating Preferred Stock and are reserved for issuance upon exercise of the rights distributed to the holders of Aspect common stock pursuant to the Share Purchase Rights Plan referred to below. The following summary of certain provisions of the common stock and the preferred stock of Aspect does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and By-Laws of Aspect and by provisions of applicable law.

ASPECT COMMON STOCK

    As of April 3, 2000, there were approximately 61,222,105 shares of common stock outstanding held of record by 179 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Aspect, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of common stock have no preemptive or subscription rights and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

ASPECT PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights preferences and restrictions of each series, any and all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of the holders of the common stock may not be determined until the board of directors specifies the rights of the holders of such preferred stock. Such effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairment of the liquidation rights of the common stock and delaying or preventing a change in control of Aspect without further action by the stockholders. Aspect has no present plans to issue any shares of preferred stock.

ASPECT SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    DESIGNATION AND AMOUNT. The Series A Junior Participating Preferred Stock has a par value of $0.001 per share and a liquidation preference of $100 per share, plus accrued and unpaid dividends. The authorized number of shares of Series A Junior Participating Preferred Stock is 600,000.

    RANK. With respect to dividend rights and rights on distributions of assets, the Series A Junior Participating Preferred Stock ranks junior to all classes of preferred stock of Aspect.

    DIVIDENDS. The holders of Series A Convertible Junior Participating Stock are entitled to receive, when, as and if declared by Aspect's board of directors out of funds legally available therefor, cash dividends in an amount per share equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and non-cash dividends and other distributions paid on the common stock. No interest accrues on accumulated but unpaid dividends. Holders of shares of Series A Junior Participating Preferred Stock are not entitled to any other dividends.

    REDEMPTION. The shares of Series A Junior Preferred Stock are not redeemable.

    VOTING RIGHTS. Each share of Series A Junior Participating Preferred Stock shall entitle the holder to 100 votes on all matters submitted to a vote of the stockholders, and such shares shall vote together with the holders of common stock as one class. The vote of at least 66 2/3% of the outstanding Series A Junior Participating Preferred Stock, voting separately as a series, is required to adopt any alteration, amendment or repeal of any provision of Aspect's certificate of incorporation, if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely.

    LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding-up of Aspect, the holders of Series A Junior Participating Preferred Stock will be entitled to receive liquidating distributions in the amount of $100 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, before any distribution or payment is made to holders of common stock or on any other class of Aspect stock ranking junior as to dividends or assets distributable upon Liquidation to the holders of shares of Series A Junior Participating Preferred Stock.

    CONSOLIDATION, MERGER. In the event Aspect consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of common stock are exchanged for or changed into other stock or securities, the Series A Convertible Junior Participating Stock of such holder will be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or other property into which each share of common stock is changed or exchanged.

       STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS; VOTE REQUIRED

    As of January 31, 2000, the directors and executive officers of Aspect, as a group, beneficially owned approximately 27.35% of the outstanding Aspect Common Stock. As of March 28, 2000, the directors and executive officers of TACTech, as a group, beneficially owned approximately 32.76% of the outstanding TACTech common stock.

    The vote of holders of two-thirds of the shares of TACTech common stock outstanding on the record date is required to adopt the merger agreement.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF TACTECH

    The following table sets forth, as of March 28, 2000, information concerning beneficial ownership of voting securities of TACTech by all directors and executive officers of TACTech and each person who is known by management to own beneficially more than 5% of any class of such securities:

                                                            AMOUNT OF TACTECH COMMON   PERCENT OF
NAME                                     TITLE              STOCK BENEFICIALLY OWNED    CLASS(1)
----                          ----------------------------  ------------------------   ----------
Stacy J. Schrader(2)........  Stockholder                            109,169              18.23%
Robert M. Schrader(2).......  Stockholder                            109,168              18.23%
Malcolm Baca(2).............  Executive Vice President and            55,383               9.25%
                              C.O.O.
Robert E. Schrader(2)(3)....  President and C.E.O.                    72,576(4)           12.12%
Deborah J. Schrader(2)(3)...  Secretary and Director                  72,576(4)           12.12%
Martin S. Fawer(2)..........  Chief Financial Officer and              3,968(5)               *
                              Director
Bruce L. Blackford(2).......  Senior Vice President                   36,822(6)            6.00%
Jeff Hanser(2)..............  Senior Vice President                   36,822(6)            6.00%
David Lerner(2).............  Director                                     0                  *
All officers and directors    Director                               205,571              32.76%
  as a group (7 persons)....

------------------------

*   less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. To TACTech's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated in other footnotes to this table.

(2) The address of Stacy J. Schrader is 666 Greenwich Street, New York, NY 10014. The address of Robert M. Schrader is 24 Carhart Avenue, White Plains, NY 10602. The address of Malcolm Baca is 22687 Old Canal Road, Yorba Linda, California. The address of Robert E. Schrader and Deborah J. Schrader is 72 Haight Cross Road, Chappaqua, New York 10514. The address of Martin S. Fawer is 111 West 67(th) Street, New York, New York 10023. The address of Bruce L. Blackford is 3465 Camino Del Rio South, Suite 430, San Diego, California 92108. The address of Jeff Hanser is 3465 Camino Del Rio South, Suite 430, San Diego, California 92108. The address of David Lerner is c/o Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022.

(3) Robert E. Schrader and Deborah J. Schrader disclaim beneficial ownership of the shares of TACTech common stock owned by Robert M. Schrader and Stacy J. Schrader, who are their children. Deborah J. Schrader owns no shares directly.

(4) Robert E. Schrader and Deborah J. Schrader jointly beneficially own 72,576 shares of common stock.

(5) Excludes options held by Martin S. Fawer to purchase 3,000 shares of common stock which will vest upon consummation of the merger.

(6) Excludes options held by Bruce L. Blackford and Jeff Hanser to each purchase 7,484 shares of common stock which will vest upon consummation of the merger.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ASPECT

    The following table sets forth certain information regarding the beneficial ownership of Aspect's common stock as of January 31, 2000 by: (i) each director;
(ii) each of the Named Executive officers; (iii) all current executive officers and directors as a group; and (iv) all those known to be beneficial owners of more than five percent of Aspect's common stock:

                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
BENEFICIAL OWNER                                              NUMBER OF SHARES   PERCENT OF TOTAL
----------------                                              ----------------   ----------------
Romesh Wadhwani(2)..........................................     14,821,000            22.92%
  1395 Charleston Road
  Mountain View, CA 94043
FMR Corp.(3)................................................      5,122,106             8.58%
  82 Devonshire Street
  Boston, MA 02019..........................................
Robert L. Evans(4)..........................................      1,080,000             1.78%
James Althoff(5)............................................        718,694             1.19%
Steven Goldby(6)............................................         70,004                *
David S. Dury(7)............................................        420,800                *
Dennis G. Sisco(8)..........................................        144,000                *
Donald Tomkinson(9).........................................        294,202                *
All directors and current executive officers as a group (10      18,636,718            27.35%
  persons)(10)..............................................

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days after January 31, 2000 are deemed outstanding for computing the percentage ownership of the person or entity holding such securities, but are not deemed outstanding for computing the percentage ownership of any other person or entity. To Aspect's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Applicable percentage of beneficial ownership is based on 59,710,222 shares of common stock outstanding as of January 31, 2000, net of treasury stock.

(2) Includes 4,940,000 shares subject to immediately exercisable options held by Dr. Wadhwani, 2,516,670 of which are subject to a right to repurchase by Aspect which right lapses over time.

(3) Consists of 4,022,066 shares held by Fidelity Management & Research Company ("Fidelity"), which is a wholly-owned subsidiary of FMR Corp.; 1,070,200 shares held by Fidelity Management Trust company, a is wholly-owned subsidiary of FMR Corp.; 29,840 shares held by Fidelity International Limited and various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies. Based upon information supplied in Schedule 13G filed with the SEC in February 2000.

(4) Includes 1,080,000 shares subject to immediately exercisable options held by Mr. Evans, 1,000,002 of which are subject to a right to repurchase by Aspect which right lapses over time.

(5) Includes 470,252 shares subject to immediately exercisable options held by Mr. Althoff, 272,778 of which are subject to a right to repurchase by Aspect which right lapses over time.

(6) Includes 70,004 shares subject to immediately exercisable options held by Mr. Goldby, 66,670 of which are subject to a right to repurchase by Aspect which right lapses over time.

(7) Includes 360,800 shares subject to immediately exercisable options held by Mr. Dury, 260,168 of which are subject to a right to repurchase by Aspect which right lapses over time.

(8) Includes 140,000 shares subject to immediately exercisable options held by Mr. Sisco, 66,254 of which are subject to a right to repurchase by Aspect which right lapses over time.

(9) Includes 294,202 shares subject to immediately exercisable options held by Mr. Tomkinson, 285,622 of which are subject to a right to repurchase by Aspect which right lapses over time.

(10) Includes shares described in the notes above, as applicable. Includes 8,438,966 shares subject to stock options held by all executive officers and directors, as a group, exercisable within 60 days of January 31, 2000.

                   SELECTED TACTECH HISTORICAL FINANCIAL DATA

    The following selected historical financial data for the years ended
June 30, 1999 and 1998 are derived from the consolidated financial statements of TACTech as included in its June 30, 1999 Form 10-KSB (as amended) and included in this proxy statement/prospectus and should be read in conjunction with those financial statements and notes related thereto. The selected financial data as of December 31, 1999, December 31, 1998 and for the six months ended on such dates are derived from the condensed consolidated financial statements of TACTech as included in its December 31, 1999 Form 10-QSB and included in this proxy statement/prospectus. Such unaudited data includes, in management's opinion, all normal recurring adjustments necessary to present fairly the results of operations and financial position of TACTech for such periods. Results for interim periods are not necessarily indicative of the results to be expected for an entire year. The following data should also be read in conjunction with the financial statements, related notes, "Management's Discussion and Analysis of TACTech Financial Condition and Results of Operations," and other financial information included in this proxy statement/prospectus.

                                                                                  SIX MONTHS ENDED
                                                           YEAR ENDED JUNE 30,      DECEMBER 31,
                                                           -------------------   -------------------
                                                             1999       1998       1999       1998
                                                           --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues...........................................   $4,512     $3,483     $2,509     $2,127
Operating income (loss)..................................      214       (693)       129         57
Net income (loss)........................................   $  150     $ (735)    $    5     $   22
                                                            ------     ------     ------     ------
Net income (loss) per share--basic.......................   $ 0.25     $(1.25)    $ 0.01     $ 0.04
                                                            ------     ------     ------     ------
Net income (loss) per share--diluted.....................   $ 0.24     $(1.25)    $ 0.01     $ 0.04
                                                            ------     ------     ------     ------
Number of shares used in computing per share
  amounts--basic.........................................      599        586        599        599
                                                            ------     ------     ------     ------
Number of shares used in computing per share amounts--
  diluted................................................      621        586        639        617
                                                            ------     ------     ------     ------

                                                                   JUNE 30,         DECEMBER 31,
                                                              -------------------   ------------
                                                                1999       1998         1999
                                                              --------   --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........   $  212     $  120       $  420
Working capital (deficit)...................................     (558)      (106)        (501)
Total assets................................................    1,768      1,394        1,876
Long-term obligations, less current portion.................       --        620           --
Stockholders' equity (deficit)..............................     (120)      (271)        (115)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF TACTECH FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The discussion and analysis below should be read in conjunction with the TACTech Financial Statements and the notes related thereto included in this proxy statement/prospectus.

    Analysis of Financial Condition and Results of Operations covers the fiscal years ended June 30, 1999 and 1998 and the six months ended December 31, 1999 and 1998.

    The following table expresses certain items from TACTech's statements of operations as a percentage of revenues for the periods indicated:

                                                 YEAR ENDED         SIX MONTHS ENDED
                                                  JUNE 30             DECEMBER 31,
                                            --------------------   -------------------
                                              1999        1998       1999       1998
                                            --------    --------   --------   --------
                                                                       (UNAUDITED)
Revenues..................................   100.0%      100.0%       100%       100%
Selling, general and administrative
  expenses................................    92.8       117.4       92.6       94.9
Depreciation of equipment.................     2.0         2.1        1.9        2.0
Amortization of software development costs
  and acquisition costs...................     0.4         0.4        0.4        0.4
Interest expense..........................     1.4         1.2        1.2        1.6
Income (loss) before income taxes.........     3.4       (21.1)       3.9        1.1
Provision for income taxes................      --          --        3.7         --
Net income (loss).........................     3.4%      (21.1)%      0.2%       1.1%

RESULTS OF OPERATIONS--FISCAL YEAR ENDED JUNE 30, 1999
COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

    TACTech realized net income of $150,484 or $0.25 per share (basic) and $0.24 per share (diluted) for the fiscal year ended June 30, 1999 as compared to a loss of $735,000 or $1.25 per share (basic and diluted) for the fiscal year ended June 30, 1998.

    Revenues increased $1,029,000, or 30%, during the fiscal year ended
June 30, 1999 from $3,483,000 in the 1998 fiscal year. This increase in revenue was primarily attributable to the conversion of customers from TACTech's basic subscription service to the more robust TACTRAC service, and the increase in the subscription prices and fees associated with the TACTRAC service.

    Selling, general and administrative expenses increased approximately $103,000 to $4,190,000 for the 1999 fiscal year as compared to $4,087,000 for the prior year. The net dollar increase of $103,000 was primarily attributable to the following factors: (1) salaries and related costs associated with the RAC acquisition and ongoing costs related to the continued development and upgrading of the TACTRAC software amounting to $75,000 and $105,000, respectively, and
(2) selling and related expenses incurred to promote and increase sales of the TACTRAC product which amounted to $282,000. These increases were offset by a reduction of legal and professional expenses and relocation of facilities in the prior fiscal year amounting to $337,000 and $45,000, respectively.

    Depreciation for the fiscal year ended June 30, 1999 was approximately $90,400 as compared to approximately $73,300 for the prior year. TACTech depreciates its capital assets over a five year period, recording only one half year depreciation in the year of acquisition. TACTech acquired capital assets in fiscal 1999 and fiscal 1998 in the approximate amounts of $89,300 and $119,000, respectively, and pursuant to its depreciation policy, recorded an increase of $17,100 in fiscal 1999 as compared to the prior reporting period.

    Interest expense, which increased by $22,000 to $63,000 in the 1999 fiscal year from $41,000 in the 1998 fiscal year, is attributable to amounts borrowed pursuant to TACTech's bank line of credit to fund operations and purchases of computer and related equipment.

    The current provision for income taxes for the fiscal year ended June 30, 1999 was offset by a deferred tax benefit resulting from carryforward net operating losses of approximately $208,000 and because of other timing differences between book and taxable income. There is however, a current tax liability of $98,000 at June 30, 1999. There was no provision for income taxes for the fiscal year ended June 30, 1998 because of the reported loss for that year. At June 30, 1999 and 1998, deferred tax assets of $348,000 and $317,000 were offset by the valuation allowances of $250,000 and $317,000, respectively.

RESULTS OF OPERATIONS--FISCAL YEAR ENDED JUNE 30, 1998
COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

    TACTech sustained a loss of $735,000, or $1.25 per share, for the fiscal year ended June 30, 1998 as compared to net income of $199,000, or $.36 per share, for the fiscal year ended June 30, 1997.

    The loss for the fiscal year ended June 30, 1998 is primarily attributable to an increase in selling, general and administrative expenses due primarily to professional fees incurred by TACTech in TACTech's lawsuit, subsequently terminated, seeking injunctive relief against a competitor and a former employee, the cost of programming consultants incurred related to the enhancement of the RAC search engine technology and certain management incentive bonuses.

    Revenues increased $1,277,000, or 58% during the fiscal year ended June 30, 1998 from $2,206,000 for 1997.

    The current revenue increase in 1998 over 1997 is attributed, in part, to an increase in the number of licenses and in part because of greater revenues per subscriber at June 30, 1998 as compared to June 30, 1997.

                                                                  YEAR ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Subscribers at beginning of period..........................      95         73
Subscribers who did not renew...............................     (17)       (12)
Subscribers added during period.............................      29         34
                                                                ----       ----
Subscribers at end of period................................     107         95
                                                                ====       ====

    Approximately $584,000 of the revenue increase was generated by higher subscription prices attributable to the TACRAC products.

    Prior to its acquisition, RAC principally derived revenues from consulting services and customer-specific projects under cost plus fixed fee contracts with the Department of Defense and government contractors. Such revenues contributed approximately $198,000 to the 1998 revenue increase.

    Selling, general and administrative expenses during fiscal 1998 increased to approximately $4,087,000 from $1,863,000 for 1997. This increase of approximately $2,224,000 is primarily attributed to the following:

    - Coincident to the acquisition of RAC in September 1997, the two RAC selling stockholders received employment agreements. Each employment agreement provided for an annual base salary (including certain employee benefits) up to an aggregate of $200,000 and an incentive bonus up to $100,000 annually, measured by TACTech achieving certain targeted sales goals. The annual period for such measurement commenced on September 1, 1997 and as the targeted performance levels became probable of achievement, appropriate provisions for the maximum incentive bonuses were recorded equally between the third and fourth quarter of the current fiscal year. As a result of these agreements, approximately $600,000 contributed to the increase in selling and general administrative expenses for 1998.

    - Other increases in costs are primarily attributable to the RAC acquisition and include rent and utilities, professional fees, telephone, insurance, travel and other general administrative expenses of approximately $143,000.

    - $264,000 of legal and professional fees incurred as the result of the commencement by TACTech of a lawsuit seeking injunctive relief to enjoin a former employee from using trade secrets and a competitor for breaching a non-solicitation agreement.

    - Programming costs of $266,000 relating to augmenting TACTech's existing customer interface design as well as adopting RAC's component analysis technology.

    - Included in the total dollar increase were costs primarily related to the ongoing development of TACTech's database relating to commercial components as represented by increases in personnel costs as well as increases in marketing and selling expenses in the approximate amount of $313,000.

    Depreciation for the fiscal year ended June 30, 1998 was approximately $73,300 as compared to approximately $40,000 for 1997. TACTech acquired capital assets in fiscal 1998 and fiscal 1997 in the amounts of approximately $119,000 and $153,000, respectively, and pursuant to its depreciation policy, recorded an increase of approximately $23,000 in fiscal 1998 as compared to the prior reporting period. The acquisition of RAC in September 1997 accounted for the balance of the increase in depreciation expense in the amount of $11,000.

    The 1998 interest expense is attributable to amounts borrowed pursuant to the TACTech's bank line of credit to fund operations and purchases of computer and related equipment. There were no significant short term borrowings during 1997.

    There was no provision for income taxes for the fiscal year ended June 30, 1998 because of the reported loss. In 1997 TACTech filed its federal income taxes on a consolidated basis for the fiscal 1997 year with its former parent, Zing. Income taxes were computed on a separate company basis pursuant to the liability method.

RESULTS OF OPERATIONS--SIX MONTHS ENDED DECEMBER 31, 1999
COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1998

    TACTech reported net income of $5,000 or $.01 per share (basic and diluted), for the six months ended December 31, 1999 as compared to $22,000 or $.04 per share (basic and diluted) for the six months ended December 31, 1998.

    Revenues for the six months ended December 31, 1999 were $2,509,000 as compared to $2,127,000 for the six months ended December 31, 1998, an increase of 18%. The net increase of approximately $382,000 is primarily attributable to the conversion of the existing TACTech service customers to TACTRAC and the increase in the subscription prices and fees associated with TACTRAC.

    Selling, general and administrative expenses increased by approximately $304,000 for the six months ended December 31, 1999 as compared to the 1998 period. The increase was attributable to the following factors: (1) salaries and related costs associated with information systems in upgrading TACTRAC amounting to approximately $70,000, (2) selling and related costs approximating $45,000 incurred to promote TACTRAC sales, and (3) legal and professional fees of approximately $200,000 in connection with the filing of a registration statement for the purposes of distributing stock purchase rights to all shareholders and the merger transaction. This rights offering was canceled during January 2000 following the execution of the merger agreement with Aspect.

    Depreciation and amortization increased $7,000 for the six month period ended December 31, 1999 as compared to the 1998 period. This increase relates to the purchase of approximately $110,000 of computers and related equipment in the fiscal year ended June 30, 1999 and in the six month period ended December 31, 1999.

    Interest expense decreased $5,000 for the six month period ended
December 31, 1999 as compared to the comparable 1998 period. This resulted from a decrease in average bank borrowings during the comparable periods.

    The provision for income taxes for the six months ended December 31, 1999 differs from the statutory federal rate of 34% primarily due to (1) the effect of merger transaction expenses that are not deductible for tax purposes and
(2) state taxes. There was no provision for income taxes for the six months ended December 31, 1998 because of carryforward net operating losses for which the related deferred tax asset was fully reserved.

TRENDS

    CORE BUSINESS.

    The following discussion should be reviewed in contemplating the overall industry trends which might affect TACTech on a stand-alone independent basis if the merger were not approved. If the merger is approved, these trends would likely not be as material to the surviving company. Although a declining U.S. military budget may result in a reduction in new program awards, the total number or dollar value of expenditures for maintenance, repair and operations is increasing to sustain the deployment of existing military systems. TACTech believes that Department of Defense imperatives aimed at modernizing existing systems will make TACTech's efficient obsolescence management services more valuable as a means of reducing and managing the incidence of technological obsolescence and assisting electronic system designers in identifying the best solution options for semiconductor content in electronic systems.

    NEW MARKET OPPORTUNITIES.

    Management also believes that the expertise TACTech has developed in the military and aerospace market to rapidly distribute reliable semiconductor availability, compatibility and obsolescence data to the affected engineering community will also be valuable to the general commercial and industrial markets, with the appropriate level of capital and personnel resources, which TACTech currently lacks, and could become an integral tool on an enterprise-wide basis to help control design and inventory costs of systems that incorporate semiconductor components. The expansion of TACTech's focus to include a larger number of commercial and industrial components and to present its services to an enterprise-wide audience potentially expands the market which TACTech may penetrate. There can be no assurance, however, that TACTech will be able, on a cost-effective basis or at all, to develop a commercial or industrial market or to broaden its current reach principally among systems design engineers.

LIQUIDITY AND CAPITAL RESOURCES

    In fiscal 1999 and the first six months ended December 31, 1999, cash from operations was used to purchase computer and related equipment, reduce borrowings under a line of credit and provide working capital.

    In fiscal 1998, TACTech used proceeds from a line of credit to fund operations and for the acquisition of computer related equipment.

    Internal cash flow generated by the operations of TACTech on a stand-alone basis, together with borrowings under TACTech's $1.5 million credit facility (see Note 6 of Notes to Consolidated Financial Statements), should be sufficient for TACTech to meet its short-term working capital and capital expenditure requirements for its current core business. The credit facility, however, is scheduled to expire on

July 1, 2000. It is likely that TACTech will be required to make other financing arrangements upon the expiration of its present credit facility.

    Management believes that the combination of internally generated cash and capital available under existing bank lines of credit will not, however, be sufficient to enable TACTech to achieve the market expansion contemplated by TACTech's strategic plan on a stand-alone basis. Additional capital will be required to expand TACTech's product depth, and to strengthen marketing staff and senior management, particularly to address the commercial and industrial market to enable TACTech to focus marketing efforts on enterprise-wide solutions. With the withdrawal of its Form S-3 registration statement following the execution of the merger agreement with Aspect, TACTech ceased its efforts to secure additional capital.

IMPACT OF INFLATION

    In fiscal 1999 and fiscal 1998, inflation did not have a significant impact on the operations of TACTech.

IMPACT OF YEAR 2000

    EVALUATION EFFORTS

    TACTech has finished its assessment and upgrade of all systems that could be affected by the Year 2000 problem. This includes software developed specifically for license or sale, software developed for in-house use, third-party software and hardware used by TACTech, and telecommunications systems. TACTech did not experience any significant Year 2000 related problem through February 29, 2000. Additional testing however, will continue on these systems as a safety precaution.

    In addition, TACTech gathered and is continuing to gather Year 2000 compliance information from its significant vendors, suppliers and customers.

    READINESS AND COMPLIANCE PLAN

    TACTech's Year 2000 compliance efforts fell into four major areas:
Information Technology (including production software, internal software and hardware), Telecommunications Systems, Compliance by Vendors, and Compliance by Customers.

    INFORMATION TECHNOLOGY:

    PRODUCTION SOFTWARE--TACTRAC AND TACTECH BASIC SITE SERVICES

    TACTech currently markets information services based on two different sets of software, one relating to the TACTRAC service, and one relating to TACTech's basic library service.

    TACTRAC--TACTech completed an evaluation of the TACTRAC software for Year 2000 readiness and believes that, having made necessary upgrades, the TACTRAC software is fully Year 2000 compliant.

    Basic Library Services--TACTech has evaluated its basic library services software for Year 2000 readiness and believes that, having made necessary upgrades, the software is fully Year 2000 compliant.

    INTERNAL IT SYSTEMS

    TACTech has evaluated all of its internal IT Systems software and has performed the necessary upgrades or modifications to ensure that 100% of its systems are fully Year 2000 compliant.

    TACTech has evaluated all of its internal IT Systems hardware that are critical for continued business operations and has determined that it falls into the following categories:

    a)  Approximately 80% of its hardware is fully Year 2000 compliant.

    b) Approximately 20% of its hardware was not fully Year 2000 compliant prior to December 31, 1999 and required manually setting the date to January 1, 2000. For continued business operations, this equipment is considered to be Year 2000 compliant.

    TELECOMMUNICATIONS SYSTEMS

    In early January 1999, TACTech replaced its PBX telephone system and its voice mail at Yorba Linda system with new models that are fully Year 2000 compliant. The Year 2000 compliance status of TACTech's San Diego and Valhalla telephone systems is unknown and cannot be assured to be fully Year 2000 compliant. Nevertheless, these systems are not material to TACTech and have not experienced any service interruptions since January 1, 2000.

    VENDOR COMPLIANCE

    TACTech actively requested Year 2000 compliance certificates from its vendors. Most vendors reported that they were or would timely be Year 2000 complaint, including all those who could materially harm TACTech's business. Since January 1, 2000, TACTech has not experienced any Year 2000 related problems with its important vendors.

    CUSTOMER COMPLIANCE

    TACTech also requested similar compliance certifications from its customers. To date, TACTech has received responses from [60%] of its customers. TACTech cannot guarantee that all of its customers are either Year 2000 compliant, or will comply with TACTech's request for certification.

COST OF YEAR 2000 COMPLIANCE

    TACTech estimates that the total cost of achieving Year 2000 compliance was approximately $20,000. The bulk of these costs were for new versions and upgrades to software and operating systems and telephone equipment. Personnel and labor costs are included in salaries and are not included in this total. In addition, other software and operating system upgrades are already paid for by ongoing maintenance contracts and are not included in the above total.

CONTINGENCY PLAN

    Since TACTech believes that its production software, hardware information technology systems and telecommunications systems are Year 2000 compliant, and TACTech has not experienced any interruptions in data acquisition, processing or delivery since January 1, 2000 and does not anticipate any billing or collection problems as a result of the advent of the new century, TACTech has not developed a contingency plan for any Year 2000 non-compliance. It also had not developed a contingency plan if utility or other vendors are unable to render adequate service.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements give effect to the acquisition by Aspect of all outstanding shares of TACTech in a transaction accounted for as a purchase.

    The pro forma combined condensed statement of operations of Aspect for the twelve months ended December 31, 1999 assumes that the acquisition of TACTech took place as of the beginning of fiscal 1999. The statement combines Aspect's consolidated statement of operations for the twelve months ended December 31, 1999, and TACTech's condensed consolidated statements of operations for the six month period ended December 31, 1999 combined with the six month period ended June 30, 1999.

    The pro forma combined condensed balance sheet as of December 31, 1999 combines Aspect's December 31, 1999 consolidated balance sheet with TACTech's December 31, 1999 condensed consolidated balance sheet as if the acquisition had been consummated on that date.

    The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based on the information available at the date of this proxy statement/prospectus and are subject to change based upon completion of the transaction and final purchase price allocation, including completion of third party appraisals.

    Aspect's condensed consolidated financial information included in these pro forma financial statements is derived from its December 31, 1999 audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. TACTech's condensed balance sheet included in the accompanying pro forma unaudited combined condensed balance sheet is derived from its unaudited historical condensed consolidated financial statements as of December 31, 1999 included in this proxy statement/ prospectus. The results of operations for TACTech included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 were derived from its unaudited financial statements for the same period.

    The unaudited condensed financial information of TACTech has been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of TACTech's management, includes all adjustments necessary for a fair presentation of the financial information for such interim periods.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                                          PRO FORMA         PRO FORMA
                                                    ASPECT    TACTECH    ADJUSTMENTS        COMBINED
                                                   --------   --------   -----------        ---------
ASSETS
Current assets
  Cash and cash equivalents......................  $ 28,872    $  420      $    --          $ 29,292
  Short term investments.........................    47,332        --           --            47,332
  Accounts receivable, net.......................    28,709       945           --            29,654
  Prepaid expenses and other current assets......    15,884       125           --            16,009
                                                   --------    ------      -------          --------
  Total current assets...........................   120,797     1,490           --           122,287
Property and equipment, net......................    12,342       234           --            12,576
Other assets.....................................     2,765       152           --             2,917
Goodwill and purchased intangibles...............        --        --       13,885 (A)        13,885
                                                   --------    ------      -------          --------
  Total assets...................................  $135,904    $1,876      $13,885          $151,665
                                                   ========    ======      =======          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable...............................  $  3,221    $  417      $    --          $  3,638
  Accrued compensation expense...................     7,266       125           --             7,391
  Accrued income taxes...........................     3,863        98           --             3,961
  Other accrued..................................     9,191        --          200 (B)         9,391
  Deferred revenue...............................    13,584       681           --            14,265
  Revolving line of credit.......................        --       670           --               670
                                                   --------    ------      -------          --------
  Total current liabilities......................    37,125     1,991          200            39,316
                                                   --------    ------      -------          --------
Stockholders' equity
  Common stock...................................    90,929       559       15,441 (B)       112,929
  Deferred compensation..........................       (43)       --           --               (43)
  Unrealized loss on investments.................       (35)       --           --               (35)
  Accumulated transition adjustment..............       159        --           --               159
  Accumulated deficit............................     1,769      (674)      (1,756)(B)          (661)
                                                   --------    ------      -------          --------
  Total stockholders' equity.....................    98,779      (115)      13,685           112,349
                                                   --------    ------      -------          --------
  Total liabilities and stockholders' equity.....  $135,904    $1,876      $13,885          $151,665
                                                   ========    ======      =======          ========

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA    PRO FORMA
                                                        ASPECT    TACTECH    ADJUSTMENTS   COMBINED
                                                       --------   --------   -----------   ---------
Revenues:
  Licenses...........................................  $52,440     $4,894      $    --      $57,334
  Subscription and maintenance.......................   24,514         --           --       24,514
  Service and other..................................   18,191         --           --       18,191
                                                       -------     ------      -------      -------
  Total revenues.....................................   95,145      4,894           --      100,039
                                                       -------     ------      -------      -------
Cost of revenues:
  Licenses...........................................    1,152         --           --        1,152
  Subscriptions and maintenance......................    5,278         --           --        5,278
  Service and other..................................    9,120         --           --        9,120
                                                       -------     ------      -------      -------
  Total cost of revenues.............................   15,550         --           --       15,550
                                                       -------     ------      -------      -------
  Gross profit.......................................   79,595      4,894           --       84,489
                                                       -------     ------      -------      -------
Operating expenses:
  Research and development...........................   20,061        999           --       21,060
  Sales and marketing................................   44,625      1,548           --       46,173
  General and administrative.........................   11,136      2,065           --       13,201
  Amortization of goodwill...........................       --         --        2,777        2,777
                                                       -------     ------      -------      -------
  Total operating expenses...........................   75,822      4,612        2,777       83,211
                                                       -------     ------      -------      -------
  Operating income (loss)............................    3,773        282       (2,777)       1,278
Interest and other income, net.......................    6,238        (56)          --        6,182
                                                       -------     ------      -------      -------
  Income before income taxes.........................   10,011        226       (2,777)       7,460
Provision for income taxes...........................    2,212         94           --        2,306
                                                       -------     ------      -------      -------
  Net income.........................................  $ 7,799     $  132      $(2,777)     $ 5,154
                                                       =======     ======      =======      =======
Basic earnings per share.............................  $  0.13     $ 0.22                   $  0.09
                                                       =======     ======                   =======
Diluted earnings per share...........................  $  0.12     $ 0.21                   $  0.08
                                                       =======     ======                   =======
Shares used in computing basic earnings per share....   58,726        599                    59,122
                                                       =======     ======                   =======
Shares used in computing diluted earnings per
  share..............................................   66,180        625                    66,616
                                                       =======     ======                   =======

                        NOTES TO THE UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

    The total purchase price of TACTech reflects the issuance of approximately 396,000 shares of Aspect common stock and the assumption of options to purchase approximately 54,000 shares of Aspect common stock. The total purchase price was determined as follows (in thousands):

Value of Aspect common stock and options....................  $16,000
Other direct acquisition expenses...........................      200
                                                              -------
                                                              $16,200
                                                              =======

    The valuation of the Aspect common stock is based on its weighted average closing price three days prior to and three days following the announcement of the acquisition. The valuation of options to purchase Aspect common stock is based upon the Black-Scholes valuation model.

    The total purchase price of the TACTech acquisition has been allocated to acquired assets based on estimates of their fair values. The purchase price of approximately $16.2 million has been assigned to the assets acquired as follows (in thousands):

Tangible net liabilities assumed............................  $  (115)
Acquired in process research and development................    2,430
Goodwill....................................................   13,885
                                                              -------
                                                              $16,200
                                                              =======

    Aspect expects to allocate approximately $2.43 million of the purchase price to TACTech's in-process research and development, which will be expensed upon consummation of the merger as it has not reached technological feasibility and, in the opinion of management, has no alternative future use. The estimated amount is subject to adjustment based upon completion of third party appraisals. This amount has not been reflected in the accompanying pro forma statements of operations as it is a non-recurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

    The adjustments to the pro forma combined condensed balance sheet as of December 31, 1999 are as follows:

    (A) To reflect goodwill and other intangibles of approximately $14 million resulting from the acquisition of TACTech.

    (B) To reflect the purchase price paid as follows: issuance of Aspect's common stock and options valued at approximately $16 million and acquisition-related expenses of approximately $200,000.

    The adjustment to the pro forma combined condensed statement of operations for the year ended December 31, 1999 assumes the acquisition occurred as of January 1, 1999 and reflects the amortization of approximately $14 million of estimated goodwill and other intangibles resulting from the acquisition. The intangible assets will be amortized ratably over an estimated useful life of five years.

                                 LEGAL MATTERS

    Certain tax consequences of the merger and the validity of the Aspect common stock to be issued in the merger will be passed upon for Aspect by Cooley Godward. Certain legal matters in connection with the merger and the tax consequences to TACTech and its stockholders in connection with the merger will be passed upon by Morrison Cohen, counsel to TACTech.

                                  ACCOUNTANTS

    Ernst & Young LLP have been TACTech's independent public accountants since 1997. Representatives of Ernst & Young LLP are expected to attend the special meeting but are not expected to make a statement. They will, however, be available to answer appropriate questions.

                                    EXPERTS

    The consolidated financial statements of Transition Analysis Component Technology, Inc. at June 30, 1999 and 1998, and for each of the two years in the period ended June 30, 1999, included in the Proxy Statement of Transition Analysis Component Technology Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Aspect Development, Inc. incorporated by reference to the Annual Report on Form 10-K (as amended) for the fiscal years ended December 31, 1999 and 1998 in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Aspect Development, Inc. for the year ended December 31, 1997 appearing in Aspect Development Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                     STOCKHOLDER PROPOSALS AT THE COMPANY'S
                      NEXT ANNUAL MEETING OF STOCKHOLDERS

    Any stockholder of TACTech who intends to submit a proposal to TACTech's stockholders at TACTech's next annual meeting of stockholders (if the merger is not approved) must submit such proposal to TACTech no later than August 14, 2000, 120 days before the anticipated date of mailing of the Proxy Statement for such meeting. Stockholder proposals should be submitted to TACTech, ATTN:
Deborah J. Schrader, Secretary.

    Stockholders are advised that TACTech's management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the next annual meeting of stockholders (if the merger is not approved) with respect to any proposal presented by a stockholder at such meeting, without any discussions of the proposal in TACTech's proxy statement for such meeting, unless TACTech receives notice of such proposal at its principal office in Yorba Linda, California, not later than October 30, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    TACTech and Aspect are each subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by TACTech and Aspect with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. In addition, TACTech and Aspect are each required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    Aspect has filed with the SEC a Registration Statement on Form S-4 under the Exchange Act with respect to the shares of Aspect stock to be issued pursuant to the merger agreement of which this proxy statement/prospectus is a part.

    The SEC allows Aspect to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that Aspect can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement on Form S-4 or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this Proxy Statement/ Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Aspect has previously filed with the SEC. These documents contain important information about Aspect and its finances.

ASPECT FILING (FILE NO. 000-20749)

    - Annual Report on Form 10-K (as amended) for the year ended December 31, 1999.

    TACTech and Aspect hereby incorporate by reference additional documents that TACTech and Aspect may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    Aspect has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Aspect or Asta Merger Sub, and TACTech has supplied all information relating to TACTech.

    Documents incorporated by reference are available from Aspect without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Aspect at the following addresses:

                            Aspect Development, Inc.
                              1395 Charleston Road
                        Mountain View, California 94043
                         Attention: Investor Relations
                                 (650) 428-2700

    If you would like to request documents, please do so by [April 15], 2000 to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/ PROSPECTUS IS DATED APRIL   , 2000. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF ASPECT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

    Aspect, the Aspect logos and all other Aspect product and service names are registered trademarks or trademarks of Aspect Development, Inc. in the USA and in other select countries. TACTech, the TACTech logos and all other TACTech product and service names are registered trademarks or trademarks of Transition Analysis Component Technology, Inc. "-Registered Trademark-" and "-TM-" indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                                 OTHER MATTERS

    TACTech's management knows of no other matters to be presented at the Meeting. If any other matter does properly come before the Meeting, appointees named in proxies will vote the proxies in accordance with their best judgment.

                                          By Order of the Board of Directors
                                                 Deborah J. Schrader
                                                      Secretary

Dated:  Yorba Linda, California
      April   , 2000

ITEM 7--FINANCIAL STATEMENTS

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 1999 AND 1998

                                                                PAGE
                                                              --------
Report of Independent Auditors..............................    F-2

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Stockholders' Equity
  (Deficiency)..............................................    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to Consolidated Financial Statements..................    F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Directors of
Transition Analysis Component Technology, Inc.

    We have audited the accompanying consolidated balance sheets of Transition Analysis Component Technology, Inc. ("TACTech") as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TACTech as of June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP

White Plains, New York
September 24, 1999

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      JUNE 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
ASSETS
Current assets:
  Cash......................................................  $  212,188   $  120,204
  Accounts receivable, less allowance of $40,000 in 1999 and
    $20,000 in 1998.........................................     960,086      754,442
  Prepaid expenses and other current assets.................      60,560       63,593
  Deferred tax asset........................................      98,000           --
                                                              ----------   ----------
Total current assets........................................   1,330,834      938,239

Furniture and equipment.....................................     758,341      669,056
Less: accumulated depreciation..............................     497,423      407,031
                                                              ----------   ----------
                                                                 260,918      262,025

Other assets:
  Security deposits.........................................      83,379       81,723
  Software development costs-net............................      47,106       59,946
    Excess of costs over fair value of net assets acquired,
      net of accumulated amortization of $10,323............      45,983       51,614
                                                              ----------   ----------
Total assets................................................  $1,768,220   $1,393,547
                                                              ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY) CURRENT
  LIABILITIES:
  Accounts payable and accrued expenses.....................  $  315,890   $  411,225
  Accrued compensation expense..............................     373,384      332,257
  Accrued income taxes......................................      98,000           --
  Deferred income...........................................     531,080      300,683
  Revolving line of credit..................................     570,000           --
                                                              ----------   ----------
Total current liabilities...................................   1,888,354    1,044,165

Long-term obligation--revolving line of credit..............          --      620,000

Contingencies (Note 10)
Stockholders' equity (deficiency):
  Common stock (par value $.01 per share); Authorized
    5,000,000 as of June 30, 1999 and June 30, 1998; issued
    598,734 as of June 30, 1999 and June 30, 1998...........       5,987        5,987
  Additional paid-in capital................................     552,779      552,779
  Accumulated deficit.......................................    (678,900)    (829,384)
                                                              ----------   ----------
Total stockholders' equity (deficiency).....................    (120,134)    (270,618)
                                                              ----------   ----------
Total liabilities and stockholders' equity (deficiency).....  $1,768,220   $1,393,547
                                                              ==========   ==========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED JUNE 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Revenues....................................................  $4,512,274   $3,482,788
Selling, general and administrative expenses................   4,189,512    4,087,410
Depreciation of equipment...................................      90,391       73,303
Amortization of software development costs and acquisition
  costs.....................................................      18,471       15,392
Interest expense............................................      63,416       41,683
                                                              ----------   ----------
Income (loss) before income taxes...........................     150,484     (735,000)
Provision for income taxes..................................          --           --
                                                              ----------   ----------
Net income (loss)...........................................  $  150,484   $ (735,000)
                                                              ==========   ==========
Net income (loss) per common share-basic....................  $     0.25   $    (1.25)
                                                              ==========   ==========
Net income (loss) per common share-diluted..................  $     0.24   $    (1.25)
                                                              ==========   ==========
Average number of outstanding shares-basic..................     598,734      586,106
                                                              ==========   ==========
Average number of outstanding shares-diluted................     621,434      586,106
                                                              ==========   ==========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                            TOTAL
                                                             ADDITIONAL                 STOCKHOLDERS'
                                                  COMMON      PAID-IN     ACCUMULATED      EQUITY
                                                   STOCK      CAPITAL       DEFICIT     (DEFICIENCY)
                                                 ---------   ----------   -----------   -------------
  Balance at June 30, 1997 prior to
    distribution...............................  $     152   $ 554,571     $ (94,384)     $ 460,339
  Stock split..................................      5,386      (5,386)                          --
  Costs in connection with the distribution of
    stock......................................               (108,218)                    (108,218)
  Balance at June 30, 1997.....................      5,538     440,967       (94,384)       352,121
  Shares issued in RAC acquisition (Note 1)....        449     111,812                      112,261
Net loss.......................................                             (735,000)      (735,000)
                                                 ---------   ---------     ---------      ---------
Balance at June 30, 1998.......................      5,987     552,779      (829,384)      (270,618)
Net income.....................................                              150,484        150,484
                                                 ---------   ---------     ---------      ---------
Balance at June 30, 1999.......................  $   5,987   $ 552,779     $(678,900)     $(120,134)
                                                 =========   =========     =========      =========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED JUNE 30
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Operating activities
Net income (loss)...........................................  $ 150,484   $(735,000)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation............................................     90,392      73,303
    Amortization............................................     18,471      15,392
    Provision for losses in accounts receivable.............     20,000      15,000
    Deferred taxes..........................................    (98,000)         --
    Changes in operating assets and liabilities:
      Accounts receivable...................................   (225,644)   (261,711)
      Prepaid expenses and other current assets.............      3,033     (52,893)
      Accounts payable and accrued expenses.................    (95,335)    227,102
      Accrued compensation..................................     41,127     233,951
      Accrued income taxes..................................     98,000          --
      Accrued income tax due former parent company..........         --    (169,815)
      Deferred income.......................................    230,397     220,778
      Security deposits.....................................     (1,656)    (80,357)
                                                              ---------   ---------
Net cash provided by (used in) operating activities.........    231,269    (514,250)
Investing activities
Cost related to RAC acquisition, net of cash received.......         --      11,448
Purchases of equipment......................................    (89,285)   (119,176)
Additions to software development...........................         --     (10,726)
                                                              ---------   ---------
Net cash used in investing activities.......................    (89,285)   (118,454)
                                                              ---------   ---------
Financing activities
Proceeds from line of credit................................    225,000     620,000
Reduction of borrowings.....................................   (275,000)         --
                                                              ---------   ---------
Net cash provided by (used in) financing activities.........    (50,000)    620,000
                                                              ---------   ---------
Net increase (decrease) in cash.............................     91,984     (12,704)
Cash at beginning of year...................................    120,204     132,908
                                                              ---------   ---------
Cash at end of year.........................................  $ 212,188   $ 120,204
                                                              =========   =========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Prior to June 30, 1997, Transition Analysis Component Technology, Inc. ("TACTech" or the "Company") was a 90% owned subsidiary of Zing Technologies, Inc. ("Zing"), the Company's former parent, and the remaining 10% was owned by one officer of the Company. TACTech is located in Yorba Linda, California.

    The Company filed a registration statement on Form SB-1, which became effective June 30, 1997, for the purpose of distributing the Common Stock of the Company which was owned by Zing to the shareholders of Zing (the
"Distribution"). In connection with the Distribution, the Common Stock authorized and outstanding was split on approximately a 36.436-for-one basis.

    Also, in connection with the Distribution, intercompany advances (excluding income taxes) as of the effective date of the Distribution were converted to equity and, accordingly, were included within additional paid-in capital.

    As of the date of the Distribution, the Company engaged certain employees of Zing (with the permission of Zing) on a part-time basis to render to the Company the following services for a cost not to exceed $100,000 per year including: to advise in the development of the Company's business plan, to advise the Company with respect to and to negotiate agreements on the Company's behalf, to coordinate communications with the Company's stockholders, to advise the Company with respect to and to negotiate acquisitions and financing, to prepare and file the Company's tax returns and reports required by applicable securities laws and rules of applicable stock exchanges, to review and supervise the Company's accounting department and systems from time to time and suggest revisions and changes thereto, and to perform such further services as such employees may agree.

ACQUISITION OF RESEARCH ANALYSIS CORP.

    On September 22, 1997, TACTech acquired the net assets of Research Analysis Corp. ("RAC"), consisting primarily of search and report software pursuant to a merger (the "Merger") of TACTech's newly formed and wholly-owned subsidiary, with and into RAC. Upon consummation of the Merger, RAC, as the surviving corporation, became a wholly-owned subsidiary of the Company. Pursuant to the Merger, the sole shareholders of RAC exchanged all their shares in RAC common stock for 44,904 unregistered shares of common stock in the Company. The cost of the acquisition, including the shares given, was approximately $193,000. As a result of this transaction, the Company recorded approximately $56,000 of costs in excess of fair value of net assets acquired, which is being amortized over 10 years. The RAC acquisition was accounted for pursuant to the purchase method of accounting and is effective as of September 1, 1997.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The purchased net assets of RAC were allocated as follows:

Cash........................................................  $ 45,400
Accounts receivable, net....................................    88,400
Furniture and equipment.....................................    26,000
Other assets................................................    61,300
Excess of costs over fair value of net assets acquired......    56,300
Accounts payable and accrued expenses.......................   (84,400)
                                                              --------
                                                              $193,000
                                                              ========

    The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the fiscal year 1998 after giving effect to pro forma adjustments for compensation accruals and income taxes. The number of shares used in the computations of net loss per common share is 598,734.

                                                               YEAR ENDED
                                                              JUNE 30, 1998
                                                              -------------
Revenue.....................................................   $3,565,855
Net (loss) income...........................................   $ (775,000)
Net (loss) income per common share--basic and diluted.......   $    (1.29)

GENERAL BUSINESS DESCRIPTION

    TACTech is a semiconductor information service provider which licenses proprietary computer software tools combined with electronic semiconductor availability libraries and data bases that are utilized by various segments of the Department of Defense, the defense/aerospace industry, and industrial users of high reliability semiconductors and manufacturers and distributors of high reliability and military grade semiconductors. The Company operates as one business segment.

    RAC principally derived revenues from consulting services and customer-specific projects under cost plus fixed fee contracts with the Department of Defense and government contractors related specifically to training services, engineering support and logistics support. These contractual services deal with issues of reliability, maintainability, failure analyses, reliability predictions, circuit card redesign, provisioning and weapons system file data extraction. Since the acquisition of RAC by TACTech, RAC has continued to refine (and commenced marketing) "TACTRAC" developed to adapt RAC's component analysis technology, used in connection with RAC's consulting services, to TACTech's component data base technology.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

    Revenue from the Company's basic library subscription service is recognized monthly. Revenue from the enhanced TACTRAC Health Model is recognized as follows: Fees for the installation and delivery of the database information and workstation software into a customer server are recognized upon completion of the installation and are non-refundable. Fees for additional concurrent user stations are similarly recognized upon installation. Revenue from one customer was 10% of total revenue for 1999. Revenues from no one customer exceeded 10% of total revenue for 1998. U.S. government agencies accounted for

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) approximately 16% of revenues for 1999. Sales to foreign customers, primarily located in Europe, accounted for approximately 15% of revenue for 1999.

FURNITURE AND EQUIPMENT

    Furniture and equipment is stated at cost and is depreciated using the straight-line method over five years.

SOFTWARE DEVELOPMENT COSTS

    The Company begins capitalizing software development costs only after establishing commercial and technical viability. Software development costs are amortized using the straight line method over the remaining estimated economic life of the product, generally five years. Accumulated amortization of software development costs was $23,540 and $10,700 at June 30, 1999 and 1998, respectively.

ADVERTISING COSTS

    Advertising costs are charged to expense in the year incurred and totaled $96,600 and $8,500 for the years ended June 30, 1999 and 1998, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INFORMATION

    The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses reasonably approximate fair value due to the short maturity of these items. The carrying value of the Company's borrowings under its revolving line of credit, approximates fair value, as the obligation bears interest at a floating rate.

NET INCOME (LOSS) PER COMMON SHARE

    Basic income (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The diluted income (loss) per share computation includes the dilutive effect, if any, of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

IMPAIRMENTS

    The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. There have been no such impairment losses through June 30, 1999.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) STOCK-BASED COMPENSATION

    The Company applies the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in reporting for stock options.

2.  AGREEMENTS

    In April 1993, TACTech entered into a three-year exclusive licensing agreement with a distributor of electronic components at an annual rate of $108,000 and this agreement was amended in May 1993 with an expiration date of June 1998 and the annual rate was increased to $200,000 effective July 1995. As of July 1, 1998, the annual rate was increased to $230,000 and the term extended one year to June 30, 1999. The agreement was extended effective July 1, 1999 to December 31, 2000 at the same rate of $230,000. TACTech has agreed that during the term of this agreement it would not grant or authorize any other party access to its data bases or services if such party were in the business of distributing electronic component parts.

3.  INCOME TAXES

    Through the date of the Distribution, the Company filed a consolidated federal tax return with its former parent, Zing. Income taxes were computed on a separate company basis pursuant to the liability method. As a result of the Distribution, the Company will file its own separate tax returns for fiscal years 1999 and 1998.

    The Company records income taxes under the liability method of accounting. Deferred taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Deferred tax assets and liabilities are recorded at the rates expected to be in effect when the temporary differences reverse.

    The provision for income taxes is as follows:

                                                           YEAR ENDED JUNE 30,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------
Current
  Federal................................................  $ 77,000   $    --
  State..................................................    21,000        --
                                                           --------   -------
                                                             98,000
                                                           --------   -------
Deferred
  Federal................................................   (77,000)       --
  State..................................................   (21,000)       --
                                                           --------   -------
                                                            (98,000)       --
                                                           --------   -------
                                                           $     --   $    --
                                                           ========   =======

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

3.  INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred taxes are as follows:

                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (000'S OMITTED)
Net operating losses........................................   $  --      $  91
Deferred revenue............................................     210        119
Accruals not currently deductible...........................     122         99
Allowance for doubtful accounts.............................      16          8
                                                               -----      -----
Deferred tax asset..........................................     348        317
Valuation allowance.........................................    (250)      (317)
                                                               -----      -----
Net deferred tax asset......................................   $  98      $  --
                                                               =====      =====

    The reconciliation of the differences between the tax provision and the amounts computed by applying the statutory Federal income tax rate to pre-tax income is as follows:

                                                           YEAR ENDED JUNE 30,
                                                           -------------------
                                                             1999       1998
                                                           --------   --------
                                                             (000'S OMITTED)
U.S. Federal statutory income tax........................   $ 51.1    $(249.9)
State taxes, net of federal benefit......................      9.5      (41.6)
Adjustment to valuation allowance........................    (67.0)     283.3
Other....................................................      6.4        8.2
                                                            ------    -------
                                                            $   --    $    --
                                                            ======    =======

    During the year ended June 30, 1999, the Company made no income tax payments. During the year ended June 30, 1998, income tax payments amounted to $28,000.

4.  EMPLOYEE BENEFIT PLANS

    In fiscal year 1998, the Company adopted a deferred compensation plan ("Plan") for all employees, which is qualified under Section 401(k) of the Internal Revenue Code under which the Company's eligible employees are entitled to participate. Under the Plan, contributions to be made by the Company are at the discretion of the Board of Directors of the Company. The Company contributed $9,000 and $4,100 in fiscal years 1999 and 1998, respectively.

5.  LEASES

    In fiscal year 1997, TACTech rented facilities in Yorba Linda, California on a month-to-month basis.

    The Company leased a new facility of approximately 11,500 square feet in Yorba Linda commencing on October 1, 1997 for a period of five years. Pursuant to the new non-cancelable lease, the Company is allocated a portion of the property's common area maintenance which cannot exceed 106% of the previous years' common area maintenance charge. The lease is collateralized by a security deposit of $80,000 which is repayable at the rate of $15,823 annually following each anniversary of the lease commencement until

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

5.  LEASES (CONTINUED)
the lease expires. In addition to the Yorba Linda facilities, the Company by virtue of its acquisition of RAC, assumed a lease for office space in San Diego. This lease has a three year term ending April 30, 1999 and provides for additional rent based on the tenant's share of operating expenses in excess of a base year. The Company exercised its option and extended the lease for a two year period ending May 1, 2001 at an average annual rate of $26,712 per annum. Aggregated rent expense was $127,000 for the fiscal year ended June 30, 1999, as compared to $102,000 in the fiscal year ended June 30, 1998. Aggregate future minimum lease payments on the existing leases at June 30, 1999 are approximately as follows: 2000-$113,000; 2001-$114,000; 2002-$96,000 and 2003-$24,000.

6.  REVOLVING LINE OF CREDIT

    On August 28, 1997, the Company entered into a $1,500,000 revolving line of credit facility, with an interest rate equal to the bank's prime rate (7.75% at June 30, 1999). As amended on September 24, 1999, the facility has an expiration date of July 1, 2000 and is guaranteed by Zing. The Company has agreed not to incur any indebtedness under the facility on July 1, 2000 without Zing's consent. Proceeds from the loan are to be used for working capital and equipment acquisitions. Upon expiration of the facility, the Company may be required to make other financing arrangements which, if required, management believes would be available. All the company's personal property collateralizes the borrowings under the facility. The unused portion bears a 1/2% annual commitment fee. The Company made interest payments relating to the credit facility of approximately $63,000 and $28,000 for the fiscal years 1999 and 1998, respectively. At
July 30, 1999 the balance outstanding under the revolving line of credit was $720,000.

7.  STOCKHOLDERS' EQUITY

    The Company's Board of Directors adopted and the Company's stockholders approved the Transition Analysis Component Technology, Inc. 1997 Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, options to purchase up to 60,000 shares of Company common stock are available for grant from time to time to key employees of and consultants to the Company. On November 3, 1997, 26,200 options were granted at an exercise price of $4.00. In accordance with a vesting plan, 8,800 options became exercisable immediately, 1,800 options are exercisable in one year and 15,600 options are exercisable ratably over the next three years. On April 28, 1999, 9,600 additional options were granted at an exercise price of $5.75. These options are exercisable at the rate of 33-1/3% per annum on each anniversary date. Options granted under the 1997 Plan expire ten years after issuance. The weighted average remaining contractual life of these options is
8.67 years. No options were exercised as of June 30, 1999.

    In addition to the Company's 1997 Plan, two key employees of RAC were granted, pursuant to employment contracts, 44,904 stock options exercisable over a three year period at the rate of 14,968 options per year. The per share exercise price of these Options is $3 ("$3 Options"). The right to exercise these options is subject to incremental vesting as (and if) the Company achieves certain targeted sales goals. Upon the occurrence of an event or transaction, as defined in the agreement, except for options that did not previously vest as a result of the failure to achieve a targeted sales goal, any remaining unvested options become immediately vested. These options expire five years after issuance. The weighted average remaining contractual life of these options is
3.3 years. At June 30, 1999, 14,968 of these options were exercisable.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

7.  STOCKHOLDERS' EQUITY (CONTINUED)
    Under the provisions of SFAS No. 123, the Company is required to disclose the fair value, as defined, of options granted to employees and the related compensation expense. The fair value of the stock options granted was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. In management's opinion, because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate. The existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of the options granted during the years ended June 30, 1999 and 1998 was determined using the following assumptions; risk-free interest rates of 5.73%-1999, 6.00%-1998; dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .913 for 1999 grants and
 .683 and 5.239 for 1998 grants, for the $3 and $4 options, respectively, and a weighted-average expected life of the options of 3 years for the $3 options and 10 years for 1997 Plan options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' 3 year vesting period. The estimated weighted-average fair value per option is approximately $1.11 for the $3 options and $5.12 and $4.61 for 1997 Plan grants made in 1999 and 1998, respectively. The aggregate pro forma effect on the Company's operations is as follows:

                                                         YEARS ENDED JUNE 30,
                                                         --------------------
                                                           1999       1998
                                                         --------   ---------
As reported:
  Net income (loss)....................................  $150,484   $(735,000)
  Per share:
    Basic..............................................  $   0.25   $   (1.25)
    Diluted............................................  $   0.24   $   (1.25)
Pro forma:
  Net income (loss)....................................  $118,393   $(787,483)
  Per share:
    Basic..............................................  $   0.20   $   (1.34)
    Diluted............................................  $   0.19   $   (1.34)

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

8.  EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                              YEARS ENDED JUNE 30,
                                                              --------------------
                                                                1999       1998
                                                              --------   ---------
Numerator
  Numerator for basic and diluted earnings per
    share-income/(loss) available to common stockholders....  $150,484   $(735,000)
                                                              ========   =========
Denominator
  Denominator for basic earnings per share-weighted average
    shares..................................................   598,734     586,106
  Effect of dilutive options................................    22,700
                                                              --------   ---------
  Denominator for diluted earnings per share-adjusted
    weighted average shares and assumed conversions.........   621,434     586,106
                                                              ========   =========
Basic.......................................................  $   0.25   $   (1.25)
                                                              ========   =========
Diluted.....................................................  $   0.24   $   (1.25)
                                                              ========   =========

9.  RELATED PARTIES

    In 1997 and prior years, the Company was allocated a portion of the former parent company's corporate administration expenses which amounted to $100,000 in fiscal 1997. As of July 1, 1997, the administrative charge was eliminated and in lieu thereof by agreement, certain employees of Zing, the former parent were placed on the Company's payroll for an amount not to exceed $100,000. These amounts are included in selling general and administrative expenses.

    The President and Chief Executive Officer of the Company (also an officer of
Zing) has an employment agreement expiring on June 30, 2000, entitling him to a salary of $80,000 per annum. There is no contractual entitlement to any bonus.

    The Executive Vice President and General Manager (who is a significant shareholder of the Company) has an employment agreement that expired on May 1, 1999, entitling him to a base salary of $120,000 per annum plus five percent (5%) of the Company's collected revenues, except that one half percent is shared with other employees and two and a quarter percent is shared with other sales personnel on certain accounts.

    Pursuant to the RAC Acquisition, the two selling shareholders received three year employment agreements. Each employment agreement provides for an annual base salary and certain employee benefits up to an aggregate of $200,000, and incentive bonus up to $100,000 annually, measured by the Company achieving certain targeted sales goals.

10.  CONTINGENCIES

    Pursuant to an indemnification agreement entered into between the Company and Zing in connection with the distribution by Zing of its TACTech shares of Common Stock to Zing's stockholders (the "Distribution"), the Company agreed to indemnify and save harmless Zing and its directors, officers, employees, agents and/or affiliates for any claims incurred or suffered, directly or indirectly, by them

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                 JUNE 30, 1999

10.  CONTINGENCIES (CONTINUED)
resulting from or attributable to, among other things, the operation of the Company or the Distribution. Although the Company is not aware of any pending or threatened material liability for which it anticipates becoming obligated to make payments in connection with its obligations to indemnify Zing, there can be no assurance that such indemnification obligations could not arise or that such indemnification obligations would not be material to the Company. Under the Indemnification Agreement, Zing is required to indemnify the Company in certain circumstances, which obligation may counterbalance the indemnification obligations owed by the Company to Zing.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                   INDEX TO FINANCIAL STATEMENTS (UNAUDITED)

                            AS OF DECEMBER 31, 1999

                                     INDEX

                        Condensed consolidated balance sheets (unaudited)--December
                        31, 1999 and June 30, 1999..................................    F-17

                        Condensed consolidated statements of operations
                        (unaudited)--three months ended December 31, 1999 and
                        1998........................................................    F-18

                        Condensed consolidated statements of operations
                        (unaudited)--six months ended December 31, 1999 and 1998....    F-19

                        Condensed consolidated statements of cash flows
                        (unaudited)--six months ended December 31, 1999 and 1998....    F-20

                        Notes to condensed consolidated financial statements
                        (unaudited)--December 31, 1999..............................    F-21

                TRANSITION ANALYSIS COMPONENTS TECHNOLOGY, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                              DECEMBER 31   JUNE 30
                                                                 1999         1999
                                                              -----------   --------
                                                                  (000'S OMITTED
                                                                EXCEPT SHARE DATA)
                                                              ----------------------
                                                              (UNAUDITED)    (NOTE)
ASSETS
Current assets
  Cash......................................................    $  420       $  212
  Accounts receivable, less allowances of $40 and $40,
    respectively............................................       945          960
  Prepaid expenses and other current assets.................        27           61
  Deferred tax asset........................................        98           98
                                                                ------       ------
Total current assets........................................     1,490        1,331
Furniture and equipment.....................................       779          758
Less accumulated depreciation and amortization..............       545          497
                                                                ------       ------
Other assets
  Security deposits.........................................        68           83
  Software development costs--net...........................        41           47
  Excess of cost over fair value of net assets acquired,
    net.....................................................        43           46
                                                                ------       ------
Total assets................................................    $1,876       $1,768
                                                                ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................    $  417       $  316
  Accrued compensation expense..............................       125          373
  Accrued income taxes......................................        98           98
  Deferred income...........................................       681          531
  Revolving line of credit..................................       670          570
                                                                ------       ------
Total current liabilities...................................     1,991        1,888
Stockholders' equity (deficiency)
  Common stock, par value $.01 per share; authorized
    5,000,000 shares; issued 598,734 shares as of December
    31, 1999 and June 30, 1999..............................         6            6
  Additional paid-in capital................................       553          553
  Accumulated deficit.......................................      (674)        (679)
Total stockholders' equity (deficiency).....................      (115)        (120)
                                                                ------       ------
Total liabilities and stockholders' equity..................    $1,876       $1,768
                                                                ======       ======

Note: The condensed consolidated balance sheet at June 30, 1999 has been derived from the audited consolidated financial statements at that date.

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (000'S OMITTED, EXCEPT
                                                                  PER SHARE DATA)
Revenues....................................................   $  1,285     $  1,203
Selling, general and administrative expenses................      1,119        1,070
Depreciation of equipment...................................         24           21
Amortization of software development costs and acquisition
  costs.....................................................          5            5
Interest expense............................................         15           17
                                                               --------     --------
Income before income taxes..................................        122           90
Provision for income taxes..................................         94           --
                                                               --------     --------
Net income..................................................   $     28     $     90
                                                               ========     ========
Net income per common share--basic..........................   $    .05     $    .15
                                                               ========     ========
Net income per common share--diluted........................   $    .04     $    .15
                                                               ========     ========
Average number of outstanding shares--basic.................    598,734      598,734
                                                               ========     ========
Average number of outstanding shares--diluted...............    638,144      619,141
                                                               ========     ========

     See Notes to Condensed Consolidated Financial Statements (Unaudited) .

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (000'S OMITTED, EXCEPT
                                                                    SHARE DATA)
Revenues....................................................   $  2,509     $  2,127
Selling, general and administrative expenses................      2,323        2,019
Depreciation of equipment...................................         48           41
Amortization of software development costs and acquisition
  costs.....................................................          9           10
Interest expense............................................         30           35
                                                               --------     --------
Income before income taxes..................................         99           22
Provision for income taxes..................................         94           --
                                                               --------     --------
Net income..................................................   $      5     $     22
                                                               ========     ========
Net income per common share--basic..........................   $    .01     $    .04
                                                               ========     ========
Net income per common share--diluted........................   $    .01     $    .04
                                                               ========     ========
Average number of outstanding shares--basic.................    598,734      598,734
                                                               ========     ========
Average number of outstanding shares--diluted...............    638,922      617,373
                                                               ========     ========

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (000'S OMITTED)
OPERATING ACTIVITIES
Net income..................................................   $   5      $  22
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization...........................      57         51
    Changes in operating assets and liabilities:
      Accounts receivable...................................      15        (91)
      Prepaid expenses and other current assets.............      34         38
      Accounts payable and accrued expenses.................    (147)      (134)
      Deferred income.......................................     150        161
      Rent security deposits................................      15         --
                                                               -----      -----
Net cash provided by operating activities...................     129         47
                                                               -----      -----
INVESTING ACTIVITIES
Purchase of equipment.......................................     (21)       (27)
                                                               -----      -----
Net cash used in investing activities.......................     (21)       (27)
                                                               -----      -----
FINANCING ACTIVITIES
Proceeds from lines of credit...............................     100        225
                                                               -----      -----
Net cash provided by financing activities...................     100        225
                                                               -----      -----
Net increase in cash........................................     208        245
Cash at beginning of period.................................     212        120
                                                               -----      -----
Cash at end of period.......................................   $ 420      $ 365
                                                               =====      =====

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1999

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 2000.

NOTE B--ORGANIZATION

ACQUISITION OF RESEARCH ANALYSIS CORP.

    On September 22, 1997, Transition Analysis Component Technology, Inc. ("TACTech" or the "Company") acquired the net assets of Research Analysis Corp. ("RAC") pursuant to a merger (the "Merger") of RAC, a California corporation formed for this purpose and wholly-owned by the Company, with and into RAC. Upon consummation of the Merger, RAC, as the surviving corporation, became a wholly-owned subsidiary of the Company. The RAC acquisition was accounted for pursuant to the purchase method of accounting and is effective as of September 1, 1997.

NOTE C COMMON STOCK PURCHASE RIGHTS

    During October 1999, the Company filed a Registration Statement for the purpose of distributing common stock purchase rights to all shareholders. The rights would have enabled the Company to raise up to $2,500,000 in additional capital. This rights offering was canceled by Notice to the Securities and Exchange Commission during the month of January 2000.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1999
                                  (CONTINUED)

NOTE D--EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations and other related disclosures:

                                                             THREE MONTHS           SIX MONTHS
                                                                 ENDED                 ENDED
                                                             DECEMBER 31,          DECEMBER 31,
                                                          -------------------   -------------------
                                                            1999       1998       1999       1998
                                                          --------   --------   --------   --------
                                                             (000'S OMITTED, EXCEPT SHARE DATA)
NUMERATOR
Numerator for basic and diluted earnings per
  share--income (loss) available to common
  stockholders..........................................  $    28    $    90    $     5    $    22
                                                          =======    =======    =======    =======
DENOMINATOR
Denominator for basic earnings per share - weighted
  average shares........................................  598,734    598,734    598,734    598,734
Effect of dilutive securities:
Options.................................................   39,410     20,407     40,188     18,639
                                                          -------    -------    -------    -------
Denominator for diluted earnings per share--adjusted
  weighted average shares and assumed conversions.......  638,144    619,141    638,922    617,373
                                                          =======    =======    =======    =======
Basic earnings per share--and assumed conversions.......  $   .05    $   .15    $   .01    $   .04
                                                          =======    =======    =======    =======
Diluted earnings per share..............................  $   .04    $   .15    $   .01    $   .04
                                                          =======    =======    =======    =======

NOTE E--SUBSEQUENT EVENT

    On January 17, 2000 the Company entered into an agreement to merge with a subsidiary of Aspect Development Inc. ("Aspect") upon satisfaction of certain conditions, including the approval of the Company's shareholders. In consideration, TACTech shareholders are to receive shares of Aspect based on an agreed upon exchange ratio as stipulated. All options to purchase TACTech stock are to be converted into options to purchase the stock of Aspect.

--------------------------------------------------------------------------------

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG:
                            ASPECT DEVELOPMENT INC.,
                            A DELAWARE CORPORATION;
                       ASTA MERGER SUB ACQUISITION, INC.,
                          A DELAWARE CORPORATION; AND
                TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.,
                             A DELAWARE CORPORATION

                            ------------------------

                          DATED AS OF JANUARY 17, 2000

                            ------------------------

--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of January 17, 2000, by and among: ASPECT DEVELOPMENT, INC., a Delaware corporation ("Parent"); ASTA MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a pooling of interests in accordance with GAAP.

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

    D. In order to induce Parent to enter into this Agreement and to consummate the Merger, Robert M. Schrader, Robert E. Schrader, Stacy J. Schrader, Deborah Schrader, Martin Fawer, Malcolm Baca, Bruce Blackford and Jeffrey Hanser are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

    SECTION 1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, located at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

    1.4  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND
OFFICERS.  Unless otherwise determined by Parent prior to the Effective Time:

    (A) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law;

    (B) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; and

    (C) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5  CONVERSION OF SHARES.

    (A) Subject to Sections 1.5(b), 1.5(c) and 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

           (I) any shares of Company Common Stock then held by the Company or any Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

           (II) any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

           (III) except as provided in clauses "(i)" and "(ii)" of this sentence, each share of Company Common Stock then outstanding shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to the "Exchange Ratio;"

           (IV) Each Company Option (as hereinafter defined), other than such Company Options which by their terms terminate at or before the Effective Date shall be converted into an option to purchase shares of Parent Common Stock in accordance with Section 5.4. Company Options which are not then vested shall remain unvested upon conversion.

    The Exchange Ratio shall be a fraction having a numerator equal to twelve million seven hundred fifty thousand (12,750,000) and having a denominator equal to the amount determined by multiplying (A) the Parent Average Stock Price by
(B) the Adjusted Fully Diluted Company Share Amount.

    (B) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

    (C) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (D) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price.

    1.6  CLOSING OF THE COMPANY'S TRANSFER BOOKS.  At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES; HOLDBACK FUND.

    (A) A reputable bank or trust company selected by Parent prior to the Closing Date shall act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and immediately prior to the Effective Time Parent shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (B) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (the "Former Company Stockholders") (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock equal to ninety-five percent (95%) of the number of whole shares that such Former Company Stockholder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. The remaining five percent (5%) of the number of whole shares that such Former Company Stockholder has a right to receive pursuant to the provisions of
Section 1.5 will be placed into the Holdback Fund (as defined in Section 9.5) pursuant to the terms of Section 9.5. Until surrendered as contemplated by this
Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash and issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (C) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

    (D) Each of the Exchange Agent, Parent and the Surviving Corporation shall be required to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Body on behalf of such Person.

    (E) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

    1.8 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.9 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests" in accordance with GAAP.

    1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

    SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub as follows:

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

    (A)  The Company has no Subsidiaries, except for the Entities identified in
Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

    (B) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

    (C) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Company Material Adverse Effect.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

    2.3  CAPITALIZATION, ETC.

    (A) The authorized capital stock of the Company consists of: (i) 5,000,000 shares of Company Common Stock, $0.01 par value per share, of which 598,734 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares have been issued or are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock, and (iv) none of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

    (B) As of the date of this Agreement: (i) 80,704 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock or existing contractual obligations to issues shares of Company Common Stock; and (ii) 24,200 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1997 Stock Option Plan. (Stock options granted by the Company pursuant to the Company's stock option plans and otherwise are referred to in this Agreement as "Company Options.")
Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option or contractual obligation outstanding as of the date of this Agreement: (i) the particular plan (if any) or agreement pursuant to which such Company Option or contractual obligation was granted or incurred; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option or contractual obligation; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted or contractual obligation incurred;
(vi) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and
(vii) the date on which such Company Option or contractual obligation expires, including as a result of the consummation of this Merger. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted any outstanding stock options, and the forms of all stock option or other agreements evidencing such options or contractual obligation.

    (C) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;
(iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) to the best of the knowledge of the Company, valid claim or condition or circumstance that is likely to give rise to a valid claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

    (D) All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

    (E) All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances other than restrictions arising under the Securities Act.

    2.4  SEC FILINGS; FINANCIAL STATEMENTS.

    (A) The Company has delivered or made available (including through the SEC EDGAR system) to Parent accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Company with the SEC between December 31, 1997 and the date of this Agreement (the "Company SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (B)  The financial statements contained in the Company SEC Documents:
(i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to year-end adjustments), and
(iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby.

    2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 1999:

    (A) no event has occurred that would reasonably be expected to have a Company Material Adverse Effect;

    (B) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Company Material Adverse Effect;

    (C) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

    (D) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    (E) except pursuant to the terms of the instrument pursuant to which such rights were granted, a list of such instruments which is set forth in
Part 2.5(e) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under,
(i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

    (F) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

    (G) none of the Acquired Corporations has received any Acquisition Proposal to which it has given active consideration during the sixty day period prior to the date hereof;;

    (H) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

    (I) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since September 30, 1999, exceeds $25,000 in the aggregate;

    (J) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

    (K) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person,
(ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right;

    (L) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

    (M) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

    (N)  none of the Acquired Corporations has (i) lent money to any Person, or
(ii) incurred or guaranteed any indebtedness for borrowed money;

    (O) none of the Acquired Corporations has (i) established or adopted any Plan (as defined in Section 2.17(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

    (P) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

    (Q) to the best of the Company's knowledge, no event has occurred that has resulted in or that could reasonably be expected to result in the impairment of the capitalized software asset reflected in the Company's books and records;

    (R)  none of the Acquired Corporations has made any material Tax election;

    (S) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

    (T) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

    (U) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

    (V) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(u)" above.

    2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including:
(i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

    2.7  RECEIVABLES; CUSTOMERS.

    (A) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 1999 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the best of the Company's knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate).

    (B) Part 2.7 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $75,000 of the consolidated gross revenues of the Acquired Corporations in fiscal year 1998 or 1999, or (ii) more than $75,000 of the Acquired Corporation's gross revenues in the first three months of fiscal year 2000. Except as set forth in Part 2.7 of the Company Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise) it believes is reliable that any customer or other Person identified in Part 2.7 of the Company Disclosure Schedule will cease dealing with the Company or will otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

    2.8 REAL PROPERTY; EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

    2.9  PROPRIETARY ASSETS.

    (A) (I) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body: (A) a brief description of such Proprietary Asset; and (B) the names of the jurisdictions covered by the applicable registration or application.

        (II) Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations.

        (III) Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $25,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation.

        (IV) The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (A) any lien for current taxes not yet due and payable, and (B) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights, it being acknowledged for this purpose Proprietary Assets do not include any data which a Person may have provided to the Company and "developed jointly" does not include any facility or assistance such Person may have provided the Company with respect to data acquisition, such data, facility and assistance are identified in Part 2.9(a)(iv) of the Company Disclosure Schedule.

    (B) Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, the Acquired Corporations have taken commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in
Part 2.9(b) of the Company Disclosure Schedule, (i) since January 23, 1998, all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the form of Employee Secrecy Agreement previously delivered by the Company to Parent, and (ii) since February 15, 1989, all current and former consultants and independent contractors to the Acquired

Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement that is substantially identical to the form of Confidentiality Agreement previously delivered to Parent. To the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset. To the best of the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor who has not signed and delivered to the Acquired Corporations an Employee Secrecy Agreement is competing against, soliciting customers or employees from or using Proprietary Assets of, the Company.

    (C) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes or misappropriates any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes any material Acquired Corporation Proprietary Asset.

    (D) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

    (E) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

    (F) To the Company's knowledge, except with respect to demonstration or trial copies, no product, system, program or software module designed and developed by the Company which is currently sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user. All Company software and hardware upgrades scheduled to be completed by June 1999 (as set forth in Form 10-QSB filed by the Company with the SEC on May 12, 1999) intended by the Company to make such software and hardware Year 2000 Compliant have been completed.

    2.10  CONTRACTS.

    (A) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

        (I) any Contract within the scope of subsection (x) hereof relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; PROVIDED, HOWEVER, that
    Part 2.10(a)(i) of the Company Disclosure Schedule provides a list of all Contracts relating to the employment of, or the performance of services by, any employee, consultant or independent contractor regardless of whether such Contracts are within the scope of subsection (x) hereof;

        (II) any Contract within the scope of subsection (x) hereof relating to the acquisition, transfer, use, development, sharing or license of any material technology or any Proprietary Asset;

        (III) any Contract which provides for indemnification of any officer, director, employee or agent;

        (IV) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person,
    (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

        (V) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities;

        (VI) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent and routine endorsements of negotiable instruments;

        (VII) any Contract relating to any currency hedging;

        (VIII) any Contract imposing any confidentiality obligation on any of the Acquired Corporations;

        (IX) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

        (X) any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

        (XI) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

        (XII) any Contract (not otherwise identified in clauses "(i)" through "(xi)" of this sentence) that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or to any of the transactions contemplated by this Agreement; and

        (XIII) any other Contract, if a breach of such Contract could reasonably be expected to have a Company Material Adverse Effect.

Except as provided in Part 2.10 of the Company Disclosure Schedules, the Company has delivered to Parent an accurate and complete copy of each form of subscription agreement and each other Material Contract.

    (B) Except as provided in Part 2.10 of the Company Disclosure Schedule, each Acquired Corporation Contract that constitutes a Material Contract is, to the Company's knowledge, valid and in full force and effect, and, to the Company's knowledge, is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    (C) Except as set forth in Part 2.10 of the Company Disclosure Schedule:
(i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches or defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    2.11  SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

    (A) To the best of the Company's knowledge, except as set forth in
Part 2.11(a) of the Company Disclosure Schedule, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:

        (I) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with applicable Legal Requirements; and

        (II) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Acquired Corporation Proprietary Asset or other asset (or the operation or performance thereof).

    (B) Except as set forth in Part 2.11 of the Company Disclosure Schedule, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (a) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (b) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

    2.12 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the audited Balance Sheet as at June 30, 1999 not subsequently discharged;
(b) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (c) normal and recurring liabilities that have been incurred by the Acquired Corporations since September 30, 1999 in the ordinary course of business and consistent with past practices; and (d) liabilities described in Part 2.12 of the Company Disclosure Schedule.

    2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since its formation been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirement has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Corporations has received any notice from any Governmental Body or other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement.

    2.14 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations nor (to the best of the knowledge of the Company) any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.15 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since its formation has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Acquired Corporations has received any notice from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    2.16  TAX MATTERS.

    (A) Since July 1, 1997: (I) Each Tax Return required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body (the "Acquired Corporation Returns") (A) was timely filed on or before the applicable due date, and (B) was prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due have been paid;

        (II) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 1999 through the Closing Date, and will disclose the amount of such reserves to Parent no later than 10 business days prior to the Closing Date. Since September 30, 1999, none of the Acquired Corporations has incurred any Liability for any Tax other than in the ordinary course of its business;

        (III) No Acquired Corporation Return is currently the subject of any examination or audit by any Governmental Body and no Acquired Corporation return relating to Federal or State income taxes has ever been audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns is currently outstanding (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation;

        (IV) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (V) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
    Section 162 of the Code (or any comparable provision under state or foreign Tax laws). Except as set forth in Part 2.16(a) of the Company disclosure Schedule, none of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    (B) The Company is not liable to pay any Tax in respect of any period ending on or before June 30, 1997.

    2.17  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

    (A) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, director or consultant of any of the Acquired Corporations. (All plans, programs and agreements of the type referred to in the prior sentence are referred to in this Agreement as the "Plans.")

    (B) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA), for the benefit of any current or former employee or director of any of the Acquired Corporations (a "Pension Plan").

    (C) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any:
(i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA, for the benefit of any current or former employee or director of any of the Acquired Corporations (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

    (D) With respect to each Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto);
(ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

    (E) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

    (F) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

    (G) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees or directors of any of the Acquired Corporations (or their beneficiaries)).

    (H) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

    (I) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements.

    (J) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked.

    (K) Except as set forth in Part 2.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

    (L) Part 2.17(l) of the Company Disclosure Schedule identifies each employee of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), such employee's employer, date of hire and position and the principal office of such employee. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth in Schedule 2.17(l), all of the employees of the Acquired Corporations are "at will" employees.

    (M) Part 2.17(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee's return to full service.

    (N) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

    (O) Each of the Acquired Corporations has good labor relations, and the Company has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with such Acquired Corporation.

    2.18 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice, whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.18 of the Disclosure Schedule. (For purposes of this Section 2.18: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is inherently a danger to health, reproduction or the environment.)

    2.19 INSURANCE. The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. None of the Acquired

Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, to the Company's knowledge, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

    2.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities
Act) of the Company as of the date of this Agreement.

    2.21 LEGAL PROCEEDINGS; ORDERS. Part 2.21 of the Company Disclosure Schedule provides a list of all Legal Proceedings, material orders, writs, injunctions, judgments or decrees to which the Company is presently subject.

    2.22 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted corporate right, power and authority to enter into and, subject to the requisite approval of the Company's stockholders, to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has
(a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.23 INAPPLICABILITY OF SECTION 2115 OF CALIFORNIA CORPORATIONS CODE. More than one-half of the Company's outstanding voting securities are held of record by persons having addresses outside the State of California. For purposes of the foregoing, any securities held in the names of broker-dealers, nominees for broker-dealer or other entities in a nominee name or otherwise on behalf of a beneficial owner shall not be considered outstanding.

    2.24 VOTE REQUIRED. Assuming the accuracy of the Parent's representation in Section 3.8 below, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

    2.25 NON-CONTRAVENTION; CONSENTS. Except as disclosed in Part 2.25 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) solely by reason of any act or omission of the Company:

    (A) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

    (B) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

    (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

    (D) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to
(i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

    (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

    (F) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.26 BROKERS FEE. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.

    2.27 ACCOUNTING MATTERS. To the best of the knowledge of the Company on the date of this Agreement, neither the Company nor any affiliate (as that term is used in Rule 145 under the Securities Act) of any of the Acquired Corporations has taken or agreed to take, or plans to take, any action that could prevent Parent from accounting for the Merger as a "pooling of interests;" PROVIDED, HOWEVER, Parent acknowledges that Company is not an expert in accounting and has not received any opinion concerning same from its independent auditors.

    2.28 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/ Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated therein based on information supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent.

    3.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (A) Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC between December 31, 1997 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SDocuments complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (B)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and
(iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.3 DISCLOSURE. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/ Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

    3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.5 NO VOTE REQUIRED. No vote of the holders of Parent Common Stock is required to authorize the Merger.

    3.6 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will, with or without notice or lapse of time,
(a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or
(c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    3.7 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and upon consummation of the Merger, the shareholders of the Acquired Corporations will receive good and marketable title thereto free of Encumbrances.

    3.8 NO INTEREST IN COMPANY SECURITIES. None of Parent nor any of its Subsidiaries beneficially owns, within the meaning of Section 13(d) of the Exchange Act and Regulation 13D-G promulgated thereunder, any interest in any securities of the Company.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY

    4.1  ACCESS AND INVESTIGATION.

    (A) Subject to subparagraph (b) below, during the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access, at reasonable times and upon reasonable notice, to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

    (B) Notwithstanding the foregoing, information relating to the subject matter identified on Schedule 4.1 hereto shall be provided or made available to the Parent no fewer than ten days prior to the Closing Date provided the Company has received a duly executed certificate from a duly authorized senior executive officer of Parent stating that to the best knowledge of Parent and except for the information to be provided under this subsection (b): (i) Parent has reviewed all materials requested of or provided to Parent or its Representative by or on behalf of the Company; (ii) Parent has completed all other investigations, examinations or inquiries it desired to make of any personnel, records, papers, books or other information pertaining to the Acquired Corporations; and (iii) it believes that all of the other representations and warranties made by the Company which by their terms are subject to a Company Material Adverse Effect qualification are accurate in all material respects on the date of such certificate and that, with respect to all other representations and warranties of the Company, there is no inaccuracy, omission or misrepresentation which, individually or in the aggregate, constitutes a Company Material Adverse Effect on such date. It is acknowledged that solely for purposes of exercising its indemnification rights under Article 9 hereof, the certificate referred to in this subsection (b) shall not constitute an estoppel, or waiver by Parent with respect to any breach of the Company's representations and warranties in this agreement.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.

    (A) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Acquired Corporation Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code which has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business.

    (B) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

           (I) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

           (II) sell, issue, grant or authorize the issuance or grant of
       (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement or pursuant to existing contractual obligations listed on Part 4.2(b)(ii) of the Company Disclosure Schedule, and (2) the Company may, in the ordinary course of business and consistent with past practices and with the approval of Parent, grant options under its stock option plans to employees of the Company);

          (III) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (IV) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

           (V) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (VI) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $125,000 in the aggregate);

          (VII) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business consistent with past practices;

         (VIII) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

          (IX) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and consistent with past practices);

           (X) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans or contractual obligations referred to in Part 2.17(a) of the Company Disclosure Schedule);

          (XI) hire any employee at the level of vice-president or above, or with an annual base salary in excess of $75,000;

          (XII) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

         (XIII) make any Tax election;

          (XIV) commence or settle any Legal Proceeding;

          (XV) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

          (XVI) agree or commit to take any of the actions described in clauses"(i)" through "(xv)" of this Section 4.2(b).

    (C) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

    4.3  NO SOLICITATION; CONFIDENTIALITY.

    (A) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage or induce the making or submission of any Acquisition Proposal,
(ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal,
(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this Section 4.3(a) from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if
(1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in
Section 4.3(a)(i), (2) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law,
(3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the

Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

    (B) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

    (C) The Company and each of the Acquired Corporations will hold in confidence all discussions and negotiations with Parent relating to the Merger except for disclosure of such discussions and negotiations to their respective employees, legal counsel, accountants and other advisors necessary in connection with such acquisition and except for such disclosure as may be necessary pursuant to applicable securities laws or as may be required of, or advisable for, the Company's officers and directors to make in the exercise of their fiduciary duties, as advised by the Company's counsel.

    (D) If the Merger is not consummated for any reason, Parent agrees that it shall not use in competition with the Company or disclose to any Person whatsoever any information regarding the business, financial condition, assets or operations of the Company obtained in connection with this Agreement and the transactions contemplated hereby and shall return to the Company all such information and all reports, summaries or extracts made therefrom, whether in physical or electronic form (collectively "Proprietary Information"). Proprietary Information shall not include information previously in the public domain through no fault of Parent, information independently developed by Parent, or information provided to Parent by third parties under no duty to maintain such information in confidence. Parent shall not be prohibited from disclosing Proprietary Information pursuant to lawful process duly served, or as may be required by applicable law or governmental regulation, PROVIDED, HOWEVER, that Parent shall have given the Company reasonable notice of its intent to make such disclosure and shall have given the Company full and prompt cooperation in any application which the Company may have determined to make lawfully to prevent such disclosure. Notwithstanding any other provision of this Agreement, this subsection 4.3(d) shall survive termination of this Agreement.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

    (A) Following the date of this Agreement, Parent and the Company shall use its best efforts to prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall use its best efforts to prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use its best efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Company and Parent shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event occurs, or if either Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then such party shall promptly inform the other thereof and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

    (A) Prior to the Effective Time, Parent shall use its best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    5.2  COMPANY STOCKHOLDERS' MEETING.

    (A) The Company shall use all reasonable efforts to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall use all reasonable efforts to ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements.

    (B) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

    (C) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3(a)(i), and either (ii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, or
(iii) Parent has sustained a Parent Material Adverse Effect or events have occurred which are reasonably likely to result in a Parent Material Adverse Effect. Nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

    5.3 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications that may be required under the HSR Act in connection with the Merger.

    5.4 STOCK OPTIONS. Subject to this Section 5.4, at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each Company Option assumed by Parent in accordance with this Section 5.4 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

    5.5 EMPLOYEE BENEFITS. Parent shall comply with all Legal Requirements, with respect to terms of employment, benefits and otherwise, for all employees of the Company on the Closing Date.

    5.6 ADDITIONAL AGREEMENTS. Parent and the Company shall use their respective best efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use their respective best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) shall use their respective best efforts to lift any restraint, injunction or other legal bar to the Merger, (iv) shall use their respective best efforts to effectuate the Merger within 7 days after obtaining the Required Company Stockholder Vote in favor of the Merger, and
(v) shall use their respective best efforts to enter into Employment Agreements in the forms annexed hereto as Exhibits D-1, D-2 and D-3, executed by Malcolm Baca, Jeffrey Hanser and Bruce Blackford, respectively. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    5.7 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) it shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

    5.8 TAX MATTERS. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward llp and to Morrison Cohen Singer & Weinstein llp tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward llp and to Morrison Cohen Singer & Weinstein llp the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this
Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward llp and Morrison Cohen Singer & Weinstein llp, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8.

    5.9 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young llp, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

    5.10 LISTING. Parent shall use its best efforts to cause the shares of Parent Common Stock being issued in the Merger, including shares of Parent Company Stock issuable upon exercise of Company Options, to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    5.11 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

    5.12 NO SECURITIES TRANSACTIONS. Parent, directly or through any Subsidiary or Entity it controls, shall not purchase any securities of the Company prior to Closing.

    5.13 POOLING OF INTERESTS. Each of the Company and Parent agrees (and the Company agrees to cause the Acquired Corporations) (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests." The Company agrees to provide to Ernst & Young llp and Arthur Andersen llp such letters as shall be reasonably requested by Ernst & Young llp or Arthur Andersen llp with respect to the letters referred to in Sections 2.27, 6.5(g) and 6.5(h).

    5.14 AFFILIATE AGREEMENTS. The Company shall use all reasonable efforts to cause each Person identified on Exhibit C, each other person who, after the data hereof becomes an executive officer, director or beneficial holder of more than 10% of the outstanding capital stock of the Company, and each person who is otherwise identified by the SEC as an "affiliate" within the meaning of Rule 144(a)(1) promulgated under the Securities Act to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit B.

    5.15 RELEASE OF FINANCIAL STATEMENTS. Parent will use all reasonable efforts to prepare, file and release, within 45 days of the end of the fiscal period, its financial statements and results of operations for the three months period ended after the Effective Date which includes at least one month's combined consolidated operations of the Company and Parent.

    5.16 GUARANTY OF FLEET BANK LOAN. On the Closing Date, by payment and termination or by refinancing of that certain Credit Agreement between the Company and Fleet National Bank, N.A. ("Fleet") date August 28, 1997 thereof, or otherwise, Parent will cause Zing Technologies, Inc., as guarantor thereunder, or any successor guarantor thereto, to be released by Fleet or any successor thereto as lender thereunder from all guaranty and indemnity obligations arising thereunder.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement is accurate in all material respects on the Closing Date except for such inaccuracies as would not result in a material adverse change pursuant to Section 6.7 below; and there has been no material failure by the Company to perform any covenant or obligation required to be performed at or prior to Closing.

    6.2 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement, provided that any such failure of effectiveness shall not be the result of any breach by Parent of any of its covenants under this Agreement.

    6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote. At the Closing Date, persons who are Dissenters will be the holders of no more than 10% of the issued and outstanding Company Common Stock. "Dissenters" shall mean Persons who are record owners of Company Common Stock entitled to vote at the meeting of stockholders called to approve this Agreement and the Merger, who affirmatively vote against this Agreement and the Merger and who have taken all steps required under Section 262 of the DGCL to be taken prior to the Closing Date for the perfection of appraisal rights thereunder and who have not thereafter, but prior to the Closing Date, withdrawn a demand for appraisal rights or otherwise waived in writing their rights under said
Section 262.

    6.4 CONSENTS. All material Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

    6.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

        (A) Employment Agreements in the forms attached hereto as Exhibits D-1, D-2 and D-3, executed by Malcolm Baca, Jeffrey Hanser, and Bruce Blackford, respectively;

        (B) Affiliate Agreements in the form attached hereto as Exhibit B, executed by the Persons identified on Exhibit C, each other person who, after the date hereof becomes an executive officer, director or beneficial holder of more than 10% of the outstanding capital stock of the Company, and each person who is otherwise identified by the SEC as an "affiliate" within the meaning of Rule 144(a)(1) promulgated under the Securities Act;

        (C) a letter from Ernst & Young llp, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.9;

        (D) a legal opinion of Cooley Godward llp dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.8);

        (E) a certificate (the "Closing Certificate") executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.3, 6.4, 6.6, and 6.7 have been duly satisfied; and

        (F) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

        (G) a letter from Arthur Andersen llp, dated as of the Closing Date, confirming that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; provided, however, that the failure to deliver such letter shall not excuse Parent and Merger Sub from performing their obligations under this Agreement if such failure does not result from any breach of the representations, warranties or covenants made by the Company in this Agreement; and

        (H) a letter from Ernst & Young llp, dated as of the Closing Date, confirming that no transaction entered into by the Acquired Corporations, and no other fact or circumstance relating to the Acquired Corporations, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; provided, however, that the failure to deliver such letter shall not excuse Parent and Merger Sub from performing their obligations under this Agreement if such failure does not result from any breach of the representations, warranties or covenants made by the Company in this Agreement.

    6.6 EMPLOYEES. None of Bruce Blackford, Jeffrey Hanser and Malcolm Baca shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept employment with Parent.

    6.7 NO MATERIAL ADVERSE CHANGE. There shall not have occurred (a) a reduction in the net worth of the Company of more than $500,000 from the net worth of the Company at December 31, 1999, calculated without taking into account the operating results of the Company (including but not limited to normal amortization and depreciation) after such date, (b) a net loss for the Company's quarter ending March 31, 2000, excluding for this purpose and clause (a) above costs and expenses incurred by the Company in connection with the transaction described in and the negotiation of this Agreement or (c) no more than 4 of the 11 subscribers of the Company's AIM/MAX service, other than those entities identified on Part 6.7 of the Company Disclosure Schedules, whose subscriptions expire on or before March 31, 2000, cancel orally or in writing their subscriptions or convert their subscriptions to the Company's TACTRAC service, and not more than 3 of the 14 subscribers to the Company's TACTRAC service, other than those entities identified on Part 6.7 of the Company Disclosure Schedules, whose subscriptions expire on or before March 31, 2000, cancel orally or in writing their TACTRAC subscriptions, or, if the Closing occurs after March 31, 2000, for the period from January 1, 2000 to the day prior to the Closing, no more than 35% of those AIM/MAX subscribers, other than those entities identified on Part 6.7 of the Company Disclosure Schedules, whose subscriptions expire in such period, cancel orally or in writing their subscriptions or convert to the TACTRAC service, and no more than 25% of those TACTRAC subscribers, other than those entities identified on Part 6.7 of the Company Disclosure Schedules, whose subscriptions expire in such period, cancel orally or in writing their TACTRAC subscriptions. To count as effective renewals or upgrades, such renewals or upgrades must be on terms and conditions that are reasonably consistent with currently applicable terms and conditions. The calculations under (a) and (b) above shall be made in accordance with generally accepted accounting principles consistently applied (except as otherwise required by the foregoing).

    6.8 HSR ACT. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

    6.11 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Company Material Adverse Effect or a Parent Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would affect adversely the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

    7.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

    7.5 DOCUMENTS.  The Company shall have received the following documents:

    (A) a legal opinion of Morrison Cohen Singer & Weinstein, LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Morrison Cohen Singer & Weinstein, LLP may rely upon the tax representation letters referred to in
Section 5.8); and

    (B) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

    7.6 HSR ACT. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

    7.9 NO PARENT MATERIAL ADVERSE EFFECT. Since the date of the Agreement, Parent shall not have sustained a Parent Material Adverse Effect and no events have occurred as a result of which it is reasonably foreseeable that there is likely to occur a Parent Material Adverse Effect.

SECTION 8. TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

    (A) by mutual written consent of Parent and the Company;

    (B) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2000 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (C) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (D) by Parent if (i) the Company Stockholders' Meeting shall have been held and (ii) (A) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote or (B) if applicable, holders of more than 10% of the Company Common Stock shall have timely elected and perfected Dissenter's Rights;

    (E) by the Company if the Company Stockholders' Meeting shall have been held and this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote, provided that the failure to obtain the Required Company Stockholder Vote did not result from a breach of any of the Voting Agreements referenced in Recital D.

    (F) by Parent if (i) the conditions of Parent's and Merger Sub's obligation to close set forth in Section 6.1 shall not have been satisfied, (ii) any of the Company's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that Parent may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant of the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Parent of such inaccuracy or breach; or

    (G) by the Company if: (i) any of the conditions to the Company's obligation to close set forth in Sections 7.1, 7.7 or 7.9 shall not have been satisfied;
(ii) any of Parent's covenants contained in this

Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that the Company may not terminate this Agreement under this Section 8.1(g) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach; or (iii) the Form S-4 Registration Statement has not become effective in accordance with the provisions of the Securities Act within 90 days after such registration statement was filed with the SEC, provided that the failure of such effectiveness did not result from a breach by the Company of any of its covenants under this Agreement.

    8.2 EFFECT OF TERMINATION.

    (A) In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and
(ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement which results in such termination.

    (B) If this Agreement is terminated by the Company pursuant to
Section 8.1(g), other than by reason of the condition set forth in Section 7.9, Parent shall pay to the Company, as liquidated damages arising from, INTER ALIA, the disclosure to Parent of highly confidential information of the Company, and not as a penalty, the amount of five hundred thousand dollars ($500,000) which amount shall be paid, in cash or immediately available U.S. funds, within 48 hours of the termination of this Agreement.

    8.3 EXPENSES.

    (A) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) if applicable, the filing of the premerger notification and report forms relating to the Merger under the HSR Act; and
(ii) if this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(d)(ii)(A) or, if any party to a voting agreement has breached such agreement, 8.1(d)(ii)(B), then the Company shall pay to Parent (in addition to any other amount that may be payable pursuant to Section 8.3(b) or otherwise), in cash at the time specified in the next sentence, a nonrefundable payment in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) incurred by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger. In the case of termination of this Agreement by the Company pursuant to
Section 8.1(d), the nonrefundable payment referred to in the preceding sentence shall be made by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the nonrefundable payment referred to in the preceding sentence shall be made by the Company within two business days after such termination.

    (B) In addition to the foregoing, if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or Section 8.1(e) and at the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $255,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

SECTION 9. INDEMNIFICATION, ETC.

    9.1 SURVIVAL OF REPRESENTATIONS, ETC.

    (A) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date. Such expiration shall not affect any rights of Parent, Merger Sub and the Company with respect to claims made or as to which a Claim Notice (as defined in Section 9.5(g) below) has been given prior to such expiration, and any such claim for which a Claim Notice (as defined in Section 9.5(g) below) has been given shall survive beyond such expiration until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

    (B) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, other than information contained in the Company Disclosure Schedules.

    (C) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement as to the accuracy thereof (but only to the extent of the description thereof contained therein).

    9.2 INDEMNIFICATION.

    (A) From and after the Closing Date (but subject to Section 9.1(a)), each of the Indemnitees shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:
(i) any inaccuracy in or breach of any representation or warranty set forth in
Section 2 or in the Closing Certificate (after giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); or (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5).

    (B) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach; provided, however, that the Indemnitees may not collectively recover indemnity in an amount which exceeds the actual amount of Damages suffered.

    9.3 THRESHOLD; CEILING.

    (A) There shall be no indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate (the "Threshold Amount"). If the total amount of such Damages exceeds the Threshold Amount then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such damages that exceeds $100,000 in the aggregate.

    (B) Notwithstanding anything else herein, indemnification under this
Section 9 shall be satisfied solely from the Holdback Fund (as defined in Section 9.5). Except for any Damages from any fraud, indemnification under this
Section 9 shall be the sole and exclusive remedy of the Indemnitees after closing for any and all breaches of representations and warranties contained in
Section 2 hereof or the covenants or other obligations contained in this Agreement.

    (C) Parent shall, and shall cause Surviving Corporation to, act in accordance with its good faith business judgment to pursue any claims or rights they respectively may have with respect to insurance proceeds or claims against third parties which would reduce the amount of Damages and shall seek to obtain such Tax benefit as may be available where seeking such Tax benefit, in the exercise of its good faith business judgment, will not have a net adverse effect on Parent or Surviving Corporation.

    9.4 NO CONTRIBUTION. Except as provided above, no Person, including any Former Company Stockholder, shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Company Closing Certificate.

    9.5 HOLDBACK FUND; SATISFACTION OF INDEMNIFICATION CLAIM.

    (A) On the Closing Date, Parent shall issue a certificate for five percent (5%) of the shares of Parent Common Stock issued pursuant to Section 1.5 hereof (the "Holdback Shares") in the name of the Exchange Agent or another institution designated by Parent as agent (the "Holdback Agent"), evidencing the shares of Parent Common Stock to be held in escrow. The fund for the Holdback Shares is referred to as the Holdback Fund. The Holdback Agent shall serve as the Holdback Agent pursuant to an escrow agreement that will contain terms substantially consistent with the terms of this Section 9.5 and any other standard terms required by the Holdback Agent (and that are reasonably satisfactory to Parent and the Designated Shareholders' Agent). The Holdback Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Holdback Agent agrees to accept delivery of the Holdback Fund and to hold the Holdback Shares in the Holdback Fund subject to the terms and conditions of this Agreement. Any cash held in the Holdback Fund shall be deposited in a federally insured, interest bearing, money market account.

    (B) The Holdback Fund shall be used to compensate and reimburse each of the Indemnitees for indemnifiable claims as set forth herein. The Holdback Fund shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement.

    (C) If and to the extent that the Holdback Fund consists of Holdback Shares, the Former Company Stockholders shall be entitled to vote the Holdback Shares. Parent shall give each Former Company Stockholder at least as much notice as it gives its stockholders generally, it being acknowledged that such Former Company Stockholders are deemed Parent stockholders as and from the Effective Date. Parent shall, in accordance with written instructions timely received from the Former Company Stockholders, vote the Holdback Shares in accordance with such written instructions.

    (D) Any distributions of cash, securities or other property in respect of or in exchange for any Holdback Shares, other than distributions of capital stock of Parent (by way of stock dividend, stock split or otherwise) not constituting a dividend for purposes of Section 301 of the Code, shall be payable and distributed directly to the Holdback Fund and shall become a part of the Holdback Fund and become included in the definition of "Holdback Shares." At the time any Holdback Shares in the Holdback Fund are required to be released from the Holdback Fund to any Person pursuant to this Agreement, any distributions of capital stock of Parent previously made in respect of such released Holdback Shares and held in the Holdback Fund shall be released from the Holdback Fund to such Person. Each certificate representing shares deposited in the Holdback Fund shall be accompanied by executed stock powers, executed in blank as to the assignee and certificate number, in form sufficient for the transfer thereof. It is understood that shares of Parent Common Stock which may be distributed on or with respect to the shares in the Holdback Fund during the term of this Agreement by reason of stock dividends, stock splits or otherwise shall be deposited directly by Parent with the Holdback Agent (with the applicable executed stock powers) pursuant to the terms and conditions hereof (such additional shares shall be deemed to become a part of the Holdback Fund when deposited with the Holdback Agent).

    (E) The interests of the Former Company Stockholders in the Holdback Fund and in the Holdback Shares and/or cash then held in the Holdback Fund shall not be assignable or transferable, other than by operation of law.

    (F) No fractional shares of any Parent Common Stock shall be retained in or released from the Holdback Fund pursuant to this Agreement. In connection with any release of Parent Common Stock from the Holdback Fund, the Holdback Agent shall be permitted to "round down" or to follow such other rounding procedures as the Holdback Agent reasonably determines to be appropriate in order to avoid
(i) retaining any fractional shares in the Holdback Fund or (ii) releasing any fractional shares from the Holdback Fund.

    (G) If, based on reasonably complete supporting documentary evidence, Parent reasonably determines that it is entitled, under the terms of this Agreement, to make a claim against the Holdback Fund for indemnification, then Parent may deliver to the Designated Shareholders' Agent a written notice of such inaccuracy or breach (a "Claim Notice") setting forth (i) with reasonable detail the circumstances supporting Parent's determination that such inaccuracy or breach exists or has occurred, (ii) a summary of the evidence supporting Parent's determination, together with a copy of such evidence to the extent practicable, and (iii) to the extent possible, a non-binding, preliminary estimate of the maximum aggregate dollar amount of all indemnifiable claims that have arisen and may arise as a result of such inaccuracy or breach (such aggregate amount being referred to as the "Claim Amount"). Such Claim Notice must be delivered on or before the first anniversary of the Closing Date. Parent will make all reasonable efforts timely to inform the Designated Shareholders' Agent of all events, circumstances and communications which, in Parent's good faith judgment, are reasonably likely to ripen into a Claim Event if not otherwise resolved and shall cooperate with the Designated Shareholders' Agent in any reasonable suggestions he may offer to prevent such events, circumstances or communication from ripening into a Claim Event.

    (H) Within thirty (30) days after the delivery of a Claim Notice to the Designated Shareholders' Agent, the Designated Shareholders' Agent shall deliver to the Holdback Agent, a written notice (the "Response Notice") containing:
(i) instructions to the effect that Holdback Shares having a Fair Market Value (as defined below) and/or cash then held in the Holdback Fund equal to the entire Claim Amount set forth in such Claim Notice is to be released from the Holdback Fund to Parent; or (ii) instructions to the effect that Holdback Shares having a Fair Market Value and/or cash then held in the Holdback Fund equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Holdback Fund to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is delivered by the Designated Shareholders' Agent within thirty (30) days after the delivery of a Claim Notice to the Designated Shareholders' Agent, then the Designated Shareholders' Agent shall be deemed to have given instructions that Holdback Shares and/or cash then held in the Holdback Fund having a value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Parent from the Holdback Fund.

    (I) If the Designated Shareholders' Agent gives (or is deemed to have given) instructions that Holdback Shares and/or cash then held in the Holdback Fund equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Holdback Fund to Parent, then the Holdback Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Parent such number of Holdback Shares and/or cash then held in the Holdback Fund equal to the Claim Amount (or such lesser amount as is then held in Holdback Fund).

    (J) If a Response Notice delivered by the Designated Shareholders' Agent in response to a Claim Notice contains instructions to the effect that Holdback Shares and/or cash then held in the Holdback Fund equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Holdback Fund to Parent, then (i) the Holdback Agent shall promptly following the required delivery date for the Response Notice transfer, deliver and assign to Parent such number of Holdback Shares and/or cash then held in the Holdback Fund equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in subsection 9.5(k) of this Agreement shall be followed with respect to the remaining portion of such Claim Amount.

    (K) If a Response Notice delivered by the Designated Shareholders' Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 9 of this Agreement, the Holdback Agent shall continue to hold in the Holdback Fund (in addition to any other Holdback Shares and/or cash then held in the Holdback Fund permitted to be retained in Holdback Fund, whether in connection with any other dispute or otherwise) Holdback Shares and/or cash then held in the Holdback Fund having a Fair Market Value equal to the Disputed Amount. Such amount shall continue to be held in the Holdback Fund until (i) delivery of a notice executed by Parent and the Designated Shareholders' Agent setting forth instructions to the Holdback Agent regarding the release of such Holdback Shares and/or cash then held in the Holdback Fund or (ii) delivery of a copy of a final and non-appealable judgment of the Arbitrator setting forth instructions to the Holdback Agent as to the release of such shares or cash. Each party agrees that upon resolution of the disposition of any Disputed Amount, such party will promptly execute such notice and instruction to the Holdback Agent to effect such disposition. The Holdback Agent shall thereupon release shares of Parent Common Stock and/or cash then held in the Holdback Fund from the Holdback Fund in accordance with the instructions set forth in such notice or Arbitrator's award. Moreover, in the event the Arbitrator determines that Parent is not entitled to indemnification in respect of a Claim Notice and that Parent did not have a basis for presenting such Claim Notice that meets the standards set forth in Section 9.5(g), then Parent shall pay to the Holdback Agent interest at the rate of 10% per annum on the amount retained in the Holdback Fund in respect of the applicable Claim from the first anniversary date of the Closing Date to the date on which the Holdback Agent receives effective and binding instructions to release such retained amount.

    (L) In the event that any Response Notice indicates that there is a Disputed Amount, the Designated Shareholders' Agent and Parent shall for a period of 60 days attempt in good faith to resolve the rights of the respective parties with respect to such claims. If the Designated Shareholders' Agent and Parent should so agree, a notice setting forth such agreement shall be signed by both parties and delivered to the Holdback Agent who shall thereupon transfer, deliver and assign to Parent such amount as is equal to the agreed upon amount (or such lesser amount as is then held in Holdback Fund).

    (M) After the first anniversary of the Closing Date, the Holdback Agent shall release to the Former Company Stockholders from the Holdback Fund, all shares and cash then held in the Holdback Fund, except for any amounts that are to be retained in the Holdback Fund in accordance with subsection 9.5(k) above.

    (N) If the Holdback Agent becomes obligated to transfer to Parent any Holdback Shares and/or cash then held in the Holdback Fund in accordance with the terms of this Agreement, the Holdback Agent shall deliver certificates representing such shares together with a completed stock power, or cash to Parent. If the Holdback Agent becomes obligated to transfer to Former Company Stockholders any Holdback Shares and/or cash held in the Holdback Fund in accordance with the terms of this Agreement, the Holdback Agent shall deliver to each Former Company Stockholder one or more certificates and/or cash, then held the Holdback Fund, and to deliver such certificates and/or cash or to cause its transfer agent to deliver such certificate and/or cash to each respective Former Company Stockholder at the address set forth on the transfer agent's books and records or, at the request of the Former Company Stockholder, and upon submission of evidence satisfactory to Parent of such designation, to deliver such certificate and/or cash to the Former Company Stockholder's designee.

    (O) For purposes of this Agreement, the "Fair Market Value" of each of the Holdback Shares in the Holdback Fund shall be deemed to be the Parent Average Stock Price. Whenever Holdback Shares and/or cash held in the Holdback Fund are to be transferred, delivered and assigned to Parent, such amounts shall be transferred, delivered and assigned pro rata from each Former Company Stockholder.

    9.6 DESIGNATED SHAREHOLDERS' AGENT. Robert E. Schrader (the "Designated Shareholders' Agent"), hereby accepts his appointment as the Designated Shareholders' Agent, effective as of the Effective Date. Parent shall be entitled to deal exclusively with the Designated Shareholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Former Company Stockholder by the Designated Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Former Company Stockholder by the Designated Shareholders' Agent, as fully binding upon such Former Company Stockholder. If the Designated Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Former Company Stockholders, then Deborah J. Schrader shall become the "Designated Shareholders' Agent" for purposes of Section 9.

    9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Company may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

    (A) All reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Parent; and

    (B) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Designated Shareholders' Agent, which consent shall not be unreasonably withheld (it being agreed that the Designated Shareholders' Agent may, but need not, defer taking any action with respect to a proposed settlement, adjustment or compromise of any claim or Legal Proceeding for a period of up to sixty (60) days to seek specific authorization from the Former Company Stockholders acting by affirmative vote of the majority in interest thereof (excluding the shares held by the Designated Shareholders' Agent and members of his family), provided that the results of any such vote shall have no effect on any determination as to whether any such consent was or was not unreasonably withheld and provided, further, that the failure to give such consent shall not create any personal liability of the Designated Shareholders' Agent to Parent or Surviving Corporation). Parent shall provide to the Designated Shareholders' Agent a copy of all pleadings and other documents filed or exchanged in respect of such claim or Legal Proceeding, and otherwise keep the Designated Shareholders' Agent fully informed as to the status and progress of such defense. Parent, as promptly as reasonably practicable, shall notify the Designated Shareholders' Agent whether it intends to defend such claim or Legal Proceeding. If Parent notifies the Designated Shareholders' Agent that it does not intend to defend same, or if it fails timely to initiate or proceed with the defense of same, the Former Company Stockholders, acting by and through the Designated Shareholders' Agent, shall have the right, by notice to Parent, to assume the defense of the claim or Legal Proceeding. Parent shall fully cooperate with the Designated Shareholders' Agent in its defense of such claim or Legal Proceeding. Nothing herein shall be construed to grant such right to the Designated Shareholders' Agent under any other circumstances, including the alleged quality of any defense proferred by Parent to such claim or Legal Proceeding.

Parent shall give the Designated Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; PROVIDED, HOWEVER, that any failure on the part of Parent to so notify the Designated Shareholders' Agent shall not limit any of the obligations of the

Former Company Stockholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    9.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.  MISCELLANEOUS PROVISIONS

    10.1 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of or relating to Section 9 of this Agreement, Parent and the Designated Shareholders' Agent shall, in good faith, seek to resolve such controversy or claim within 30 days of written notification from one party to the other party (the "Notified Party") that any such controversy or claim exists. If Parent and the Designated Shareholders' Agent are not able to resolve such controversy or claim within 30 days of such written notification, then such controversy or claim shall be settled by arbitration in accordance with the following provisions:

    (A) Forum for arbitration shall be Santa Clara or San Francisco, California.

    (B) Governing law for the arbitration shall be the law of the State of California, without reference to its conflicts of laws provisions.

    (C) There shall be three arbitrators, unless the parties hereto are able to agree on a single arbitrator. In the absence of such agreement within ten days after the initiation of an arbitration proceeding, the Designated Shareholders' Agent shall select one arbitrator and Parent shall select one arbitrator, and those two arbitrators shall then select within ten days a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

    (D) Arbitration shall be administered by the American Arbitration
Association.

    (E) Rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties hereto may agree upon at the time, except that each party hereto shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. In the event of any conflict between those Rules and the provisions of this
Section 10.1, the provisions of this Section 10.1 shall prevail.

    (F) The arbitrators shall be bound by and strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law. The arbitrators shall be bound to honor claims of privilege or work product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

    (G) The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award.

    (H) Each party shall bear its own expenses with respect to arbitration and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

    (I) The arbitrator shall have power and authority to award any remedy or judgment that could be awarded by a court of law in California (including summary judgment). The award rendered by arbitration shall be final and binding upon the parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

    10.2 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); PROVIDED, HOWEVER, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    10.3 WAIVER.

    (A) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (B) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.4 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    10.5 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, the Nondisclosure and Nonsolicitation Agreement executed by the parties hereto and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

    10.6 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement:
(a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c) each of the parties irrevocably waives the right to trial by jury; and
(d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.10.

    10.7 DISCLOSURE SCHEDULE. Solely for the convenience of Parent, the Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein and the Company, in good faith, shall endeavor to include information appropriate to the particular part. Notwithstanding such arrangement, any information disclosed in any section or part of the Company Disclosure Schedule shall be deemed disclosed for all purposes under this Agreement.

    10.8 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    10.9 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any rights of a party hereunder may be assigned by such party without the prior written consent of the other parties and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    10.10 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):


if to Parent:      Aspect Development, Inc.
                   1395 Charleston Road Mountain
                   View, CA 94043
                   Attention: Dave Dury

with a copy to:

                   Cooley Godward LLP
                   Five Palo Alto Square
                   3000 El Camino Real
                   Palo Alto, CA 94306
                   Attention: James C. Kitch, Esq.

if to the Company:

                   c/o Robert E. Schrader
                   72 Haight Crossroad
                   Chappaqua, NY 10514

with a copy to:

                   Morrison Cohen Singer & Weinstein LLP
                   750 Lexington Avenue
                   New York, NY 10022
                   Attention: Henry A. Singer, Esq.

if to the Designated Shareholders' Agent:

                   Mr. Robert E. Schrader
                   72 Haight Crossroad
                   Chappaquq, NY 10514

    10.11 COOPERATION. The parties hereto agree to cooperate with one another and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    10.12 CONSTRUCTION.

    (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

    (E) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                     [BALANCE OF PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                     ASPECT DEVELOPMENT, INC.

                                     By: /s/ DAVID DURY
                                       -----------------------------------------

                                     Printed Name: David Dury
                                               ---------------------------------

                                     Title: Senior Vice President and Chief
                                     Financial Officer
                                         ---------------------------------------

                                     ASTA MERGER SUB, INC.

                                     By: /s/ DAVID DURY
                                       -----------------------------------------

                                     Printed Name: David Dury
                                               ---------------------------------

                                     Title: Chief Financial Officer
                                         ---------------------------------------

                                     TRANSITION ANALYSIS COMPONENT TECHNOLOGY,
                                     INC.

                                     By: /s/ ROBERT E. SCHRADER
                                       -----------------------------------------

                                     Printed Name: Robert E. Schrader
                                               ---------------------------------

                                     Title: President
                                         ---------------------------------------

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    ACQUIRED CORPORATION SOURCE CODE. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

    (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 20% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

    (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company; or

    (C)  any liquidation or dissolution of the Company.

    ADJUSTED FULLY DILUTED COMPANY SHARE AMOUNT. "Adjusted Fully Diluted Company Share Amount" shall mean the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing Date (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of (i) Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Closing Date (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable unless such options terminate by their terms at or before the Effective Time), and (ii) Company Common Stock subject to all warrants, conversion rights or such other rights to purchase or acquire capital stock of the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

    COMPANY MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Company Material Adverse Effect" if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) have resulted or would likely result (i), in any period of 12 months or less from the date of inquiry, in an increase in cost, expense, loss or liability or a decrease in revenue in excess of $500,000, (ii) in a material adverse effect on the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) in a material adverse effect on Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature excluding, however, all fees, charges, expenses or costs of any kind or description incurred in the investigation, defense or prosecution of any claims or Legal Proceedings; provided, however, that such Damages shall be reduced by:
(A) benefits for savings or refunds or credits against Taxes realized as a result of such Damages (before reduction for such Tax benefits); (B) insurance payments received for claims relating to facts underlying any breach of any representation or warranty in the Agreement or the commencement of any Legal Proceeding; and (C) proceeds received from any third party in respect of the matter underlying such breach of representation or warranty or the commencement of such Legal Proceeding.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    INDEMNITEES.  "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Shareholders shall not be deemed to be "Indemnitees."

    KNOWLEDGE. "Knowledge" or "to the best of the Company's knowledge" or words of similar import shall mean to the actual knowledge of Messrs. Schrader, Baca, Hauser and Blackford, from whatever source derived, after having made an inquiry, only of the following persons: David Pooler, Joe Mastropolo and Ron Burleson.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

    PARENT AVERAGE STOCK PRICE. "Parent Average Stock Price" shall mean eighty percent (80%) of the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days immediately preceding the date on which this Agreement is executed by the parties hereto.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

    PARENT MATERIAL ADVERSE EFFECT. "Parent Material Adverse Effect" shall mean any material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under this Agreement.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    PROSPECTUS/PROXY STATEMENT. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

    SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock or assets on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable to the Company's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not likely to be obtained by such third party on a timely basis.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

    This Amendment No. 1 ("Amendment No. 1") to the Agreement and Plan of Reorganization dated January 17, 2000 ("Original Agreement") is made and entered
into as of April   , 2000 by and among Parent, Merger Sub and the Company. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

    1. Except to the extent expressly modified by this Amendment No. 1, the Original Agreement remains in full force and effect in accordance with its terms.

    1. The second sentence of Recital "B" of the Original Agreement is hereby modified to read in full as follows: "For financial reporting purposes, it is intended that the Merger be accounted for as a purchase in accordance with GAAP."

    3. Section 1.9 of the Original Agreement is hereby modified to read in full as follows: "For financial reporting purposes, the Merger is intended to be accounted for as a purchase in accordance with GAAP."

    4.  Section 2.27 of the Original Agreement is hereby deleted.

    5.  Section 5.13 of the Original Agreement is hereby deleted.

    6. Section 5.14 of the Original Agreement is hereby amended to provide that the form of Affiliate Agreement shall be in the form annexed to this Amendment No. 1 as Exhibit A.

    7.  Section 5.15 of the Original Agreement is hereby deleted.

    8. Section 6.5(b) of the Original Agreement is hereby amended to provide that the form of Affiliate Agreement shall be in the form annexed to this Amendment No. 1 as Exhibit A.

    9.  Sections 6.5(g) and (h) of the Original Agreement are hereby deleted.

    10. Section 8.1(b) of the Original Agreement is hereby amended by replacing the date "June 30, 2000" with the date "August 15, 2000."

        In Witness Whereof, the parties have caused this Amendment No. 1 to be
executed as of April   , 2000.

                                          Aspect Development, Inc.
                                          By:
                                          --------------------------------------
                                          Printed Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------
                                          ASTA Merger Sub, Inc.
                                          By:
                                          --------------------------------------
                                          Printed Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------
                                          Transition Analysis Component
                                          Technology, Inc.

                                          By:
                                          --------------------------------------
                                          Printed Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                                                         ANNEX B

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
                            8 DEL. C. SECTION (1999)

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law, Aspect has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (Securities Act). Aspect's By-laws also provide that Aspect will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent not prohibited by Delaware law.

    Aspect's Restated Certificate of Incorporation (Restated Certificate) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Aspect and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Aspect, for acts omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Aspect has been authorized by the board of directors to enter into agreements with its directors and officers that require Aspect to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of Aspect or any of its affiliated enterprises. Delaware law permits such indemnification provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Aspect and, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of Aspect as to which indemnification is being sought nor is Aspect aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21. EXHIBITS

EXHIBIT NUMBER          DESCRIPTION
--------------          ------------------------------------------------------------
        +2.1            Agreement and Plan of Reorganization between Aspect
                        Development, Inc., ASTA Merger Sub, Inc. and Transition
                        Analysis Component Technology, Inc., dated January 17, 2000.

        +2.2 Amendment No. 1 to Agreement and Plan of Reorganization, dated April 6, 2000

       ++2.3            Voting Agreement

         3.1(3)         Restated Certificate of Incorporation, as amended to date.

         3.2(1)         By-Laws.

EXHIBIT NUMBER          DESCRIPTION
--------------          ------------------------------------------------------------
         4.1(1)         Restated Rights Agreement, dated December 3, 1993.

         5.1            Opinion of Cooley Godward LLP regarding the validity of the shares of Aspect Development, Inc. common stock to be
                        registered under this registration statement.

         8.1            Opinion of Cooley Godward LLP regarding certain United
                        States federal income tax consequences of the merger.

         8.2            Opinion of Morrison Cohen Singer & Weinstein LLP regarding certain United States federal income tax consequences of the merger.

       *10.1(1) Amended and Restated 1992 Stock Option Plan and forms of agreements thereunder.

       *10.2(1)         1996 Employee Stock Purchase Plan.

       *10.3(1) 1996 Outside Directors Stock Option Plan and forms of agreement thereunder.

        10.4(1)         Sublease Agreement between Aspect Development, Inc. and
                        Insignia Solutions, Inc., dated December 9, 1995.

        10.5(1)         Agreement of Lease between Aspect Development, Inc. and
                        Mareld Company, Inc., dated June 2, 1994.

        10.6(1)         Agreement of Lease between Aspect Development India and M.S.
                        Janardhan Corporation, dated September 18, 1995.

        10.7(1)         Agreement of Lease between Aspect-DCM Pvt. Ltd. and the
                        co-owners of Leo Shopping Complex, dated February 10, 1994.

        21.1(4)         List of Subsidiaries.

        23.1            Consent of Arthur Andersen LLP, Independent Public
                        Accountants.

        23.2            Consent of Ernst & Young LLP, Independent Auditors.

        23.3            Consent of Ernst & Young LLP, Independent Auditors.

        23.4            Consent of Arthur Andersen LLP, Independent Public
                        Accountants.

        24.1            Power of Attorney. (See page II-4)

        99.1(2)         Rights Agreement dated as of October 7, 1998 among the
                        Company and U.S. Stock Transfer Corporation.

        99.2            Form of Proxy.

------------------------

+ Filed as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement.

++   To be filed by amendment

* Constitutes a management contract or compensatory plan required to be filed pursuant to Item 13(a) of Form 10-K.

(1) Incorporated by reference to identically numbered exhibit to Registrant's Registration Statement on Form SB-2 (file no. 333-3840-LA) filed on
    April 19, 1996.

(2) Incorporated by reference to Registrant's Current Report on Form 8-K filed October 7, 1998.

(3) Incorporated by reference to Registrant's Annual Report on Form 10-K/A filed on April 30, 1999.

(4) Incorporated by reference to Registrant's Annual Report on Form 10-K filed on March 30, 2000.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    1. that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended the (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    2. that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of this form;

    3. that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
       Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    4. insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    5. to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    6. to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Aspect Development, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April 11, 2000.

                                                       ASPECT DEVELOPMENT, INC.

                                                       By:  /s/ DAVID S. DURY
                                                            -----------------------------------------
                                                            David S. Dury
                                                            SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                                            OFFICER AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Romesh T. Wadhwani and David S. Dury and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ ROMESH T. WADHWANI
     -------------------------------------------       Chairman of the Board and      April 11, 2000
                 Romesh T. Wadhwani                      Chief Executive Officer

                 /s/ ROBERT L. EVANS
     -------------------------------------------       President, Chief Operating     April 11, 2000
                   Robert L. Evans                       Officer and Director

                                                       Senior Vice President,
                  /s/ DAVID S. DURY                      Chief Financial Officer
     -------------------------------------------         and Secretary                April 11, 2000
                    David S. Dury                        (PRINCIPAL FINANCIAL AND
                                                         ACCOUNTING OFFICER)

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                  /s/ DAVID PEFLEY
     -------------------------------------------       Vice President and             April 11, 2000
                    David Pefley                         Corporate Controller

                /s/ STEVEN B. GOLDBY
     -------------------------------------------       Director                       April 11, 2000
                  Steven B. Goldby

                  /s/ DENNIS SISCO
     -------------------------------------------       Director                       April 11, 2000
                    Dennis Sisco

                                 EXHIBIT INDEX

       EXHIBIT                                                                        SEQUENTIAL
       NUMBER           DESCRIPTION                                                   PAGE NUMBER
---------------------   ------------------------------------------------------------  -----------
         +2.1           Agreement and Plan of Reorganization between Aspect
                        Development, Inc., ASTA Merger Sub, Inc. and Transition
                        Analysis Component Technology, Inc., dated January 17, 2000.

         +2.2 Amendment No. 1 to Agreement and Plan of Reorganization dated April 6, 2000.

        ++2.3           Voting Agreement.

          3.1(3)        Restated Certificate of Incorporation, as amended to date.

          3.2(1)        By-Laws.

          4.1(1)        Restated Rights Agreement, dated December 3, 1993.

          5.1           Opinion of Cooley Godward LLP regarding the validity of the shares of Aspect Development, Inc. common stock to be
                        registered under this registration statement.

          8.1           Opinion of Cooley Godward LLP regarding certain United
                        States federal income tax consequences of the merger.

          8.2           Opinion of Morrison Cohen Singer & Weinstein LLP regarding certain United States federal income tax consequences of the merger.

        *10.1(1) Amended and Restated 1992 Stock Option Plan and forms of agreements thereunder.

        *10.2(1)        1996 Employee Stock Purchase Plan.

        *10.3(1) 1996 Outside Directors Stock Option Plan and forms of agreement thereunder.

         10.4(1)        Sublease Agreement between Aspect Development, Inc. and
                        Insignia Solutions, Inc., dated December 9, 1995.

         10.5(1)        Agreement of Lease between Aspect Development, Inc. and
                        Mareld Company, Inc., dated June 2, 1994.

         10.6(1)        Agreement of Lease between Aspect Development India and M.S.
                        Janardhan Corporation, dated September 18, 1995.

         10.7(1)        Agreement of Lease between Aspect-DCM Pvt. Ltd. and the
                        co-owners of Leo Shopping Complex, dated February 10, 1994.

         21.1(4)        List of Subsidiaries.

         23.1           Consent of Arthur Andersen LLP, Independent Public
                        Accountants.

         23.2           Consent of Ernst & Young LLP, Independent Auditors.

         23.3           Consent of Ernst & Young LLP, Independent Auditors.

         23.4           Consent of Arthur Andersen LLP, Independent Public
                        Accountants.

         24.1           Power of Attorney. (See page II-4)

         99.1(2)        Rights Agreement dated as of October 7, 1998 among the
                        Company and U.S. Stock Transfer Corporation.

         99.2           Form of Proxy.

------------------------

+ Filed as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement.

++   To be filed by amendment.

* Constitutes a management contract or compensatory plan required to be filed pursuant to Item 13(a) of Form 10-K.

(1) Incorporated by reference to identically numbered exhibit to Registrant's Registration Statement on Form SB-2 (file no. 333-3840-LA) filed on
    April 19, 1996.

(2) Incorporated by reference to Registrant's Current Report on Form 8-K filed October 7, 1998.

(3) Incorporated by reference to Registrant's Annual Report on Form 10-K/A filed on April 30, 1999.

(4) Incorporated by reference to Registrant's Annual Report on Form 10-K filed on March 30, 2000.